As filed with the Securities and Exchange Commission on May 28, 2014
Registration Number 333-181773

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN POWER GROUP CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (Sate or other jurisdiction of incorporation or organization	3510 (Primary Standard Industrial Classification Code Number)	71-0724248 (I.R.S. Employer Identification No.)

7 Kimball Lane, Building A
Lynnfield, Massachusetts 01940
(781) 224-2411
(Address, Including Zip Code, and Telephone Number, Including Area Code, or Registrant's Principal Executive Offices)

Charles E. Coppa
Chief Financial Officer
American Power Group Corporation
7 Kimball Lane, Building A
Lynnfield, Massachusetts 01940
(781) 224-2411
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:
Carl F. Barnes, Esq.
Morse Barnes-Brown & Pendleton, P.C.
CityPoint
230 Third Street, 4th Floor
Waltham, MA 02451
(781) 622-5930

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Larger accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE
This Amendment No. 2 (this "Amendment") to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-181773) (the “Registration Statement”) of American Power Group Corporation (the “Company”) is being filed pursuant to the undertaking in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on July 25, 2012, and as amended by Post-Effective Amendment No. 1 declared effective by the Securities and Exchange Commission on April 18, 2013 to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (the “Annual Report”) that was filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2013, to include the information contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 that was filed with the SEC on May 15, 2014, and to update certain other information in the Registration Statement.
The information included in this Amendment updates and supplements the Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Amendment. All applicable SEC registration fees were paid at the time of the filing of the original Registration Statement.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION, OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 28, 2014
PROSPECTUS

AMERICAN POWER GROUP CORPORATION

11,553,282 SHARES OF COMMON STOCK

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus of up to: (1) 10,346,585 shares that have been, or may be, acquired upon the conversion of shares of our 10% Convertible Preferred Stock, which preferred stock was issued to 15 investors in a private placement completed on April 30, 2012; and (2) 1,206,697 shares issued between June 30, 2012 and January 31, 2014 in lieu of the payment of cash dividends on the preferred stock in accordance with the terms of the Certificate of Designation governing the preferred stock.

We are not selling any shares of our Common Stock in this offering and, as a result, we will not receive any proceeds from the sale of the Common Stock covered by this prospectus.  All of the net proceeds from the sale of our Common Stock will go to the selling security holders.

The selling security holders may sell Common Stock from time to time at prices established on the OTC Markets Group’s OTCQB, or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The Common Stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our Common Stock registered hereunder.

Our Common Stock is presently quoted on the OTC Markets Group’s OTCQB under the symbol “APGI.” On May 27, 2014, the last reported sale price of our Common Stock on the OTCQB was $0.75 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before investing in shares of our Common Stock.

NEITHER THE SECURITIES & EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS _______, 2014.

______________________________

“GreenMan,” “American Power Group” and “Green Tech Products” are our trademarks and service marks, and we claim common law rights in such marks. This prospectus refers to the trade names, service marks and trademarks of other companies. These references are made with due recognition of the rights of these companies and without any intent to misappropriate these names or marks.

v

PROSPECTUS SUMMARY

AMERICAN POWER GROUP CORPORATION

11,553,282 SHARES OF COMMON STOCK

ABOUT THIS PROSPECTUS
This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to “we,” “us,” “our” and “American Power Group” refer to American Power Group Corporation together with its subsidiaries. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

ABOUT AMERICAN POWER GROUP
Company Overview
Effective August 1, 2012, our company changed its name from GreenMan Technologies, Inc. to American Power Group Corporation. The trading symbol for our Common Stock on the OTCQB also changed from “GMTI” to “APGI.”
American Power Group Corporation is a Delaware corporation. Prior to August 1, 2011, our business was comprised of two business segments, our dual fuel conversion operations (American Power Group) and our molded recycled rubber products operations (Green Tech Products). Our business changed substantially in August 2011, when we sold substantially all of the assets of our molded recycled rubber products operations.
Products and Services
Our American Power Group's patented dual fuel conversion system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility, depending on the circumstances, to run on:

•	Diesel fuel and compressed natural gas (CNG) or liquefied natural gas (LNG);

•	Diesel fuel and pipeline gas, well-head gas or approved bio-methane; or

•	100% diesel fuel.
Our proprietary technology seamlessly displaces up to 75% of normal diesel fuel consumption with various forms of natural gas with the average displacement ranging from 40% to 65%. The energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate to Original Equipment Manufacturers' (OEM) specified temperatures and pressures with no loss of horsepower. Installation requires no engine modification, unlike the more expensive fuel injected alternative fuel systems in the market.
By displacing highly polluting and expensive diesel fuel with inexpensive, abundant and cleaner burning natural gas, a user can:

•	Reduce fuel and operating costs by 15% to 35%;

•	Reduce toxic emissions such as nitrogen oxide (NOX), carbon monoxide (CO) and fine particulate emissions; and

•	Enhance the engine's operating life, since natural gas is a cleaner burning fuel source.
Primary end market applications include both primary and back-up diesel generators as well as heavy-duty vehicular diesel engines.

Recent Developments
In November 2012, we signed a National Distributor and Master Marketing Agreement with WheelTime Network LLC, a truck service network with 18 member companies providing installation and warranty support through nearly 200 service centers, 2,800 service bays, 3,500 factory-trained technicians and 30 training facilities located across the United States and Canada. Under the agreement, WheelTime endorsed American Power Group's dual fuel conversion technology to its 18 member companies and encouraged each member to become a certified installer and authorized dealer of American Power Group's Vehicular Turbocharged Natural Gas Systems. As of September 30, 2013, all of WheelTime's 18 member companies have agreed to become non-exclusive dealers and installers of our dual fuel technology. We believe that this relationship provides us the opportunity to accelerate the national rollout of our vehicular dual fuel through access to a large national network of qualified diesel engine personnel as well as testing/installation equipment.
In addition, we issued WheelTime a warrant to purchase 1,540,000 shares of our Common Stock at an exercise price of $.55 per share. The warrant is immediately exercisable with respect to 100,000 shares of Common Stock with the remaining shares becoming exercisable in increments of 50,000 shares upon the execution of a certified installer agreement and a dealer agreement by each of the 18 members during the first year after the original issue date of the Warrant. An additional 30,000 warrants would become exercisable for each member that agreed to become an exclusive dealer by December 31, 2013. No member chose to become exclusive and therefore warrants to purchase 540,000 shares of our Common Stock have terminated. The remaining warrants will expire on December 31, 2017.
During fiscal 2013, we were notified by the Environmental Protection Agency ("EPA") of an additional 360 approvals for various outside useful life ("OUL") vehicular engine families. As of September 30, 2013, we had an industry-leading 449 OUL vehicular engine family approvals. See "Business-Government Regulation", below.
In March 2013, we introduced the nation’s first natural gas dual fuel glider kit. The term glider kit refers to a truck that is built from the “ground up” with a new frame, cab, electrical system and front axle but utilizing two of the following three rebuilt components: (1) engine, (2) transmission, or (3) rear axle. As a result, the initial purchase price is typically 25% lower than a new diesel truck and maintenance costs are typically 70% less compared to new truck. In August 2013 we received an $800,000 order from Ervin Equipment of which approximately 70% is for anticipated glider conversions.
In December 2013, Iowa State Bank extended the maturity of our $2.25 million credit facility from December 31, 2013 to April 1, 2015, increased our borrowing limit to $2.5 million and expanded our collateral base to include certain fixed assets which will provide more working capital availability under the credit facility.
Financing Arrangements
In April 2012, we completed the following actions.
Private Placement
On April 30, 2012, we completed a private placement in which we entered into a securities purchase agreement with certain accredited investors and sold 821.6 units for gross proceeds to us of $8,216,000. Each unit had a purchase price of $10,000 and consisted of one share of 10% Convertible Preferred Stock, which we refer to in this prospectus as 10% Preferred Stock, and one warrant to purchase 25,000 shares of Common Stock.
The 10% Preferred Stock has a ten percent annual dividend, payable quarterly in shares of Common Stock, provided that if we fail to meet certain conditions set forth in the Certificate of Designations we may be required to pay such dividends in cash. As of the date of issuance, each share of 10% Preferred Stock is convertible, at any time at the option of the holder, into 25,000 shares of Common Stock at a conversion price of $0.40 per share. The conversion price is subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the conversion price of the 10% Preferred Stock. In addition to the conversion right described above, we may require the holders of the 10% Preferred Stock to convert their shares into shares of Common Stock in the event the volume weighted average price of our Common Stock exceeds certain threshold amounts.
The holders of the 10% Preferred Stock vote with the Common Stock on all matters presented to the holders of the Common Stock, other than the election of certain directors, on an as converted into Common Stock basis. The holders of 10% Preferred Stock voting as a separate class are entitled to elect three members of the Board of Directors. In connection with the exercise of that right, Dr. Allen Kahn and Thomas Galvin resigned from the Board of Directors following the completion of the private placement and the Board of Directors appointed Neil Braverman, Dr. Aviel Faliks and Jamie Weston as directors. The number of directors elected by the holders of our Common Stock, voting as a separate class, will be reduced from four to three effective March 31, 2013. Kevin Tierney, Sr. resigned from the Board of Directors on January 10, 2013 in anticipation of that change. The holders of the 10% Preferred Stock also have certain rights to elect additional members of the Board of Directors in the event we fail to make the dividend payments as required by the terms of the 10% Preferred Stock. In addition, the approval of the holders of at least 67% of the outstanding 10% Preferred Stock will be required before we may take certain actions.

The holders of the 10% Preferred Stock have priority in the event of a liquidation of our company over the outstanding shares of Common Stock. Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of the Common Stock, the holders of the 10% Preferred Stock are entitled to be paid out of the assets of the company an amount equal the stated value of the 10% Preferred Stock, which is initially $10,000 per share, plus any accrued, but unpaid, dividends.
In addition, in the event we fail to take certain actions regarding the registration of the Common Stock issuable upon conversion of the 10% Preferred Stock or we take certain other actions affecting the 10% Preferred Stock, the holders of the 10% Preferred Stock may require us to redeem such preferred stock at a price to be determined at the time of redemption in accordance with the terms of the 10% Preferred Stock.
Each investor also received a warrant to purchase a number of shares of Common Stock equal to the number of shares into which the 10% Preferred Stock purchased by such investor is convertible as of the date of issuance of the warrant. The warrants have an exercise price of $0.50 per share and may be exercised at any time during a five-year period beginning October 30, 2012. The warrants are subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the exercise price of the warrants and upon other customary terms.
In connection with the private placement, we granted the investors the right, exercisable at any time before March 31, 2013, to invest up to $2.7 million to buy additional units under the same terms described above. As of March 31, 2013, all of the investors have exercised their additional investment rights to purchase a total of 273.9 units, each unit consisting of one share of 10% Preferred Stock and one warrant to purchase 25,000 shares of Common Stock, for gross proceeds of $2,739,000. The shares of Common Stock underlying these securities are not being registered for resale under this prospectus.
Of the $8,216,000 in gross proceeds from the private placement, not including the gross proceeds received upon the exercise of the additional investment rights, our net proceeds after fees and expenses were approximately $7,500,000. We used approximately $495,000 of the net proceeds to retire short term debt and intend to use the balance to advance our dual fuel technologies business.
In connection with the private placement, we entered into a registration rights agreement with the holders of the 10% Preferred Stock. Pursuant to the registration rights agreement, we were required to file a registration statement with the Securities and Exchange Commission on or before May 30, 2012, to register for resale the shares of Common Stock issuable upon the conversion of the 10% Preferred Stock and upon the exercise of the warrants and to use commercially reasonable best efforts to cause the registration statement to be declared effective. The registration rights agreement requires that we pay to each investor liquidated damages equal to two percent of the amount invested by such investor in the private placement in the event we fail take certain actions affecting the registration of the shares of Common Stock or the ability of the investors to sell shares of Common Stock pursuant to Rule 144 of the Securities Act of 1933, as amended. This prospectus is a part of the registration statement we filed pursuant to the registration rights agreement.
In connection with the private placement, we entered into a voting agreement with the holders of the 10% Preferred Stock. Pursuant to the voting agreement, the investors have agreed to vote their shares of 10% Preferred Stock to elect: (a) two individuals to the Board of Directors designated by Spring Mountain Capital, for as long as Spring Mountain Capital or its affiliates owns shares of 10% Preferred Stock; and (b) one individual to the Board of Directors designated by Associated Private Equity LLC, for as long as Associated Private Equity LLC or its affiliates owns shares of 10% Preferred Stock.
Amendments to Certain Related Party Promissory Notes
On April 27, 2012, we entered into amendments to promissory notes in the aggregate principal amount of $473,500 held by Charles Coppa, our Chief Financial Officer; Lyle Jensen, a member of our Board of Directors and our President and Chief Executive Officer; and Dr. Allen Kahn, who was then a member of our Board of Directors. These amendments reduced the interest rates of the promissory notes to 8% per annum and extended the maturity dates of the notes to April 30, 2014. On April 30, 2014, we further amended the promissory note originally issued to Dr. Kahn, now held by the Allen Kahn Revocable Trust AKA Allen Kahn, M.D. Revocable Trust, to extended the maturity date of the original note to September 30, 2014, to modify the payment provisions of the note and to waive any prior defaults under the note; and we amended the promissory notes issued to Messrs. Jensen and Coppa to extended the maturity date of the original notes to September 30, 2014 and to waive any prior defaults under these notes.
Amendment to Patent License and Note
On April 27, 2012, we entered into an amendment to the exclusive patent license agreement dated June 17, 2009, under which we license certain dual fuel technology from M & R Development, Inc. The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012, the monthly royalty amount due to M&R will be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. M&R also agreed to waive any prior defaults under the license. In addition, we amended the amended and restated promissory note issued to American Power Group by M&R on December 1, 2009 to extend the maturity of the note until February 15, 2015 and to defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest.
Convertible Debenture Conversions
As a condition to the closing of the private placement on April 30, 2012, the investors required that outstanding convertible promissory notes be converted into shares of Common Stock effective as of and immediately prior to the closing. At or prior to the closing, holders of convertible promissory notes in the aggregate principal amount of $2,985,000 converted such principal, together with interest accrued thereon, into approximately 6,842,955 shares of Common Stock.
Corporate Information
We were originally founded in 1992 and have operated as a Delaware corporation since 1995. Our principal executive office is located at 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940, and our telephone number is (781) 224-2411. We maintain a website at www.americanpowergroupinc.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

SUMMARY OF THE OFFERING

Common Stock offered by selling security holders: Terms of the Offering:	11,553,282 shares The selling security holders will determine when and how they will sell the Common Stock offered in this prospectus.

Common Stock outstanding, excluding Common Stock offered by selling security holders:	50,328,402 shares

Common Stock outstanding after the offering:	61,811,684 shares, which assumes the conversion of 390 outstanding shares of 10% Convertible Preferred Stock into shares of Common Stock
Use of proceeds:	We are not selling any shares of the Common Stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering.

OTCQB Symbol:	APGI

Risk Factors:	See “Risk Factors” beginning on page 8 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the units.

The total number of shares of our Common Stock outstanding excludes (i) 17,633,619 additional shares of Common Stock issuable upon conversion of additional shares of 10% Convertible Preferred Stock, which are not included in this prospectus; (ii) 24,651,173 shares of Common Stock issuable upon the exercise of warrants issued to the purchasers of the 10% Convertible Preferred Stock at an exercise price of $.50 per share; (iii) 290,000 shares of Common Stock issuable upon the exercise of warrants issued to the placement agent in connection with the private placement of the 10% Convertible Preferred Stock at an exercise price of $.40 per share; and (iv) 5,417,121 shares of Common Stock issuable under the exercise of stock options and warrants outstanding as of May 27, 2014 at a weighted average exercise price of $0.42 per share.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following summary of selected condensed consolidated financial information as of and for the fiscal years ended September 30, 2013 and 2012 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary of selected condensed consolidated financial information as of and for the six months ended March 31, 2014 and 2013 has been derived from our unaudited financial statements included elsewhere in this prospectus. The condensed consolidated financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus.

Condensed Consolidated Statements of Operations

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2014	2013	2013	2012
Net sales	$3,101,010	$2,727,115	$7,017,122	$2,633,880
Cost of sales	1,852,427	1,710,210	4,290,995	1,935,767
Gross profit	1,248,583	1,016,905	2,726,127	698,113
Operating expenses:
Selling, general and administrative	1,924,091	2,148,626	4,597,311	2,927,282
Operating loss from continuing operations	(675,508)	(1,131,721)	(1,871,184)	(2,229,169)
Non operating (expense) income
Interest and financing costs	(91,004)	(87,369)	(158,839)	(1,612,052)
Loss on induced conversion incentive	—	—	—	(582,143)
Interest income	22,295	23,515	46,688	53,977
Other, net	(74,883)	(54,720)	(126,506)	(127,778)
Non operating expense, net	(143,592)	(118,574)	(238,657)	(2,267,996)
Loss from continuing operations	(819,100)	(1,250,295)	(2,109,841)	(4,497,165)
Discontinued operations
Income (loss) on disposal of discontinued operations, net of taxes	—	—	66,922	(63,085)
	—	—	66,922	(63,085)
Net loss	(819,100)	(1,250,295)	(2,042,919)	(4,560,250)
10% Convertible Preferred stock dividends	(480,486)	(400,096)	(883,370)	(348,460)
10% Convertible Preferred stock beneficial conversion feature	—	—	—	(9,748,137)
Net loss available to common shareholders	$(1,299,586)	$(1,650,391)	$(2,926,289)	$(14,666,837)

Loss from continuing operations per share - basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.11)
Loss from discontinued operations per share - basic and diluted	—	—	—	—
Net loss per Common share - 10% Preferred Stock dividend	(0.01)	(0.01)	(0.02)	(0.01)
Net loss per Common share - Preferred Stock beneficial conversion feature	—	—	—	(0.25)
Net loss attributable to Common shareholders - basic and diluted	$(0.03)	$(0.04)	$(0.06)	$(0.37)
Weighted average Common shares outstanding - basic and diluted	48,722,918	45,972,012	46,480,848	39,352,340

Condensed Consolidated Balance Sheet Data
Assets	March 31, 2014
(unaudited)
Cash and cash equivalents	$880,429
Certificates of deposit, restricted	300,000
Accounts receivable, net	1,653,107
Inventory	921,027
Prepaid expenses	66,241
Other current assets	42,741
Property, plant and equipment, net	875,017
Seller’s note, related party, non-current	797,387
Long term contracts, net	266,667
Purchased technology, net	266,667
Software development costs, net	3,198,335
Other	154,613
Total Assets	$9,422,231

Liabilities and Stockholders’ Equity
Current liabilities	$2,204,387
Notes payable, non-current	1,995,319
Obligations under lease settlement, non-current	505,540
Stockholders’ equity	4,716,985
Total Liabilities and Stockholders’ Equity	$9,422,231

RISK FACTORS
Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our units. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to our Business
Our dual fuel conversion business has lost money in the last five consecutive fiscal years and we may need additional working capital if we do not obtain sustained profitability. If additional capital is not received, it may force us to adjust operations accordingly.
Since the July 2009 acquisition of American Power Group's dual fuel conversion operations, we have invested over $13 million to enhance our dual fuel products and support dual fuel sales and marketing initiatives intended to promote American Power Group's dual fuel conversion technology and establish broader market presence worldwide. Despite these efforts and increasing quarterly revenue, American Power Group's business has incurred significant operating losses and experienced negative cash flow from operations.
Our continued existence is dependent on our ability to generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. If American Power Group is unable to achieve sustained profitability, our ability to maintain our current level of operations could be materially and adversely affected. There is no guarantee we will be able to achieve profitability.
We may require additional funding to grow our business, which funding may not be available to us on favorable terms or at all. If we do not obtain funding when we need it, our business will be adversely affected. In addition, if we have to sell securities in order to obtain financing, the rights of our current holders may be adversely affected.
Substantial expenditures have been required and may be required in the future to enable us to obtain the necessary additional vehicular engine family approvals from the EPA to accelerate our ability to sell our vehicular dual fuel solution in the United States. In addition, we may need additional capital to continue operations. There can be no assurance that we will generate revenues from operations or obtain sufficient capital on acceptable terms, if at all. Failure to generate such operating revenues or obtain such capital, if needed, would have an adverse impact on our financial position, our results of operations and our ability to continue as a going concern. We may also seek funding for the manufacturing and marketing of our products through strategic partnerships and other arrangements with corporate partners.  There can be no assurance that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us if at all. Operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for services and products. There can be no assurance that additional private or public finances, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing Common Stock and/or Preferred Stock.
Improvement in our business depends on our ability to increase demand for our products and services.
We must substantially increase revenues from our American Power Group's business. Factors that could limit demand for our products and services include potential changes in the regulatory environment. If, for example, the EPA withdraws support for our domestic vehicular dual fuel testing initiative, further development of the domestic market for our vehicular products could be materially delayed. Other adverse events or economic or other conditions affecting markets for our products and services, potential delays in product development, product and service flaws, changes in technology and the availability of competitive products and services could also delay or limit demand for our products and services. There can be no assurance that our efforts will be successful, that all of our products will prove to meet the anticipated levels of approval or effectiveness, or that we will be able to obtain and sustain customers as well as distribution approval.

We rely on significant customers and relationships, the loss of one or more of which could adversely affect our operating results, financial condition and business prospects.
During the fiscal years ended September 30, 2013 and 2012, approximately 80% of our sales were derived from our dual fuel stationary solution for oil and gas applications and 20% was derived from our dual fuel vehicular applications. Three oil and gas stationary customers accounted for 34%, 21% and 12%, respectively, of our consolidated net sales in the fiscal year ended September 30, 2013, and one of those customers accounted for 54% of our consolidated net sales in the fiscal year ended September 30, 2012.

The loss of that customer could, at least on a short-term basis, have a material adverse effect on our operating results, financial condition and business prospects. Revenue in fiscal 2013 from the other two customers related to specific one-time conversions of multiple oil and gas high pressure fracturing engines as the result of new engine family approvals received during fiscal 2013. Therefore, we do not expect to receive significant recurring revenue from these two customers. Our operating plans assume significant growth in North American vehicular revenues, based in part on our relationship with WheelTime and its 18 members companies. The loss of our relationship with WheelTime and its members could, at least on a short-term basis, have a material adverse effect on our operating results, financial condition and business prospects.
We are exposed to risks related to technological obsolescence and competition.
We operate in competitive and evolving markets locally, nationally and globally.  These markets are subject to rapid technological change and changes in demand.  In seeking market acceptance, we will encounter competition from many sources, including other well-established and larger dominant original equipment providers such as CAT, Cummings, Detroit Diesel, Volvo and Mercedes as well as several other companies who offer dual fuel conversion solutions on both an invasive as well as non-invasive basis. Many of these competitors have substantially greater financial resources as well as substantially greater experience in conducting testing, manufacturing and marketing of products than we do. As a result, they may be able to adapt more quickly to new or emerging technologies, changes in customer requirements, or devote greater resources to the promotion and sale of their products and services. In addition, our competitors might succeed in developing or purchasing technologies and products that are more effective than those that we are developing or that would render our technology and products obsolete or noncompetitive. Competition could increase if new companies enter the markets in which we operate or our existing competitors expand their service lines.
We may not be able to protect our intellectual property rights adequately.
Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a single licensed patent, as well as on trademarks, copyrights, trade secrets, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Despite these efforts, we cannot be certain that the steps we take to protect our proprietary information will be adequate to prevent misappropriation of our technology or protect that proprietary information. Companies in our industry often own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we gain increasing market share, the possibility of intellectual property rights claims against our licensed dual fuel technology could grow. Although the licensor is responsible for defending all claims against the licensed dual fuel technology, it may not have the resources to defend such claims adequately. Such claims, whether having merit or otherwise, could be time consuming and expensive to litigate or settle and could divert management resources and attention. No assurance can be given that, if challenged, our licensed patent or any other patents we may obtain will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on our ability to do business.
Although our dual fuel technology is licensed from a related party, M&R Development, Inc., if we should default on the payment of royalties or other material terms of that license, the license can be terminated. Such termination would have a material adverse effect on our business and on our results of operations.
In addition, many of our distribution agreements require us to indemnify the distributor for third-party intellectual property infringement claims and may require that we pay the damages if there were an adverse ruling in any such claims and the licensor was unable to adequately indemnify us. If litigation is successfully brought by a third party against us and/or our licensor in respect of intellectual property, we may be required to cease distributing or marketing certain products or obtain licenses from the holders of the intellectual property at material cost, redesign affected products in such a way as to avoid infringing intellectual property rights, any or all of which could materially adversely affect our business, financial condition and results of operations. If those intellectual property rights are held by a competitor, we or the licensor may be unable to obtain the intellectual property at any price, which could also adversely affect our competitive position.
There is uncertainty relating to our ability to enforce our rights under the content partner agreements.
Several of our exclusive distribution agreements are with foreign entities and are governed by the laws of foreign jurisdictions.  If a partner breaches such agreement, then we may incur the additional costs of determining our rights and obligations under the agreement and under applicable foreign laws, and enforcing the agreement in a foreign jurisdiction.   In addition, some of the exclusive distribution agreements contain arbitration provisions that govern disputes under the agreements and there is uncertainty with respect to the enforceability of such arbitration provisions under the laws of certain foreign jurisdictions.  If a dispute were to arise under an exclusive distribution agreement and the related arbitration provision was not effective, then we would be exposed to the additional costs of resolving the dispute through traditional legal avenues rather than through an arbitration process.

The creditworthiness of our distributors may be an ongoing concern.
We may not always be able to collect all funds owed to us by our distributors.  Some distributors may experience financial difficulties which may adversely impact our collection of accounts receivable.  We regularly review the collectability and creditworthiness of our distributors to determine an appropriate allowance for credit to such distributors.  If our uncollectible accounts exceed that amount for which we have planned, this would adversely impact our operating results. We intend to minimize this concern with international customers by selling most of our products by way of advanced deposits and letters of credit or similar payment methods.
We depend on the manufacture and installation capabilities of third parties.
An important element of our strategy for the marketing and release of our products is to enter into various arrangements with distribution and installation entities such as our relationships with WheelTime and its member companies.  The success and commercialization of our dual fuel products will be dependent, in part, upon our ability to enter into additional similar arrangements and upon the ability of these third parties to perform their responsibilities.  Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control.  There can be no assurance that any such arrangements will be available on terms acceptable to us, if any at all, and that such parties will perform their obligations as expected, or that any revenue will be derived from such arrangements.  If we are not able to enter into such arrangements, we could encounter delays in introducing our products into the market.
We assemble our dual fuel installation kits in-house after receiving components from outside vendors. The assembled kits are then installed by independent certified installers. Therefore, we may be dependent on contract manufacturers for the production of certain critical components for products as well as their installation.  In the event that we are unable to obtain or retain the necessary components and services on acceptable terms, we may not be able to continue to commercialize and market our products as planned.   There can be no assurance that we will be able to obtain adequate supplies of our products in a timely fashion at acceptable quality and prices, enter into arrangements for the manufacture of our products with manufacturers whose facilities and procedures comply with our requirements. There can be no assurance that such manufacturers will be able to adequately supply us with our product needs.  Our dependence upon others for the manufacture of certain critical components may adversely affect our ability to develop and deliver products on a timely and competitive basis.
We are subject to federal, regional, state, local and foreign regulations which may impair our ability to sell our products in different jurisdictions, and more stringent regulations in the future may impair our ability to market our products.
Our dual fuel conversion business and operations are affected by various federal, regional, state, local and foreign laws, rules, regulations and authorities. The primary domestic governing body is the EPA which is responsible for monitoring and enforcing emissions standards and safety issues. All domestic dual fuel conversion systems are subject to the rules of the EPA, with the primary requirement being the addition of our dual fuel conversion system to an existing diesel engine does not negatively impact the current emission profile of the engine or the engine's original emission profile.
All vehicles and components on vehicles that operate on public highways must comply with the Federal Clean Air Act and meet specific EPA emission and safety guidelines or face anti-tampering infractions. Because our vehicular dual fuel system has not been previously EPA certified as a new system, due to the unique nature of our dual fuel technology and the fact our primary initial target market is older, out-of-warranty diesel vehicles, we had to demonstrate to the EPA that our technology has sound engineering design and does not degrade the emissions level of the model year that would be requested for commercialization.
In addition to our operations in the United States, we currently have in-country distributors in Africa, Australia, Canada and are intending to market our products and technologies in other international markets, including both industrialized and developing countries. Prior to marketing our dual fuel solution in countries outside the United States, we must ensure our technology is compliant with the appropriate in-country rules and regulations and there is no assurance our technology will comply with such rules and regulations.
Any new or revised government regulation that affects our dual fuel conversion business, whether at the foreign, federal, state, or local level, may increase our costs and the price of our products. As a result, these regulations could have a significant negative impact on our business, financial condition and results of operations.
Our success depends on the retention of our senior management and other key personnel.
Our success depends largely on the skills, experience and performance of our senior management. Our senior management consists of only two officers, our President/Chief Executive Officer, who has held that position for seven years, and our Chief Financial Officer, who has held that position for fifteen years. The loss of either member of our senior management could have a material adverse effect on our business. We maintain a key man insurance policy only on our President/Chief Executive Officer. In addition, in the event that either our President or Chief Financial Officer is terminated by us without cause, the officer will be entitled to receive severance payments equal to twelve months' salary and certain benefits. In the event we are required to make these severance payments to our officers, it could have a material adverse effect on our results of operations for the fiscal period in which such payments are made.
In addition, to increase revenues, we will be required to hire additional sales and marketing officers and to develop a larger and more effective sales force. There can be no assurance that we will be able to hire, motivate and retain skilled marketing and sales personnel.
Seasonal factors may affect our quarterly operating results.
Seasonality may cause our total revenues to fluctuate. We may experience some seasonality in the winter months for the oil & gas industry and in the Hurricane Belt located in the Southeastern U.S., where critical care installations are usually not scheduled during the July-October time frame.
Inflation and changing prices may hurt our business.
We are generally exposed to the effects of inflation and changing prices. Because our dual fuel conversion technology replaces a certain percentage of diesel fuel with natural gas, we would be impacted by any material change in the net fuel savings between the two fuels (such as a decrease in diesel fuel prices and an increase in natural gas prices).
If we acquire other companies or businesses we will be subject to risks that could hurt our business.
A part of our business strategy may be based on future acquisitions or significant investments in businesses that offer complementary products and services.  Promising acquisitions are difficult to identify and complete for a number of reasons. Any acquisitions we may complete may be made at a premium over the fair value of the net assets of the acquired companies and competition may cause us to pay more for an acquired business than its long-term fair market value. There can be no assurance that we will be able to complete future acquisitions on terms favorable to us or at all. In addition, we may not be able to integrate any future acquired businesses, at all or without significant distraction of management into our ongoing business. In order to finance acquisitions, it may be necessary for us to issue shares of our capital stock to the sellers of the acquired businesses and/or to seek additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of an equity financing or the use of our stock to pay for an acquisition, may result in dilution to our existing stockholders.
As we grow, we are subject to growth related risks.
We are subject to growth-related risks, including capacity constraints and pressure on our internal systems and personnel. In order to manage current operations and any future growth effectively, we will need to continue to implement and improve our operational, financial and management information systems and to hire, train, motivate, manage and retain employees. We may be unable to manage such growth effectively. Our management, personnel or systems may be inadequate to support our operations, and we may be unable to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth. Any such failure could have a material adverse impact on our business, operations and prospects. In addition, the cost of opening new facilities and the hiring of new personnel for those facilities could significantly decrease our profitability, if the new facilities do not generate sufficient additional revenue.
We incur substantial costs to operate as a public reporting company.
We incur substantial legal, financial, accounting and other costs and expenses to operate as a public reporting company. We believe that these costs are a disproportionately larger percentage of our revenues than they are for many larger companies, and they contribute significantly to our operating losses. In addition, the rules and regulations of the Securities and Exchange Commission impose significant requirements on public companies, including ongoing disclosure obligations and mandatory corporate governance practices. Our limited senior management and other personnel need to devote a substantial amount of time to ensure ongoing compliance with these requirements. Our Common Stock is currently quoted on the OTC Markets Group's OTCQB tier. OTC Markets Group imposes no specific quotation requirements for its OTCQB tier other than that issuers must be current in their reporting to the Securities and Exchange Commission. If we are successful in listing our stock for trading on a national securities exchange or having our stock quoted on the Nasdaq Stock Market, we will be subject to additional disclosure and governance obligations. There can be no assurance that we will continue to meet all of the public company requirements to which we are subject on a timely basis, or at all, or that our compliance costs will not continue to be material.

Risks Related to the Securities Market and our Common Stock
Our stock price may be volatile, which could result in substantial losses for our shareholders.
Our Common Stock is thinly traded and an active public market for our stock may not develop. Consequently, the market price of our Common Stock may be highly volatile. Additionally, the market price of our Common Stock could fluctuate significantly in response to the following factors, some of which are beyond our control:
•we are traded on the OTC Market's Group's OTCQB;
•changes in market valuations of similar companies;

•	announcements by us or by our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

•	regulatory developments;

•	additions or departures of senior management and other key personnel;

•	deviations in our results of operations from the estimates of securities analysts; and

•	future issuances of our Common Stock or other securities.
We have options, warrants and Convertible Preferred Stock currently outstanding. Their exercise and/or conversion will cause dilution to existing and new shareholders.
As of May 27, 2014, we had options and warrants outstanding to purchase 30,358,294 additional shares of Common Stock. These reserved shares relate to the following: 3,950,000 shares for issuance upon exercise of awards granted under our 1996 Non-Employee Director Stock Option Plan and 2005 Stock Option Plan, and 27,308,294 shares for issuance upon exercise of other stock options and stock purchase warrants. In addition, at that date, we had Convertible Preferred Stock which is convertible into 23,536,120 shares of Common Stock.
The exercise of these options and warrants and the conversion of the Convertible Preferred Stock will cause additional shares of Common Stock to be issued, resulting in dilution to investors and our existing stockholders. As of May 27, 2014, approximately 47 million shares of our common stock were eligible for sale in the public market exclusive of the options, warrants and Convertible Preferred Stock noted above.
Our directors, executive officers and principal stockholders own a significant percentage of our shares, which will limit the ability of other shareholders to influence corporate matters.
Our directors, executive officers and other principal stockholders owned approximately 33% of our outstanding Common Stock on an as-converted basis as of September 30, 2013. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.
We have never paid dividends on our Common Stock and we do not anticipate paying any cash dividends in the foreseeable future.
We have paid no cash dividends on our Common Stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our Common Stock will be the shareholders' sole source of gain for the foreseeable future. The terms of the 10% Convertible Preferred Stock restrict our ability to pay dividends on our Common Stock if the dividends due on the 10% Convertible Preferred Stock are unpaid.
Anti-takeover provisions in our charter documents and Delaware law could discourage potential acquisition proposals and could prevent, deter or delay a change in control of our company.
Certain provisions of our Restated Certificate of Incorporation and By-Laws could have the effect, either alone or in combination with each other, of preventing, deterring or delaying a change in control of our company, even if a change in control would be beneficial to our stockholders. Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

FORWARD-LOOKING STATEMENTS
This prospectus contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, or the Litigation Reform Act. These forward looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events, are subject to certain risks, uncertainties and assumptions, and are not guaranties of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or using other similar expressions.
In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this prospectus. These statements include, without limitation, statements relating to uncertainties associated with our ability to return to sustained profitability and to raise additional working capital and capital to fund and grow our business, our ability to increase demand for our products and services, our reliance on significant customers and relationships, our ability to compete effectively, our ability to protect our intellectual property rights, our ability to enforce our rights under content partner agreements, our ability to collect funds owed to us by our distributors, our ability to depend on the manufacturing and installation abilities of third parties, our ability to retain our senior management and other key personnel and to attract additional management and key employees, our ability to sell our products in different jurisdictions, our ability to acquire and integrate other businesses, our ability to operate as a public company, our belief that our stock price may continue to be volatile, our belief that options, warrants and convertible preferred stock will cause dilution to our shareholders, our belief that, because our directors, officers and principal stockholders own a significant percentage of our share, our shareholders’ ability to influence corporate matters will be limited, our belief that we will not pay any cash dividends in the foreseeable future, and our belief that anti-takeover provisions in our charter documents in Delaware law could prevent, deter or delay a change in control of our company.
Although we have sought to identify the most significant risks to our business, we cannot predict whether, or to what extent, any of such risks may be realized, nor can there be any assurance that we have identified all possible issues which we might face. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our financial position and results of operations. For all of these reasons, the reader is cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date hereof. We assume no responsibility to update any forward-looking statements as a result of new information, future events, or otherwise except as required by law.

USE OF PROCEEDS
We will not receive any proceeds from the sale of Common Stock by the selling security holders. All of the net proceeds from the resale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DETERMINATION OF OFFERING PRICE
The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the selling security holders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION
The selling security holders are offering for resale shares of Common Stock underlying certain outstanding shares of 10% Convertible Preferred Stock and shares of Common Stock issued or issuable within 18 months after April 30, 2012 in lieu of the cash payment of dividends on such preferred stock. To the extent such preferred stock is converted and/or such dividends are paid in shares of Common Stock in lieu of cash payments, existing shareholders will experience dilution to their ownership interests in our company. The resale of the shares of the current outstanding Common Stock under this prospectus will not dilute the ownership interests of existing stockholders.

SELLING SECURITY HOLDERS
Selling Security Holders
The Common Stock being offered for resale by the selling security holders consists of shares of Common Stock which may be acquired upon conversion of shares of preferred stock issued in our private placement completed on April 30, 2012 and shares of stock issued or issuable in lieu of the cash payment of dividends on such preferred stock. Please see the “Prospectus Summary” for a description of the private placement. The table below includes the following shares of Common Stock:

•
10,346,585 shares that have been, or may be, acquired upon the conversion of shares of our 10% Convertible Preferred Stock, which preferred stock was issued to 15 investors in a private placement completed on April 30, 2012; and

•
1,206,697 shares issued between June 30, 2012 and January 31, 2014 in lieu of the cash payment of dividends on the preferred stock in accordance with the terms of the Certificate of Designation governing such preferred stock.

The following table sets forth the name of each selling security holder, the number of shares of Common Stock beneficially owned by each of the selling security holders as of May 27, 2014 and the number of shares of Common Stock being offered by the selling security holders. The following table has been updated to reflect transfers of 10% Convertible Preferred Stock and warrants to purchase shares of Common Stock which occurred after the closing of the private placement. The following table does not include security holders who failed to provide the Company with information regarding shares of Common Stock beneficially owned by such security holders.
The selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling security holders.

Name of Selling Security Holder (1)	Maximum Number of Shares That May be Acquired Upon Conversion of Preferred Stock	Shares Issued upon Conversion of Preferred Stock and upon Payment of Dividends on the Preferred Stock	Maximum Number of Shares That Have Been or May be Acquired Upon Exercise of Warrants	Total Number of Shares Beneficially Owned Before Offering (2)	Maximum Number of Shares Being Offered	Total Number of Shares Beneficially Owned After Offering (3)	Percentage of Common Stock Beneficially Owned After Offering (3)
Next View Capital LP (4)	2,753,333	0	50,000	2,803,333	1,153,551	1,649,782	3.3%
Objective Investments LLC (5)	216,666	4,954	216,667	438,287	91,545	346,742	0.7%
Joshua Hartman	116,666	3,455	116,666	236,787	49,294	187,493	0.4%
Phillip Sylvester	666,666	56,400	666,666	1,389,732	281,678	1,108,504	2.2%
Associated Private Equity LLC (6)	3,333,333	23,686	3,333,333	6,690,352	1,408,393	5,281,959	9.8%
Chadds Ford LLC (6)	166,666	1,183	166,666	334,515	70,149	264,366	0.5%
Thomas A. Schmitt & Nancy T. Schmitt Jt Ten (7)	133,333	6,355	133,333	273,021	56,335	216,686	0.4%
Todd E. Benson (7)	33,333	1,632	33,333	68,298	14,084	54,214	0.1%
Dave H. Williams IRA (7)	133,333	4,938	133,333	271,604	56,335	215,269	0.4%
Dave H. Williams (7)	333,334	12,347	333,334	679,015	140,839	538,176	1.1%
Mark D. Wyckoff (7)	33,333	1,235	33,333	67,901	14,084	53,817	0.1%
Ronald H. Muhlenkamp	2,333,333	229,629	2,333,333	4,896,295	985,875	3,910,420	7.4%
SMC Select Co-Investment Fund I, LP (8)	3,333,333	328,586	3,333,333	6,995,252	1,408,393	5,586,859	10.4%
SMC Reserve Fund II, LP (8)	5,333,333	246,870	5,333,333	10,913,536	2,253,429	8,660,107	15.6%
SMC Reserve Fund II Offshore, LP (8)	1,333,333	61,717	1,333,333	2,728,383	563,356	2,165,027	4.2%
SMC Employees Partnership (8)	1,633,333	161,007	1,633,333	3,427,673	690,113	2,737,560	5.3%
Ironman PI Fund II (QP), L.P. (9)	991,666	558,786	1,666,666	3,217,118	698,275	2,518,843	4.8%
Cranshire Capital Master Fund, Ltd. (10)	0	0	500,000	500,000	211,258	288,742	0.6%
_________________

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company Common Stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date hereof. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)
Under the terms of the preferred stock and warrants issued in connection with the private placement, a selling security holder may not convert the preferred stock or exercise such warrants to the extent (but only to the extent) such selling security holder or any of its affiliates would beneficially own more than 4.99% of our Common Stock unless such selling security holder provides no less than 61 days prior notice to us of its election to increase the limitation on beneficial ownership. For purposes of the table above, we have disregarded these limitations.

(3)	Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.

(4)	Stewart R. Flink possesses voting power and investment power over all securities included in this table which are held by Next View Capital LP.

(5)
Objective Investments LLC transferred the following securities to Joshua Hartman: (i) 4.6666 shares of 10% Convertible Preferred Stock which are convertible into 116,666 shares of Common Stock; (ii) a warrant to purchase 116,666 shares of Common Stock; and (iii) 2,747 shares of Common Stock. The table above has been updated to include the shares beneficially owned by Joshua Hartmann and reduce the number of shares beneficially owned by Objective Investments LLC. Ross G. Kaminsky possesses voting power and investment power over all securities included in this table which are held by Objective Investments LLC.

(6)
Associated Private Equity LLC transferred the following securities to Chadds Ford LCC: (i) five shares of 10% Convertible Preferred Stock which are convertible into 125,000 shares of Common Stock; (ii) a warrant to purchase 125,000 shares of Common Stock; (iii) 1,183 shares of Common Stock; and (vi) the right, exercisable at any time before March 31, 2013, to make an additional purchase of up to 1.6666 units, each unit consisting of one share of 10% Convertible Preferred Stock and a warrant to purchase 25,000 shares of Common Stock. The table above has been updated to include the shares beneficially owned by Chadds Ford LLC and reduce the number of shares beneficially owned by Associated Private Equity LLC. Neil Braverman, a member of our Board of Directors, possesses voting power and investment power over all securities included in this table which are held by Associated Private Equity LLC. Jeanne Braverman possesses voting power and investment power over all securities included in this table which are held by Chadds Ford LLC. Ms. Braverman is the spouse of Mr. Neil Braverman, a member of our Board of Directors.

(7)
TS World Development Master Fund Ltd transferred the following securities: (i) to Thomas A. Schmitt & Nancy T. Schmitt Jt. Ten - four shares of 10% Convertible Preferred Stock which are convertible into 100,000 shares of Common Stock; a warrant to purchase 100,000 shares of Common Stock; and the right, exercisable at any time before March 31, 2013, to make an additional purchase of up to 1.33 units, each unit consisting of one share of 10% Convertible Preferred Stock and a warrant to purchase 25,000 shares of Common Stock; (ii) to Todd Benson - one share of 10% Convertible Preferred Stock which is convertible into 25,000 shares of Common Stock; a warrant to purchase 25,000 shares of Common Stock; and the right, exercisable at any time before March 31, 2013, to make an additional purchase of up to .33 units, each unit consisting of one share of 10% Convertible Preferred Stock and a warrant to purchase 25,000 shares of Common Stock; (iii) to David H. Williams IRA - four shares of 10% Convertible Preferred Stock which are convertible into 100,000 shares of Common Stock; a warrant to purchase 100,000 shares of Common Stock; and the right, exercisable at any time before March 31, 2013, to make an additional purchase of up to 1.33 units, each unit consisting of one share of 10% Convertible Preferred Stock and a warrant to purchase 25,000 shares of Common Stock; (iv) to David H. Williams - ten shares of 10% Convertible Preferred Stock which are convertible into 250,000 shares of Common Stock; a warrant to purchase 250,000 shares of Common Stock; and the right, exercisable at any time before March 31, 2013, to make an additional purchase of up to 3.33 units, each unit consisting of one share of 10% Convertible Preferred Stock and a warrant to purchase 25,000 shares of Common Stock; and (v) to Mark D. Wyckoff - one share of 10% Convertible Preferred Stock which is convertible into 25,000 shares of Common Stock; a warrant to purchase 25,000 shares of Common Stock; and the right, exercisable at any time before March 31, 2013, to make an additional purchase of up to .33 units, each unit consisting of one share of 10% Convertible Preferred Stock and a warrant to purchase 25,000 shares of Common Stock. The table above has been updated to include the shares beneficially owned by the transferees named in the foregoing sentence and reduce the number of shares beneficially owned by TS World Development Master Fund Ltd. Thomas A. Schmitt possesses voting power and investment power over all securities included in this table which are held by TS World Development Master Fund Ltd. David H. Williams possesses voting power and investment power over all securities included in this table which are held by David H. Williams IRA.

(8)
On May 15, 2012, each of SMC Select Co-Investment Fund I, LP, SMC Reserve Fund II, LP, SMC Reserve Fund II Offshore, LP and SMC Employees Partnership provided notice to us of its election to increase the limitation on beneficial ownership under the terms of the preferred stock and the warrants issued in connection with the private placement to 100% of our common stock. John L. Steffens and Gregory P. Ho possess voting power and investment power over all securities included in this table which are held by each of SMC Select Co-Investment Fund I, LP, SMC Reserve Fund II, LP, SMC Reserve Fund II Offshore, LP and SMC Employees Partnership.

(9)	G. Bryan Dutt possesses voting power and investment power over all securities included in this table which are held by Ironman PI Fund II (QP), L.P.

(10)
Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.

Except as set forth below under “Board Representation of Certain Selling Security Holders” and other than with respect to acquisition of the securities from us, none of the selling security holders has, or within the past three years has had, any position, office, or other material relationship with us.
Board Representation of Certain Selling Security Holders
The Certificate of Designation establishing the preferences and other special rights of our 10% Convertible Preferred Stock provides that the holders of such preferred stock, voting as a separate class, are entitled to elect three members of our Board of Directors. Pursuant to a voting agreement entered into on April 30, 2012 by the purchasers of such preferred stock on April 30, 2012, (a) Spring Mountain Capital (“Spring Mountain”) has a contractual right to designate two members of our Board of Directors for as long as selling security holders affiliated with Spring Mountain own any shares of such preferred stock; and (b) Associated Private Equity, LLC (“Associated”) has a contractual right to designate one member of our Board of Directors for as long as selling security holders affiliated with Associated own any shares of such preferred stock. In connection with these rights, Spring Mountain designated Mr. Raymond L.M. Wong and Mr. Jamie Weston, and Associated designated Mr. Neil Braverman to serve on our Board of Directors.

PLAN OF DISTRIBUTION
Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Markets Group’s OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker dealers that agree with the selling security holders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
The selling security holders may also sell securities under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling security holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling security holders.
We agreed to keep this registration effective until the earlier of (i) the date on which the securities may be resold by the selling security holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date when all of the securities have been sold pursuant to this prospectus or pursuant to Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF BUSINESS
General
Effective August 1, 2012, our company changed its name from GreenMan Technologies, Inc. to American Power Group Corporation. The trading symbol for our Common Stock on the OTCQB also changed from “GMTI” to “APGI.”
American Power Group (together with its subsidiaries we,” us” or our”) was originally founded in 1992 and has operated as a Delaware corporation since 1995. Prior to August 1, 2011, American Power Group was comprised of two business segments, the dual fuel conversion operations (American Power Group) and the molded recycled rubber products operations (Green Tech Products). As described below, our business changed substantially in August 2011, when we sold substantially all of the assets of our molded recycled rubber products operations.
Recent Developments
Distributor Agreement
In November 2012, we signed a National Distributor and Master Marketing Agreement with WheelTime Network LLC, a truck service network with 18 member companies providing installation and warranty support through nearly 200 service centers, 2,800 service bays, 3,500 factory-trained technicians and 30 training facilities located across the United States and Canada. Under the agreement, WheelTime endorsed American Power Group's dual fuel conversion technology to its 18 member companies and encouraged each member to become a certified installer and authorized dealer of American Power Group's Vehicular Turbocharged Natural Gas Systems. As of September 30, 2013, all of WheelTime's 18 member companies have agreed to become non-exclusive dealers and installers of our dual fuel technology. We believe that this relationship provides us the opportunity to accelerate the national rollout of our vehicular dual fuel through access to a large national network of qualified diesel engine personnel as well as testing/installation equipment.
In addition, we issued WheelTime a warrant to purchase 1,540,000 shares of our Common Stock at an exercise price of $.55 per share. The warrant is immediately exercisable with respect to 100,000 shares of Common Stock with the remaining shares becoming exercisable in increments of 50,000 shares upon the execution of a certified installer agreement and a dealer agreement by each of the 18 members during the first year after the original issue date of the Warrant. An additional 30,000 warrants would become exercisable for each member that agreed to become an exclusive dealer by December 31, 2013. No member chose to become exclusive and therefore warrants to purchase 540,000 shares of our Common Stock terminated. The remaining warrants will expire on December 31, 2017.

Glider Conversions
In March 2013, we introduced the nation’s first natural gas dual fuel glider kit. The term glider kit refers to a truck that is built from the “ground up” with a new frame, cab, electrical system and front axle but utilizing two of the following three rebuilt components: (1) engine, (2) transmission, or (3) rear axle. As a result, the initial purchase price is typically 25% lower than a new diesel truck and maintenance costs are typically 70% less compared to new truck. In August 2013 we received an $800,000 order from Ervin Equipment of which approximately 70% is for anticipated glider conversions.
Financing Arrangements
In April 2012, we completed the following actions.
Private Placement
On April 30, 2012, we completed a private placement in which we entered into a securities purchase agreement with certain accredited investors and sold 821.6 units for gross proceeds to us of $8,216,000. Each unit had a purchase price of $10,000 and consisted of one share of 10% Convertible Preferred Stock, which we refer to in this prospectus as 10% Preferred Stock, and one warrant to purchase 25,000 shares of Common Stock.
The 10% Preferred Stock has a ten percent annual dividend, payable quarterly in shares of Common Stock, provided that if we fail to meet certain conditions set forth in the Certificate of Designations we may be required to pay such dividends in cash. As of the date of issuance, each share of 10% Preferred Stock is convertible, at any time at the option of the holder, into 25,000 shares of Common Stock at a conversion price of $0.40 per share. The conversion price is subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the conversion price of the 10% Preferred Stock. In addition to the conversion right described above, we may require the holders of the 10% Preferred Stock to convert their shares into shares of Common Stock in the event the volume weighted average price of our Common Stock exceeds certain threshold amounts.

The holders of the 10% Preferred Stock vote with the Common Stock on all matters presented to the holders of the Common Stock, other than the election of certain directors, on an as converted into Common Stock basis. The holders of 10% Preferred Stock voting as a separate class are entitled to elect three members of the Board of Directors. In connection with the exercise of that right, Dr. Allen Kahn and Thomas Galvin resigned from the Board of Directors following the completion of the private placement and the Board of Directors appointed Neil Braverman, Dr. Aviel Faliks and Jamie Weston as directors. Dr. Faliks left the Board of Directors in October 2013 and was replaced by Raymond L.M. Wong. The number of directors elected by the holders of our Common Stock, voting as a separate class, was reduced from four to three effective March 31, 2013. Kevin Tierney, Sr. resigned from the Board of Directors on January 10, 2013 in anticipation of that change. The holders of the 10% Preferred Stock also have certain rights to elect additional members of the Board of Directors in the event we fail to make the dividend payments as required by the terms of the 10% Preferred Stock. In addition, the approval of the holders of at least 67% of the outstanding 10% Preferred Stock will be required before we may take certain actions.
The holders of the 10% Preferred Stock have priority in the event of a liquidation of our company over the outstanding shares of Common Stock. Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of the Common Stock, the holders of the 10% Preferred Stock are entitled to be paid out of the assets of the company an amount equal the stated value of the 10% Preferred Stock, which is initially $10,000 per share, plus any accrued, but unpaid, dividends.
In addition, in the event we fail to take certain actions regarding the registration of the Common Stock issuable upon conversion of the 10% Preferred Stock or we take certain other actions affecting the 10% Preferred Stock, the holders of the 10% Preferred Stock may require us to redeem such preferred stock at a price to be determined at the time of redemption in accordance with the terms of the 10% Preferred Stock.
Each investor also received a warrant to purchase a number of shares of Common Stock equal to the number of shares into which the 10% Preferred Stock purchased by such investor is convertible as of the date of issuance of the warrant. The warrants have an exercise price of $0.50 per share and may be exercised at any time during a five-year period beginning October 30, 2012. The warrants are subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the exercise price of the warrants and upon other customary terms.
In connection with the private placement, we granted the investors the right, exercisable at any time before March 31, 2013, to invest up to $2.7 million to buy additional units under the same terms described above. As of March 31, 2013, all investors have exercised their additional investment rights to purchase a total of 273.9 units, each unit consisting of one share of 10% Preferred Stock and one warrant to purchase 25,000 shares of Common Stock, for gross proceeds of $2,739,000. The shares of Common Stock underlying these securities are not being registered for resale under this prospectus. Of the $8,216,000 in gross proceeds from the private placement, not including the gross proceeds received upon the exercise of the additional investment rights, our net proceeds after fees and expenses were approximately $7,500,000. We used approximately $495,000 of the net proceeds to retire short term debt and intend to use the balance to advance our dual fuel technologies business.
In connection with the private placement, we entered into a registration rights agreement with the holders of the 10% Preferred Stock. Pursuant to the registration rights agreement, we were required to file a registration statement with the Securities and Exchange Commission on or before May 30, 2012, to register for resale the shares of Common Stock issuable upon the conversion of the 10% Preferred Stock and upon the exercise of the warrants and to use commercially reasonable best efforts to cause the registration statement to be declared effective. The registration rights agreement requires that we pay to each investor liquidated damages equal to two percent of the amount invested by such investor in the private placement in the event we fail take certain actions affecting the registration of the shares of Common Stock or the ability of the investors to sell shares of Common Stock pursuant to Rule 144 of the Securities Act of 1933, as amended. This prospectus is a part of the registration statement we filed pursuant to the registration rights agreement.
In connection with the private placement, we entered into a voting agreement with the holders of the 10% Preferred Stock. Pursuant to the voting agreement, the investors have agreed to vote their shares of 10% Preferred Stock to elect: (a) two individuals to the Board of Directors designated by Spring Mountain Capital, for as long as Spring Mountain Capital or its affiliates owns shares of 10% Preferred Stock; and (b) one individual to the Board of Directors designated by Associated Private Equity LLC, for as long as Associated Private Equity LLC or its affiliates owns shares of 10% Preferred Stock.
Amendments to Certain Related Party Promissory Notes
On April 27, 2012, we entered into amendments to promissory notes in the aggregate principal amount of $473,500 held by Charles Coppa, our Chief Financial Officer; Lyle Jensen, a member of our Board of Directors and our President and Chief Executive Officer; and Dr. Allen Kahn, who was then a member of our Board of Directors. These amendments reduced the interest rates of the promissory notes to 8% per annum and extended the maturity dates of the notes to April 30, 2014. On April 30, 2014, we further amended the promissory note originally issued to Dr. Kahn, now held by the Allen Kahn Revocable Trust AKA Allen Kahn,

M.D. Revocable Trust, to extended the maturity date of the original note to September 30, 2014, to modify the payment provisions of the note and to waive any prior defaults under the note; and we amended the promissory notes issued to Messrs. Jensen and Coppa to extended the maturity date of the original notes to September 30, 2014 and to waive any prior defaults under these notes.
Amendment to Patent License and Note
On April 27, 2012, we entered into an amendment to the exclusive patent license agreement dated June 17, 2009, under which we license certain dual fuel technology from M & R Development, Inc. The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012, the monthly royalty amount due to M&R will be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. M&R also agreed to waive any prior defaults under the license. In addition, we amended the amended and restated promissory note issued to American Power Group by M&R on December 1, 2009 to extend the maturity of the note until February 15, 2015 and to defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest.
Extension of Iowa State Credit Facility
On April 25, 2012, Iowa State Bank agreed to extend the maturity of American Power Group’s working capital line of credit to April 25, 2013 and increased the borrowing limits under the facility to $2.25 million. On December 12, 2012, Iowa State Bank agreed to further extend the maturity of American Power Group’s working capital line of credit to December 31, 2013. In December 2013, Iowa State Bank extended the maturity of our $2,250,000 credit facility from December 31, 2013 to April 1, 2015, increased our borrowing limit to $2.5 million and expanded our collateral base to include certain fixed assets which will provide more working capital availability under the credit facility. The other terms and conditions of the credit facility remain unchanged.
Convertible Debenture Conversions
As a condition to the closing of the private placement on April 30, 2012, the investors required that outstanding convertible promissory notes be converted into shares of Common Stock effective as of and immediately prior to the closing. At or prior to the closing, holders of convertible promissory notes in the aggregate principal amount of $2,985,000 converted such principal, together with interest accrued thereon, into approximately 6,842,955 shares of Common Stock.
U.S. Vehicular Rollout Initiative
In April 2011, the Environmental Protection Agency announced it had amended its alternative fuel conversion regulations for light, medium and heavy-duty vehicles. Under the new regulations, testing and compliance procedures differ based on the age category of the vehicle or engine that is being converted: (1) new or relatively new; (2) intermediate age (“IUL”), or (3) outside useful life (“OUL”). All conversion manufacturers seeking exemption must demonstrate compliance, but the requirements differ among age categories.
During fiscal 2013, we were notified by the EPA of an additional 360 approvals for various OUL vehicular engine families. As of May 27, 2014, we had an industry-leading 553 OUL vehicular engine family approvals.
Products and Services
Our American Power Group's patented dual fuel conversion system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility, depending on the circumstances, to run on:

•	Diesel fuel and compressed natural gas (CNG) or liquefied natural gas (LNG);

•	Diesel fuel and pipeline gas, well-head gas or approved bio-methane; or

•	100% diesel fuel.
Our proprietary technology seamlessly displaces up to 75% of normal diesel fuel consumption with various forms of natural gas with the average displacement ranging from 40% to 65%. The energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate to Original Equipment Manufacturers' (OEM) specified temperatures and pressures with no loss of horsepower. Installation requires no engine modification, unlike the more expensive fuel injected alternative fuel systems in the market.
By displacing highly polluting and expensive diesel fuel with inexpensive, abundant and cleaner burning natural gas, a user can:

•	Reduce fuel and operating costs by 15% to 35%;

•	Reduce toxic emissions such as nitrogen oxide (NOX), carbon monoxide (CO) and fine particulate emissions; and

•	Enhance the engine's operating life, since natural gas is a cleaner burning fuel source.

 Primary end market applications include both primary and back-up diesel generators as well as heavy-duty vehicular diesel engines.
Manufacturing/Processing
Our dual fuel conversion enhancement system is configured by our internal engineering staff based on customer engine specifications and then modeled through Computational Fluid Dynamics Analysis to scientifically determine the optimum mixture of diesel and natural gas prior to final installation. All components, including several proprietary patented components, are purchased from external sources and currently assembled into installation kits at our Algona, Iowa location and then delivered on site for installation. All installations are managed by an American Power Group lead team or certified installer that completes final testing and commissioning of the diesel engines.
Raw Materials
Our dual fuel conversion components, including several proprietary components, are purchased from well-known automotive parts suppliers as off-the-shelf components. We believe these suppliers are able to support the scalability of our business. While we believe our dual fuel conversion operations have access to sufficient components for the foreseeable future, management is currently identifying multiple potential sources for critical components to reduce the likelihood that supply issues could negatively impact our business.
Customers
Our dual fuel technology upgrade is ideally suited for the large domestic and international installed base of both stationary and vehicular diesel engines. The stationary market includes primary and backup diesel power generators for oil & gas drilling rigs, shale gas recovery pumps, hospitals, cold storage warehouses, data management centers, government and manufacturing facility applications. Vehicular applications include corporate and private route fleets, long haul logistics fleets, refuse haulers, public transit and government vehicles.
The EPA estimates there are 20 million diesel engines operating in the U.S., with an estimated 13 million used in vehicular applications and 7 million used in stationary generator applications. Today our primary vehicular market is the Class 8 Heavy Duty vehicles operating in the U.S. which is estimated to be 3.5 million vehicles. We believe the number of available international stationary and vehicular diesel engines is significantly higher than the U.S. market.
Sales and Marketing
Our dual fuel conversion operations address the alternative fuel market in three distinct segments: (1) North American stationary, (2) North American vehicular and (3) international. To address these markets, we have put in place a sales organization consisting of direct sales, exclusive dealers/certified installers, non-exclusive dealer/installer agreements with the 18 WheelTime members, sales representatives, and in-country international distributors, which in most instances are large, well-known companies. We currently have two domestic exclusive dealers/certified installers, and exclusive distributors in four countries that market and distribute our products. We are continuously seeking additional international distribution partners to expand our distribution network.
Competition
Under certain conditions it is not cost effective or technologically feasible to convert a diesel engine to operate either entirely or partially on an alternative fuel.  Emission standards sometimes dictate the use of highly sophisticated technology that sometimes cannot be easily retrofitted onto an engine and/or are cost prohibitive.  Under those situations, American Power Group offers customers a cost effective solution which can be used in heavy duty trucks, generators and other stationary industrial engines. As described above, our patented dual fuel conversion system is an external fuel delivery enhancement system that requires no engine modifications and can run on a combination of diesel fuel and natural gas or only diesel fuel, depending on the circumstances.
The primary alternative fuel solutions available to existing diesel engine operators are:

•	New Engines - replace existing diesel engines with new 100% dedicated natural gas burning engines. This is usually a more expensive solution and available in only new engines.

•
Invasive retrofits - an existing diesel engine can be converted to run exclusively on natural gas or some other type of fuel such as propane. The invasive solution tends to be a higher priced solution than dual fuel because the engine must be totally disassembled and re-configured to run exclusive on the new fuel.

•	Non-Invasive retrofits - are solutions, similar to ours, where no major changes to the existing diesel engine are required.
Our solution uses software to manage the introduction of natural gas under negative pressure to the engine's turbo charger, thus eliminating the need for costly and maintenance-prone fuel injectors and therefore making our solution more cost effective than others. In addition, we believe that our solution has a more universal design than others and therefore is applicable to a wider range of engine models and sizes than our competitor's solutions currently are. Today, our primary focus is on upgrading the installed base of existing diesel engines. We believe our dual fuel conversion technology upgrade is ideally suited for the large domestic and international installed base of both stationary and vehicular diesel engines, which is estimated to be in the millions of units.
Government Regulation
Our dual fuel conversion business and operations are affected by various federal, regional, state, local and foreign laws, rules, regulations and authorities. The primary domestic governing body is the EPA, which is responsible for monitoring and enforcing emissions standards and safety issues. All domestic dual fuel conversion systems are subject to the rules of the EPA, with the primary requirement being the addition of our dual fuel conversion system to an existing diesel engine does not negatively impact the current emission profile of the engine or the engine's original emission profile.
All vehicles and components on vehicles that operate on public highways must comply with the Federal Clean Air Act and meet specific EPA emission and safety guidelines. Because our vehicular dual fuel system has not been previously EPA certified as a new system, due to the unique nature of our dual fuel technology and the fact our primary initial target market is older, out-of-warranty diesel vehicles, we had to demonstrate to the EPA that our technology has sound engineering design and does not degrade the emissions level of the model year that would be requested for commercialization.
In April 2011, the EPA announced it had amended its alternative fuel conversion regulations for light, medium and heavy-duty vehicles. The new regulations introduced new flexibilities for all clean alternative fuel converters and expand compliance options for certain categories of conversions building upon the concept that it is appropriate to treat conversions differently based on the age of the vehicle or engine being converted. Previously, EPA regulations required vehicle and engine conversion systems to be installed after receiving a certificate of conformity which provided a regulatory exemption from potential tampering charges. Under the new regulations, testing and compliance procedures differ based on the age category of the vehicle or engine that is being converted: 1) new or relatively new; 2) intermediate age (“IUL”), or 3) outside useful life (“OUL”). All conversion manufacturers seeking exemption must demonstrate compliance, but the requirements differ among age categories. Our initial focus has been on obtaining approval for vehicle families within the OUL category, as the testing requirements are less stringent than those for IUL category.
In fiscal 2012, we obtained 89 EPA approvals for various OUL vehicular engine families. During fiscal 2013 we were notified by the EPA of an additional 360 EPA approvals for various OUL vehicular engine families. As of May 27, 2014, we had an industry leading 553 OUL vehicular engine family approvals covering what we believe are six of the top seven OUL engine families on the road in the U.S. In addition, during fiscal 2013, we initiated testing efforts for obtaining IUL approval on several select engine families.
Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizure or recall of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could impose costly new procedures for compliance, or prevent us from obtaining, or affect the timing of, regulatory approvals. We use our best efforts to keep abreast of changed or new regulations for immediate implementation.
Protection of Intellectual Property Rights and Proprietary Rights
Our American Power Group subsidiary has an exclusive, worldwide license under one U.S. patent for dual fuel conversion technology owned by M&R Development, Inc.
We use the name American Power Group in interstate commerce and assert a common law right in and to that name.
Employees
As of September 30, 2013, we had 20 full time employees and no part-time employees. We are not a party to any collective bargaining agreements and consider the relationship with our employees to be satisfactory.

DESCRIPTION OF PROPERTIES
We rent approximately 1,100 square feet of office space in Lynnfield, Massachusetts, on a rolling six-month basis at $1,250 per month.

Our dual fuel conversion subsidiary leases office and warehousing space in Iowa from M&R Development (“M&R”), a company co-owned by an American Power Group employee. On October 1, 2011, we executed a two year lease agreement requiring monthly rental payments of $10,000 on a triple net basis. On May 1, 2012, we executed a new three year lease with M&R. Under the terms of the lease, monthly rental payments of $10,000 on a triple net basis are required for the first year and then increasing in years two and three by the percentage growth in the Greater Des Moines Consumer Price Index (or equivalent index) for the latest available twelve months prior to the date of the increase. We have the option to renew this lease for an additional two year term at a mutually agreed upon rate.

We believe that these facilities are suitable for our current and anticipated requirements.

LEGAL PROCEEDINGS
We are subject to routine claims from time to time in the ordinary course of our business. We do not believe that the resolution of any of the claims that are currently known to us will have a material adverse effect on our company or on our financial statements.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Our Common Stock has traded on the OTC Market Group's OTCQB tier under the symbol “GMTI” from February 2011 until August 2012. Prior to that time our stock was traded on the OTC Bulletin Board. On August 1, 2012, we changed our name to American Power Group Corporation and begin trading under the symbol "APGI" on August 7, 2012. The following table sets forth the high and low bid quotations for our Common Stock for the periods indicated. Quotations from the OTC Markets and the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Common Stock
High	Low

Fiscal 2012
Quarter Ended December 31, 2011	$0.79	$0.48
Quarter Ended March 31, 2012	0.84	0.45
Quarter Ended June 30, 2012	0.78	0.58
Quarter Ending September 30, 2012	0.85	0.47

Fiscal 2013
Quarter Ended December 31, 2012	$0.66	$0.49
Quarter Ending March 31, 2013	0.78	0.65
Quarter Ending June 30, 2013	0.70	0.53
Quarter Ending September 30, 2013	0.85	0.56

Fiscal 2014
Quarter Ended December 31, 2013	$0.78	$0.58
Quarter Ended March 31, 2014	1.25	0.58
Quarter Ended June 30, 2014 (through May 27, 2014)	1.16	0.71
On May 27, 2014, the closing price of our Common Stock was $0.75 per share.
As of May 27, 2014, we estimate the approximate number of stockholders of record of our Common Stock to be 1,800. This number excludes individual stockholders holding stock under nominee security position listings.
We have not paid any cash dividends on our Common Stock since inception and do not anticipate paying any cash dividends in the foreseeable future. Our 10% Convertible Preferred Stock has a 10% annual dividend, payable quarterly in cash or in shares of Common Stock. The terms of the 10% Convertible Preferred Stock restrict our ability to pay dividends on our Common Stock if the dividends due on the 10% Convertible Preferred Stock are unpaid.
Equity Compensation Plan Information

The table below sets forth certain information as of September 30, 2013 with respect to equity compensation plans under which our common stock is authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders (1)	4,172,000	$0.37	1,495,000
Equity compensation plans not approved by stockholders (2)	8,000	$0.81	—
	4,180,000		1,495,000

(1)	This total includes shares to be issued upon exercise of outstanding options under the equity compensation plans that have been approved by shareholders (i.e., our 2005 Plan).

(2)	This total includes shares to be issued upon exercise of outstanding options under the equity compensation plan that has not been approved by shareholders (our 1996 Non-Employee Director Plan).

DIVIDEND POLICY
We have never declared or paid any cash dividends on our Common Stock and we do not anticipate paying any cash dividends in the foreseeable future on our Common Stock. The payment of dividends on Common Stock, if any, in the future is within the discretion of our Board of Directors and will depend on our earnings, capital requirements and financial condition and other relevant facts.
Our 10% Convertible Preferred Stock has a 10% annual dividend, payable quarterly in cash or in shares of Common Stock. The terms of the 10% Convertible Preferred Stock restrict our ability to pay dividends on our Common Stock if the dividends due on the 10% Convertible Preferred Stock are unpaid. Other than the payment of cash dividends as provided under the terms of our 10% Convertible Preferred Stock, we currently intend to retain all future earnings, if any, to finance the development and growth of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with our consolidated financial statements and related notes included in this prospectus.
Introduction
Our business changed in August 2011, when we sold substantially all of the assets of our Green Tech Products, Inc. molded recycled rubber products operations. Green Tech Products’ assets, liabilities and results of operations are classified as discontinued operations for all periods presented for the fiscal years ended September 30, 2013 and 2012.
Results of Operations
Three Months ended March 31, 2014 Compared to the Three Months ended March 31, 2013
Net sales for the three months ended March 31, 2014 decreased $593,673 or 32% to $1,258,489 as compared to net sales of $1,852,162 for the three months ended March 31, 2013. We believe the unusually colder than normal weather conditions in North America during the quarter negatively impacted the results for the three months ended March 31, 2014 as customers delayed conversions due to harsh installation conditions or vehicle availability. The results for the three months ended March 31, 2013 included approximately $1.3 million or 70% of the quarterly revenue associated with an oil and gas conversion order relating to the full turnkey conversion of multiple engines in the high pressure fracturing market. North American stationary revenues for the three months ended March 31, 2014 were approximately $835,000 which was approximately $490,000 or 142% higher when compared to North American stationary revenues for the same period of the prior year of approximately $345,000, adjusted for the large turnkey conversion order discussed above. Domestic vehicular revenues for the three months ended March 31, 2014 increased $271,673 or 312% to $358,818. The increase was attributable to increased market exposure and sales through our WheelTime member distributor/installer network and the ability to actively solicit customer orders due to the increased number of EPA approvals we have received to date.
During the three months ended March 31, 2014 our gross profit was $346,971 or 28% of net sales as compared to a gross profit of $716,356 or 39% of net sales for the three months ended March 31, 2013. The decrease in gross profit is attributable to the decrease in oil and gas stationary revenue and relative higher unabsorbed overhead costs.
Selling, general and administrative expenses for the three months ended March 31, 2014 decreased $333,270 or 26% to $932,474 as compared to $1,265,744 for the three months ended March 31, 2013. The results for the three months ended March 31, 2013 included approximately $361,000 of one-time, non-cash amortization expense associated with the WheelTime member incentive warrants which vested in 2013.
During the three months ended March 31, 2014, interest and financing expense decreased $1,881 or 4% to $44,897 as compared to $46,778 for the three months ended March 31, 2013.
Our net loss for the three months ended March 31, 2014 increased $45,017 or 7% to $655,526 or ($0.01) per basic share as compared to a net loss of $610,509 or ($0.01) per basic share for the three months ended March 31, 2013. The calculation of net loss per share available for Common shareholders for the three months ended March 31, 2014 and 2013, reflects the inclusion of 10% Convertible Preferred Stock quarterly dividends of $235,447 and $187,391 associated with the issuance of the 10% Convertible Preferred Stock.

Six Months ended March 31, 2014 Compared to the Six Months ended March 31, 2013
Net sales for the six months ended March 31, 2014 increased $373,895 or 14% to $3,101,010 as compared to net sales of $2,727,115 for the six months ended March 31, 2013. We believe the unusually colder than normal weather conditions in North America during the quarter negatively impacted the results for the three months ended March 31, 2014 as customers delayed conversions due harsh installation conditions or vehicle availability. The results for the six months ended March 31, 2013 included approximately $1.3 million or 48% of the year to date revenue associated with an oil and gas conversion order relating to the full turnkey conversion of multiple engines in the high pressure fracturing market. North American stationary revenues for the six months ended March 31, 2014 were approximately $2.2 million which was approximately $1.4 million or 201% higher when compared to North American stationary revenues for the same period of the prior year of approximately $171,000, adjusted for the large turnkey conversion order discussed above. Domestic vehicular revenues for the six months ended March 31, 2014 increased approximately $317,208 or 56% to $878,856. The increase was attributable to increased market exposure and sales through our WheelTime member distributor/installer network and the ability to actively solicit customer orders due to the increased number of EPA approvals received to date.
During the six months ended March 31, 2014, our gross profit was $1,248,583 or 40% of net sales as compared to $1,016,905 or 37% of net sales for the six months ended March 31, 2013. The increase was attributable to higher revenue and relative lower overhead costs.
Selling, general and administrative expenses for the six months ended March 31, 2014 decreased $224,535 or 10% to $1,924,091 as compared to $2,148,626 for the six months ended March 31, 2013. The decrease was primarily attributable to approximately $393,000 of one-time, non-cash amortization expense associated with the WheelTime member incentive warrants which vested during the six months ended March 31, 2013. The decrease was offset by higher wages of approximately $145,000 associated with an increased number of employees.
During the six months ended March 31, 2014, interest and financing expense increased $3,635 or 4% to $91,004 as compared to $87,369 for the six months ended March 31, 2013.
Our net loss for the six months ended March 31, 2014 decreased $431,195 or 34% to $819,100 or ($0.02) per basic share as compared to a net loss of $1,250,295 or ($0.03) per basic share for the six months ended March 31, 2013. The calculation of net loss per share available for Common shareholders for the six months ended March 31, 2014 and 2013, reflects the inclusion of quarterly dividends of $480,486 and $400,096, respectively, paid on our 10% Convertible Preferred Stock.
Fiscal Year ended September 30, 2013 Compared to Fiscal Year ended September 30, 2012
Net sales from continuing operations for the fiscal year ended September 30, 2013 increased $4,383,242 or 166% to $7,017,122 as compared to net sales of $2,633,880 for the fiscal year ended September 30, 2012. The increase was attributable to stronger North American stationary revenues which accounted for approximately 74% of overall revenue, especially in the area of oil and gas conversion revenue which increased approximately $3.4 million. This increase was primarily due to orders from three customers which accounted for approximately 67% of overall revenue as well as numerous follow-on orders from existing customers. North American vehicular revenues for the fiscal year ended September 30, 2013 increased approximately $816,000 or approximately 300% to approximately $1.1 million as a result of our ability to actively solicit customer orders due to the increased number of vehicular EPA approvals received to date.
During the fiscal year ended September 30, 2013, our gross profit was $2,726,127 or 39% of net sales as compared to a gross profit of $698,113 or 27% for the fiscal year ended September 30, 2012. The increase is attributable to higher revenue and lower manufacturing overhead costs during the fiscal year ended September 30, 2013. The gross profit for the fiscal year ended September 30, 2013 also included approximately $350,000 of costs associated with our successful effort to complete the necessary EPA emissions testing procedures required to legally sell our dual fuel for an additional popular engine family used in the drilling and horizontal fracturing industry. Approximately $1.5 million of our oil and gas revenue increase was attributable to our ability to sell into this new engine family.
Selling, general and administrative expenses for the fiscal year ended September 30, 2013 increased $1,670,029 or 57% to $4,597,311 as compared to $2,927,282 for the fiscal year ended September 30, 2012. The increase was primarily attributable to increased sales and marketing costs of approximately $610,000, the inclusion of $424,549 of non-cash amortization expense associated with the vested WheelTime member incentive warrants and to a lesser extent, increased wages of approximately $389,000 associated with an increased number of employees and commissions.
During the fiscal year ended September 30, 2013, interest and financing expense decreased $1,453,213 to $158,839 as compared to $1,612,052 for the fiscal year ended September 30, 2012. The decrease was primarily attributable to decreased borrowings and the absence of accelerated amortization of debt discounts and financing costs of approximately $1.25 million incurred in fiscal year September 30, 2012. In addition, we recorded a non-cash incentive conversion expense of $582,143 during the fiscal year ended September 30, 2012 associated with the re-pricing of certain convertible debentures.

Our loss from continuing operations decreased $2,387,324 to $2,109,841 for the fiscal year ended September 30, 2013 as compared to a loss of $4,497,165 for the fiscal year ended September 30, 2012.
The gain from discontinued operations for the fiscal year ended September 30, 2013 of $66,922 relates to a refund of prior amounts paid and the loss on disposal of discontinued operations for the fiscal year ended September 30, 2012 of $63,085 relates to our former molded rubber products operations which were sold in August 2011.
Our net loss for the fiscal year ended September 30, 2013 was $2,042,919 or $(0.04) per basic share as compared to a net loss of $4,560,250 or ( $0.11) per basic share for the fiscal year ended September 30, 2012. The calculation of net loss per share attributable to Common stockholders of $(0.06) for the fiscal year ended September 30, 2013 reflects the inclusion of $883,370 of 10% Convertible Preferred Stock dividends paid. The loss per share attributable to Common stockholders of $14,666,827 or $(0.37) for the fiscal year ended September 30, 2012, reflects the inclusion of $358,460 of 10% Convertible Preferred Stock dividends paid and a beneficial conversion feature of $9,748,127 associated with the issuance of the 10% Convertible Preferred Stock on April 30, 2012.
Liquidity and Capital Resources
As of March 31, 2014 and September 30, 2013, we had $1,180,429 and $1,984,169, respectively, in cash, cash equivalents and restricted certificates of deposit. As of March 31, 2014 and September 30, 2013, we had working capital of $1,659,158 and $2,113,825, respectively. As of March 31, 2014 and September 30, 2013, under the terms of our working capital line, we had sufficient collateral to borrow an additional $0 and $992,339, respectively, above the then outstanding balance.
Based on our fiscal 2014 operating budget, cash on hand at March 31, 2014 and anticipated availability under our bank working capital line, we believe we will be able to satisfy our cash requirements through at least the first quarter of calendar 2015 without the need to materially modify our operating plan. We understand our continued existence is dependent on our ability to generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. If we are unable to achieve and sustain profitability and we are unable to obtain additional financing to supplement our cash position, our ability to maintain our current level of operations could be materially and adversely affected. There is no guarantee we will be able to achieve profitability.
The Consolidated Statement of Cash Flows reflect events for the six months ended March 31, 2014 and 2013, and for the fiscal years ended September 20, 2013 and 2012, as they affect our liquidity. During the six months ended March 31, 2014, net cash used in operating activities was $718,403. Our net loss for the six months ended March 31, 2014 was $819,100. Our cash flow was positively impacted by the following non-cash expenses and changes to our working capital: $491,824 of depreciation, amortization and stock options. However, a decrease of $549,217 related to accounts payable, accrued expenses, inventory and other assets was offset by decreases in accounts receivable, prepaids, other current assets and assets related to discontinued operations.
During the six months ended March 31, 2013, net cash used in operating activities was $983,181. Our net loss for the six months ended March 31, 2013 was $1,250,295. While our cash flow was positively impacted by the following non-cash expenses and changes to our working capital: $721,195 of depreciation, amortization, stock options and an increase of $556,785 in accounts payable which was offset by an increased investment in software development and inventory.
During the fiscal year ended September 30, 2013, net cash used by operations was $1,797,928. Our net loss for the fiscal year ended September 30, 2013 was $2,042,919 with our cash flow being positively impacted by the following non-cash expenses and changes to our working capital: $794,800 of depreciation, stock compensation expense and amortization. During the fiscal year ended September 30, 2012, net cash used in operating activities was $2,216,086. Our net loss for the fiscal year ended September 30, 2012 was $4,560,250 while our cash flow was positively impacted by the following additional non-cash expenses: $2,282,314 of depreciation, amortization, stock compensation expense and deferred financing costs.
Net cash used in investing activities was $328,868 for the six months ended March 31, 2014, reflecting the capitalization of $218,635 of costs associated with our dual fuel electronic control unit engine family software applications and the purchase of $110,233 of property, plant and equipment. Net cash used in investing activities was $1,526,843 for the six months ended March 31, 2013, reflecting the capitalization of $786,101 of costs associated with our dual fuel electronic control unit engine family software applications and the purchase of $740,742 of property, plant and equipment.
Net cash used in investing activities was $2,948,900 and $1,451,497, for fiscal years ending September 30, 2013 and September 30, 2012, respectively, reflecting the capitalized costs associated with our dual fuel electronic control unit engine family software applications.
Net cash provided by financing activities was $243,531 during the six months ended March 31, 2014, reflecting the proceeds of $575,000 from the credit facility plus $38,302 of proceeds from exercised stock options. Payments made on notes payable totaled $77,447 and we paid our 10% Preferred Stockholders $283,563 of 10% preferred dividends. Net cash provided by financing activities was $2,566,038 during the six months ended March 31, 2013, reflecting $2,656,211 in proceeds from the sale of 10%

Convertible Preferred Stock, net of fees, $14,781 of proceeds from exercised stock options and the proceeds of $78,050 from our credit facility. Payments made on notes payable totaled $72,734 and we paid our Preferred Stockholders $110,270 of 10% preferred dividends.
Net cash provided by financing activities was $2,007,512 for the fiscal year ended September 30, 2013 reflecting the net proceeds of $2,646,279 from the sale of our 10% Convertible Preferred Stock. Net cash provided by financing activities was $7,937,411 during the fiscal year ended September 30, 2012, reflecting the proceeds of approximately $7,410,343 from the sale of our 10% Convertible Preferred Stock, $1,185,000 of new convertible debentures and $436,000 of notes payable proceeds.
Effects of Inflation and Changing Prices
Generally, we are exposed to the effects of inflation and changing prices. Given that our dual fuel conversion technology replaces a certain percentage of diesel fuel with natural gas, we would be impacted by any material change in the net fuel savings between the two fuels (for example, if diesel fuel prices decrease and natural gas prices increase). We have generally been unaffected by interest rate changes because we no longer maintain any floating-rate debt.
Off-Balance Sheet Arrangements
We lease our Iowa facilities under a non-cancelable short term operating lease which is described in Note 7 to our Audited Consolidated Financial Statements included in this prospectus.
Environmental Liability
There are no known material environmental violations or assessments.
Critical Accounting Policies
Revenue Recognition
Our dual fuel conversion operations derive revenue from (1) product revenue which is earned from the sale and installation of dual fuel conversion equipment and (2) maintenance and service agreements. All components are purchased from external sources including several proprietary patented components which are configured by our internal engineering staff to a customer's specific diesel engine family. The components are assembled into installation kits by us and then delivered on site for installation. All installations are managed by American Power Group led team or certified third party installer.
Overall, our services and dual fuel conversion equipment for both vehicular and stationary are generally sold based upon purchase orders or contracts with our customers that include fixed or determinable prices but do not include right of return provisions or other significant post-delivery obligations. We recognize revenue from product sales when title passes to the customer, the customer assumes risks and rewards of ownership, collectability is reasonably assured, and delivery occurs as directed by our customer. Service revenue, including engineering services, is recognized when the services are rendered and collectability is reasonably assured.
Percentage of Completion. Revenue from certain long-term, integrated project management contracts to provide and install our dual fuel conversion equipment for stationary power generation is reported on the percentage-of-completion method of accounting. Progress is generally based upon costs incurred to date in relation to the total estimated costs for each contract. Revisions in costs and earnings during the course of the contract are reflected in the accounting period in which facts requiring revisions become known. At the time a loss on a contract becomes know, the entire amount of the estimated loss is accrued.
Multiple-Element Arrangements. We also enter into Multiple-Element Arrangements to sell our dual fuel conversion equipment with engineering and installation services in both the stationary and vehicular applications. We recognize the revenue associated with the dual fuel conversion equipment when title and risk passes to our customer and recognize the service revenue when the service is complete using parameters specified in the first paragraph of this Revenue Recognition Policy.
Recent Accounting Pronouncements

ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities
This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet, and instruments and transactions subject to an agreement similar to a master netting arrangement. The requirements are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. We have reviewed the effect of adopting this guidance and find it does not have a material effect on our financial statements.

ASU 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment
This ASU gives an entity the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test for indefinite-lived intangible assets other than goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity's financial statements for the most recent annual or interim period have not yet been issued. We have reviewed the effect of adopting this guidance and find it does not have a material effect on our financial statements.

ASU 2012-04, Technical Corrections and Improvements
This ASU makes certain incremental improvements to U.S. generally accepted accounting principles (GAAP) including, among other revisions, conforming amendments that identify when the use of fair value should be linked to the definition of fair value in ASC 820. The majority of the amendments in ASU 2012-04 were effective upon issuance on October 1, 2012, for both public entities and nonpublic entities. For public entities, the more substantive amendments that are subject to transition guidance are effective for fiscal years beginning after December 15, 2012. We have reviewed the effect of adopting this guidance and find it does not have a material effect on our financial statements.

ASU 2013-02 Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income
This ASU requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. Public companies are required to comply with the requirements of ASU 2013-02 for all reporting periods (interim and annual) beginning after December 15, 2012. We have reviewed the effect of adopting this guidance and find it does not have a material effect on our financial statements.

ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation is Fixed at the Reporting Date (a consensus of the FASB Emerging Issues Task Force)

This ASU requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of the guidance is fixed at the reporting date, as the sum of the following:
    The amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors
        Any additional amount the reporting entity expects to pay on behalf of its co-obligors

The amendments in ASU 2013-04 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We have reviewed the effect of adopting this guidance and find it does not have a material effect on our financial statements.

ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)

Per this ASU, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We have reviewed the effect of adopting this guidance and find it does not have a material effect on our financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Our directors and executive officers are as follows:

Name	Age	Position
Maurice E. Needham	73	Chairman of the Board of Directors
Lyle Jensen	62	Chief Executive Officer; President; Director
Charles E. Coppa	50	Chief Financial Officer; Treasurer; Secretary
Lew F. Boyd	68	Director
Neil Braverman	74	Director
Jamie Weston	48	Director
Raymond L.M. Wong	60	Director
Each director is elected for a period of one year at the annual meeting of stockholders and serves until his or her successor is duly elected by the stockholders. The holders of the Common Stock have the right to elect three members of the Board of Directors and the holders of the Common Stock and the 10% Convertible Preferred Stock, voting together as a single class, have the right to elect the balance of the total number of directors. The officers are appointed by and serve at the discretion of the Board of Directors. All outside directors receive $5,000 per quarter as board compensation. Messrs. Weston and Wong and former director Dr. Faliks have agreed to forgo their quarterly retainers.
On January 10, 2013, Kevin Tierney, Sr., resigned from the Board of Directors in anticipation of the requirement set forth in the Company’s Restated Certificate of Incorporation, as amended, that the number of directors elected by the holders of our Common Stock, voting as a separate class, be reduced from four to three effective on and after March 31, 2013. Mr. Tierney’s resignation was not due to any disagreement known to the Company’s executive officers with respect to any matter relating to the Company’s operations, policies or practices.
On October 30, 2013, Raymond L. M. Wong, Managing Director of Spring Mountain Capital, LP, joined the Company’s Board of Directors replacing Dr. Faliks as one of Spring Mountain’s two Board of Director designees as well as replacing Dr. Faliks on the Audit Committee.
We have established an Audit Committee consisting of Mr. Weston (Chair) and Mr. Wong, and a Compensation Committee consisting of Messrs. Boyd (Chair), Needham, Weston and Braverman. Our Board of Directors has determined that Mr. Weston is an “audit committee financial expert” within the meaning given that term by Item 407(d)(5) of Regulation S-K.
MAURICE E. NEEDHAM has been Chairman since June 1993. From June 1993 to July 21, 1997, Mr. Needham also served as Chief Executive Officer. He previously served as a Director of Comtel Holdings, an electronics contract manufacturer since April 1999. He previously served as Chairman of Dynaco Corporation, a manufacturer of electronic components which he founded in 1987. Prior to 1987, Mr. Needham spent 17 years at Hadco Corporation, a manufacturer of electronic components, where he served as President, Chief Operating Officer and Director. We believe that Mr. Needham's extensive business, operational and management experience, including his over eighteen years with our company give him the qualifications and skills to serve as a director and member of the Compensation Committee.
LYLE JENSEN has been a Director since May 2002. On April 12, 2006, Mr. Jensen became our Chief Executive Officer. Mr. Jensen previously was Executive Vice President/Chief Operations Officer of Auto Life Acquisition Corporation, an automotive aftermarket dealer of fluid maintenance equipment. Prior to that, he was a Business Development and Operations consultant after holding executive roles as Chief Executive Officer and minority owner of Comtel and Corlund Electronics, Inc. He served as President of Dynaco Corporation from 1988 to 1997; General Manager of Interconics from 1984 to 1988; and various financial and general management roles within Rockwell International from 1973 to 1984. The Board of Directors believes Mr. Jensen has the necessary qualifications and skills to serve as Chief Executive Officer and as a director based on his financial and operational background and the management expertise he has cultivated during his nearly nine year tenure with our company.
CHARLES E. COPPA has served as Chief Financial Officer, Treasurer and Secretary since March 1998. From October 1995 to March 1998, he served as Corporate Controller. Mr. Coppa was Chief Financial Officer and Treasurer of Food Integrated Technologies, a publicly-traded development stage company from July 1994 to October 1995. Prior to joining Food Integrated Technologies, Inc., Mr. Coppa served as Corporate Controller for Boston Pacific Medical, Inc., a manufacturer and distributor of disposable medical products, and Corporate Controller for Avatar Technologies, Inc., a computer networking company. From 1985 to 1990 Mr. Coppa was as an auditor with Grant Thornton where he obtained his CPA designation. The Board of Directors believes Mr. Coppa has the necessary qualifications and skills to serve as Chief Financial Officer based on his financial and management expertise he has cultivated during his nearly seventeen year tenure with the company.

LEW F. BOYD has been a Director since August 1994. Mr. Boyd is the founder and since 1985 has been the Chief Executive Officer of Coastal International, Inc., an international business development and executive search firm, specializing in the energy and environmental sectors. Previously, Mr. Boyd had been Vice President/General Manager of the Renewable Energy Division of Butler Manufacturing Corporation and had served in academic administration at Harvard and Massachusetts Institute of Technology. The Board of Directors believes that Mr. Boyd's extensive business and executive recruitment experience, including his over seventeen years with our company, give him the qualifications and skills to serve as a director and Chairman of the Compensation Committee.
NEIL BRAVERMAN has been a Director since April 30, 2012. Mr. Braverman is the founder of Associated Private Equity. He previously founded and was co-Chairman of Safeskin Corporation, the leading manufacturer of latex/synthetic gloves to the healthcare and electronic markets, which was sold to Kimberly Clark Corporation in 1999. Prior to Safeskin Corporation, Mr. Braverman founded Paramount Oil Corporation, a manufacturer of motor and industrial oils. During his career, Mr. Braverman founded and managed numerous real estate investments and manufacturing firms. He began his entrepreneur career founding and building the largest wig company in the U.S., which sold to U.S. Industries. The Board of Directors believes Mr. Braverman's extensive business and management experience give him the qualifications and skills to serve as a director.
JAMIE WESTON has been a Director since April 30, 2012. Since April 2011, Mr. Weston has served as a Managing Director of Spring Mountain Capital. From July 1995 to October 2010, he was a Partner at The Wicks Group of Companies, a private equity firm with close to $1 billion under management, focused on selected segments of the information, education, and media industries. During his 15 years at Wicks, Mr. Weston was an integral part of its investment and management activities and served on the board of directors of many of its portfolio companies. While at Wicks, he directly structured and negotiated more than 20 acquisitions and divestitures and worked on more than 40 additional closed transactions. Prior to Wicks, Mr. Weston worked at IBJ Whitehall Bank & Trust Company and National Westminster Bancorp, where he completed leveraged financings. He received an M.B.A. from Fordham University and a B.A. in Economics from Drew University. The Board of Directors believes that Mr. Weston's extensive business and financial experience give him the qualifications and skills to serve as a director.
RAYMOND L.M. WONG has been a Director since October 2013. Since 2007, Mr. Wong has been a Managing Director of Spring Mountain Capital’s private equity group. Mr. Wong was previously a senior Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. While at Merrill Lynch, Mr. Wong served on the Investment Banking Operating Committee and as Chairman of the Corporate Finance Committee. During his 25 years at Merrill Lynch, he had responsibility for the corporate finance relationships for many of the firm's largest corporate clients. Before joining Spring Mountain Capital, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and investment firm. Mr. Wong serves on the board of directors of several companies, including Alleghany Corporation and Merrill Lynch Ventures, LLC. Mr. Wong received his M.B.A. with honors from Harvard Business School and graduated summa cum laude from Yale College with a B.A. in Political Science. The Board of Directors believes that Mr. Wong's extensive business and financial experience give him the qualifications and skills to serve as a director.

EXECUTIVE COMPENSATION
 Summary Compensation Table
The following table summarizes the compensation paid or accrued for services rendered during the fiscal years ended September 30, 2013 and 2012, to our Chief Executive Officer and our Chief Financial Officer. We did not grant any stock appreciation rights or make any long-term plan payouts during the fiscal years ended September 30, 2013 and 2012.

	Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards (1)(2)	All Other Compensation(3)	Total
Lyle Jensen, Chief Executive Officer	2013	$262,500	$—	$—	$25,882	$288,382
	2012	250,000	—	9,000	25,679	284,679

Charles Coppa, Chief Financial Officer	2013	$170,000	$—	$—	$22,095	$192,095
	2012	161,500	—	9,000	25,544	196,044
____________________________
(1) Amounts shown do not reflect compensation actually received by the named executive officer. The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended September 30, 2012, in accordance with ASC 718 for all stock options granted in such fiscal years. The calculation in the table above excludes all assumptions with respect to forfeitures. There can be no assurance that the amounts set forth in the Option Awards column will ever be realized. A forfeiture rate of zero was used in the expense calculation in the financial statements.

(2)	During fiscal year 2012, Messrs. Jensen and Coppa were each granted options to purchase 50,000 shares of Common Stock which vested immediately on the date of grant and have a ten-year term.

(3)	Represents payments made to or on behalf of Messrs. Jensen and Coppa for health and life insurance and auto allowances.
Employment Agreements
Mr. Jensen has a five-year employment agreement pursuant to which he receives a base salary to $262,500 per year. The agreement automatically renews for one additional year upon each anniversary, unless notice of non-renewal is given by either party. We may terminate the agreement without cause on 30 days' prior notice. The agreement provides for payment of twelve months' salary and certain benefits as a severance payment for termination without cause. Any increases in Mr. Jensen's base salary will be made in the discretion of the Board of Directors upon the recommendation of the Compensation Committee. Mr. Jensen's employment agreement provides for cash incentive compensation in respect of any fiscal year of up to the lesser of (x) 20% of our audited annual profit after tax, as reported in the financial statements included in our Annual Report on Form 10-K for such fiscal year or (y) $150,000 and stock options based on (i) non-financial criteria which may be established by the Board of Directors and (ii) upon a calculation of our annual audited earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a percentage of our revenue, as follows:

	EBITDA as a % of Revenue	Stock Option Performance Incentive Earned
Base:	<11.0%	None
Level I:	11.1% - 11.99%	Options to purchase 20,000 shares of the Company's common stock.
Level II:	12.0% - 12.99%	Options to purchase 40,000 shares of the Company's common stock.
Level III:	13.0% - 13.99%	Options to purchase 60,000 shares of the Company's common stock.
Level IV:	14.0% - 14.99%	Options to purchase 80,000 shares of the Company's common stock.
Level V:	> 15.0%	Options to purchase 100,000 shares of the Company's common stock.
Mr. Jensen did not receive any incentive compensation during fiscal years 2013 or 2012.
Mr. Coppa has a two-year employment agreement pursuant to which he receives a base salary to $170,000 per year. The agreement automatically renews for two additional years upon each anniversary, unless notice of non-renewal is given by either party. We may terminate the agreement without cause on 30 days' prior notice. The agreement provides for payment of twelve months' salary and certain benefits as a severance payment for termination without cause. Any increases in Mr. Coppa's base salary will be made in the discretion of the Board of Directors upon the recommendation of the Compensation Committee. Mr. Coppa's employment agreement also provides for incentive compensation in respect of any fiscal year based on mutually agreed performance measures as determined our Compensation Committee. Any increases or bonuses will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee. Mr. Coppa did not receive any incentive compensation during fiscal years 2013 or 2012
Outstanding Equity Awards
The following table sets forth information concerning outstanding stock options for each named executive officer as of September 30, 2013:

Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable Unexercisable		Exercise Price Per Share	Option Expiration Date
Lyle Jensen	April 24, 2004 (1)	2,000	—	$1.10	April 24, 2014
	June 15, 2005 (1)	2,000	—	$0.51	June 15, 2015
	April 12, 2006 (2)	500,000	—	$0.28	April 12, 2016
	December 18, 2006 (2)	100,000	—	$0.35	December 18, 2016
	December 29, 2006 (3)	25,000	—	$0.36	December 29, 2016
	February 8, 2008 (3)	100,000	—	$0.34	February 8, 2018
	September 30, 2008 (3)	100,000	—	$0.33	September 30, 2018
	November 17, 2008 (2)	80,000	20,000	$0.33	November 17, 2018
	June 8, 2009 (3)	100,000	—	$0.22	June 8, 2019
	June 27, 2011 (3)	15,000	—	$0.80	June 27, 2021
	January 18, 2012 (3)	50,000	—	$0.48	January 18, 2022

Charles Coppa	June 6, 2006 (2)	137,000	—	$0.36	June 6, 2016
	September 28, 2007 (2)	45,000	—	$0.35	September 28, 2017
	November 18, 2008 (2)	80,000	20,000	$0.35	November 18, 2018
	June 8, 2009 (2)	160,000	40,000	$0.22	June 8, 2019
	March 4, 2010 (2)	60,000	40,000	$0.36	March 4, 2020
	December 16, 2010 (3)	25,000	—	$0.45	December 16, 2020
	June 27, 2011 (3)	50,000	—	$0.80	June 27, 2021
	January 18, 2012 (3)	50,000	—	$0.48	January 18, 2022

_____________

(1)	These options were granted under the 1996 Non Employee Stock Option Plan, have a ten-year term and vested immediately on the date of grant.

(2)	These options were granted under the 2005 Stock Option Plan, have a ten-year term and vest at an annual rate of 20% over a five-year period from the date of grant.

(3)	These options were granted under the 2005 Stock Option Plan, have a ten-year term and vested immediately on the date of grant.
Director Compensation
The following table sets forth information concerning the compensation of our Directors who are not named executive officers for the fiscal year ended September 30, 2013:

Name	Fees Earned or Paid in Cash or Common Stock (1)	Option Awards	All Other Compensation(2)	Total
Maurice Needham	$—	$—	$112,117	$112,117
Lew Boyd	20,000	—		20,000
Kevin Tierney, Sr (3)	5,000	—		5,000
Neil Braverman	20,000	—	—	20,000
Aviel Faliks (4)	—	—		—
Jamie Weston	—	—		—

(1)
All non-employee directors receive a quarterly board fee of $5,000 per quarter with the exception of Messrs. Faliks and Weston who have agreed to forgo their quarterly retainers. Mr. Tierney resigned from the Board on January 10, 2013.

(2)	During fiscal year 2013, we paid Mr. Needham $112,117 relating to salary ($92,000), health and life insurance ($11,117) and auto allowance ($9,000).

(3)	Mr. Tierney resigned from the Board of Directors on January 10, 2013.

(4)	Dr. Faliks left the Board of Directors in October 30, 2013.
As of September 30, 2013, each Director who is not a named executive officer for the fiscal year ended September 30, 2013 holds the following aggregate number of shares under outstanding stock options:

Name	Number of Shares Underlying Outstanding Stock Options
Maury Needham	850,000
Lew Boyd	344,000
Neil Braverman	50,000
Aviel Faliks	—
Jamie Weston	—
Stock Option Plans
Our 1993 Stock Option Plan (the “1993 Plan”) was established to provide options to purchase shares of common stock to our employees, officers, directors and consultants. The 1993 Plan expired on June 10, 2004 as it related to new grants. During the fiscal year ended September 30, 2012, the remaining 22,500 options outstanding under the 1993 plan expired unexercised.
On June 16, 2005, our shareholders approved the 2005 Stock Option Plan (the “2005 Plan”) and in March 2010 approved an increase to the number of shares authorized under the 2005 Plan from 3,500,000 to 6,000,000 shares. Options granted under the 2005 Plan may be either options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended; or non-qualified stock options.
Incentive stock options may be granted under the 2005 Plan to employees, including officers and directors who are employees. Non-qualified options may be granted to our employees, directors and consultants. The 2005 Plan is administered by our Board of Directors, which has the authority to determine:
•the persons to whom options will be granted;
•the number of shares to be covered by each option;
•whether the options granted are intended to be incentive stock options;
•the manner of exercise; and
•the time, manner and form of payment upon exercise of an option.
Incentive stock options granted under the 2005 Plan may not be granted at a price less than the fair market value of our common stock on the date of grant (or less than 110% of fair market value in the case of persons holding 10% or more of our voting stock). Non-qualified stock options may be granted at an exercise price established by our Board which may not be less than 85% of fair market value of our shares on the date of grant. Current tax laws adversely impact recipients of non-qualified stock options granted at less than fair market value; however, we do not expect to make such grants. Incentive stock options granted under the 2005 Plan must expire no more than ten years from the date of grant, and no more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of our voting stock.
During the year ended September 30, 2013, 200,000 options were granted under the 2005 Plan at an exercise price ranging from $.54. As of September 30, 2013, there were 4,172,000 options granted and outstanding under the 2005 Plan which are exercisable at prices ranging from $0.23 to $0.80.
During the year ended September 30, 2012, 500,000 options were granted under the 2005 Plan at exercise prices ranging from $.48 to $.60 per share.
Non-Employee Director Stock Option Plan
Our 1996 Non-Employee Director Stock Option Plan was intended to promote our interests by providing an inducement to obtain and retain the services of qualified persons who are not officers or employees to serve as members of our Board of Directors. During fiscal year 2006, the Compensation Committee agreed to discontinue future option grants made under the Non-Employee Director Stock Option Plan.
As of September 30, 2013 and 2012, options to purchase 8,000 are outstanding and exercisable at prices ranging from $0.51 to $1.10.
Employee Benefit Plan
We have implemented a Section 401(k) plan for all eligible employees. Employees are permitted to make elective deferrals of up to 75% of employee compensation up to the maximum contribution allowed by law and employee contributions to the 401(k) plan are fully vested at all times. We may make discretionary contributions to the 401(k) plan which become vested over a period of five years. We did not make any discretionary contributions to the 401(k) plan during the fiscal years ended September 30, 2013 and 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our common stock as of March 31, 2014:

•	by each of our directors and executive officers;

•	by all of our directors and executive officers as a group; and

•	by each person (including any “group” as used in Section 13(d) of the Securities Exchange Act of 1934) who is known by us to own beneficially 5% or more of the outstanding shares of common stock.
Unless otherwise indicated below, to the best of our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. As of March 31, 2014, 50,279,280 shares of our common stock were issued and outstanding.

Security Ownership of Management and Directors

Name (1)	Number of Shares Beneficially Owned (2)	Percentage of Class (2)
Maurice E. Needham (3)	2,178,339	4.27%
Lyle Jensen (4)	1,829,022	3.56%
Charles E. Coppa (5)	1,245,595	2.45%
Lew F. Boyd (6)	690,178	1.36%
Neil Braverman (7)	6,735,352	11.82%
Jamie Weston (8) (10)	3,427,673	6.38%
Raymond L.M.Wong (9) (10)	3,427,673	6.38%
All officers and directors as a group (7 persons)

Security Ownership of Certain Beneficial Owners

Name (1)	Number of Shares Beneficially Owned (2)	Percentage of Class (2)
SMC Reserve Fund II (11)	10,913,536	17.91%
SMC Select Co-Investment Fund I (12)	6,967,220	12.23%
Associated Private Equity (13)	6,690,352	11.75%
Ronald H. Muhlenkamp (14)	4,986,295	8.91%
SMC Employee Partnership (15)	3,427,673	6.40%
Next View Capital (16)	2,853,333	5.37%
SMC Reserve Fund II Offshore (17)	2,728,383	5.15%
_____________________________

(1)	Except as noted, each person's address is care of American Power Group Corporation, Building A, Lynnfield, MA 01940.

(2)
Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3)	Includes 790,000 shares of common stock issuable pursuant to immediately exercisable stock options. Also includes 59,556 shares of common stock owned by Mr. Needham's wife.

(4)	Includes 1,094,000 shares of common stock issuable pursuant to immediately exercisable stock options.

(5)	Includes 647,000 shares of common stock issuable pursuant to immediately exercisable stock options.

(6)	Includes 324,000 shares of common stock issuable pursuant to immediately exercisable stock options.

(7)
Includes 20,000 shares of common stock issuable pursuant to immediately exercisable stock options. In addition, Mr. Braverman is a member of Associated Private Equity, LLC, a Delaware limited liability company (“Associated”), an entity that beneficially owns 6,690,352 shares of Common Stock which includes 3,333,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock beneficially owned by Associated, 3,333,333 shares of Common Stock issuable upon exercise of warrants beneficially owned by Associated and 23,686 shares of Common Stock issued for Preferred Stock dividends. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Braverman may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by Associated. Mr. Braverman disclaims beneficial ownership with respect to any shares of Common Stock except to the extent of his pecuniary interest therein. Excludes an indeterminate number of shares of Common Stock which the Company may issue to Associated in lieu of cash dividends on the 10% Convertible Preferred Stock. Mr. Braverman's address is c/o Pathstone Family Office, LLC, 1 Bridge Plaza N, Suite 550, Fort Lee, NJ 07024.

(8)
Mr. Weston is a partner of SMC Employees Partnership, a New York limited partnership (“SMC EP), an entity that beneficially owns 3,427,673 shares of Common Stock which includes 1,633,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock beneficially owned by SMC EP, 1,633,333 shares of Common Stock issuable upon exercise of warrants beneficially owned by SMC EP and 161,007 shares of Common Stock issued for Preferred Stock dividends. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Weston may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by SMC EP. Mr. Weston disclaims beneficial ownership with respect to any shares of Common Stock except to the extent of his pecuniary interest therein. Excludes an indeterminate number of shares of Common Stock which the Company may issue to SMC EP in lieu of cash dividends on the 10% Convertible Preferred Stock. Mr. Weston's address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.

(9)
Mr. Wong is a partner of SMC EP, an entity that beneficially owns 3,427,673 shares of Common Stock which includes 1,633,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock beneficially owned by SMC EP, 1,633,333 shares of Common Stock issuable upon exercise of warrants beneficially owned by SMC EP and 161,007 shares of Common Stock issued for Preferred Stock dividends. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Wong may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by SMC EP. Mr. Wong disclaims beneficial ownership with respect to any shares of Common Stock except to the extent of his pecuniary interest therein. Excludes an indeterminate number of shares of Common Stock which the Company may issue to SMC EP in lieu of cash dividends on the 10% Convertible Preferred Stock. Mr. Wong’s address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.

(10)
The shares held by SMC EP and considered to be beneficially owned by both Mr. Wong and Mr. Weston are included once for purposes of calculating the total shares beneficially owned by all officers and directors as a group.

(11)
Includes 10,913,536 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 5,333,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 5,333,333 shares of Common Stock issuable upon exercise of warrants and 246,870 shares of Common Stock issued for Preferred Stock dividends. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder's address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.

(12)
Includes 6,967,220 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 3,333,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 3,333,333 shares of Common Stock issuable upon exercise of warrants and 300,554 shares of Common Stock issued for Preferred Stock dividends. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder's address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.

(13)
Includes 6,690,352 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 3,333,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 3,333,333 shares of Common Stock issuable upon exercise of warrants and 23,686 shares of Common Stock issued for Preferred Stock dividends. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder's address is c/o Pathstone Family Office, 1 Bridge Plaza, Suite 550, Fort Lee, NJ 07024.

(14)
Includes 4,896,295 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 2,333,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 2,333,333 shares of Common Stock issuable upon exercise of warrants and 229,629 shares of Common Stock issued for Preferred Stock dividends. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder's address is 725 Three Degree Road, Butler, Pennsylvania 16002.

(15)
Includes 3,389,054 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 1,633,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 1,633,333 shares of Common Stock issuable upon exercise of warrants and 161,007 shares of Common Stock issued for Preferred Stock dividends. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder's address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.

(16)
Includes 2,853,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 2,753,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock and 100,000 shares of Common Stock issuable upon exercise of warrants. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder's address is c/o JAN Management 600 N. Central Ave, Suite 365,Highland Park, IL 60035.

(17)
Includes 2,728,383 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 1,333,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 1,333,333 shares of Common Stock issuable upon exercise of warrants and 61,717 shares of Common Stock issued for Preferred Stock dividends. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder's address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
On occasion we may engage in certain related party transactions. Pursuant to our Audit Committee charter, our policy is that all related party transactions are reviewed and approved by the Board of Directors or Audit Committee prior to our entering into any related party transactions.
Stock Issuances; Options Granted
On September 17, 2010, Dr. Kahn and Mr. Coppa loaned us $323,500 in aggregate, pursuant to the terms of a private offering of 12% unsecured, six-month notes payable. In addition, the Board of Directors approved the issuance of 161,750 shares of unregistered Common Stock in aggregate to Dr. Kahn and Mr. Coppa in conjunction with a debt offering and recorded a deferred financing expense of $72,788 (the assigned fair value based on the closing bid price). In February 2011, Mr. Boyd loaned us $20,000 under the same terms and was issued 10,000 shares of unregistered Common Stock valued at $4,700 (the assigned fair value based on the closing bid price). On March 11, 2011, Dr. Kahn and Mr. Coppa agreed to extend the maturity of their note for an additional six months after the original maturity date of their notes in return for the issuance of 161,750 shares of unregistered Common Stock valued at $84,293 (the assigned fair value based on the closing bid price).
During January 2011 Messrs. Needham, Coppa, Boyd and Dr. Kahn exercised options to purchase an aggregate of 108,667 shares of Common Stock at prices ranging from $.28 to $.45 per share.
On February 8, 2011, Messrs. Tierney and Galvin agreed to accept 41,668 shares of unregistered Common Stock (valued at $16,667) in lieu of cash for certain director’s fees due the individuals.
On June 27, 2011, we granted options to Messrs. Needham, Jenson, Boyd and Coppa to purchase an aggregate of 165,000 shares of our Common Stock at an exercise price of $0.80 per share, which represented the closing price of our stock on the date of grant.
On October 27, 2011, Messrs. Tierney and Galvin agreed to accept 60,000 shares of unregistered Common Stock (valued at $30,000) in lieu of cash for certain director’s fees due the individuals.
On January 18, 2012, we granted options to Messrs. Needham, Jensen, Boyd and Coppa to purchase an aggregate of 200,000 shares of our Common Stock at an exercise price of $0.48 per share, which represented the closing price of our stock on the date of each respective grant.
During the twelve months ended September 30, 2012, two directors and an officer agreed to accept 80,000 shares of unregistered Common Stock (valued at $39,000) in lieu of cash for certain director’s fees and wages due the individuals.
During the twelve months ended September 30, 2012, several third parties agreed to accept 83,757 shares of unregistered Common Stock (valued at $41,899) in lieu of cash for consulting fees due.
On May 1, 2012, the Board of Directors approved the issuance of 25,000 shares of unregistered common stock as restricted stock awards to Mr. Braverman as future incentive and recorded a $15,000 expense (the assigned fair value based on the closing bid price) associated with the issuance of such shares during the fiscal year ended September 30, 2012. In addition, Mr. Braverman was granted options to purchase 50,000 shares of Common Stock at an exercise price of $.60 per share.

During May and June 2012, Dr. Kahn and Mr. Galvin exercised options to purchase an aggregate of 79,000 shares of Common Stock at exercise prices ranging from $0.23 to $0.51 per share.
Related Party Transactions
On November 18, 2008, we entered into a month-to-month consulting agreement at a rate of $7,500 per month with a company owned by Mr. Boyd, who also serves as the Chairman of our Compensation committee. The consulting firm provided assistance in the areas of due diligence support as well as market opportunity identification and evaluation, Board of Director candidate identification and evaluation and other services as our Board may determine. During the fiscal years ended September 30, 2013 and 2012 we paid $22,937 and $97,978, respectively relating to this contract. The agreement was terminated in December 2012. In addition, during the fiscal year ended September 30, 2013, we paid the firm an additional $8,138 for support services on an "as needed" basis relating to certain employee searches.
On June 17, 2009 we entered into an Exclusive Patent License Agreement between our company and M & R Development Inc. (“M&R”), which is currently co-owned by one of our American Power Group employees. Pursuant to the license, we acquired the exclusive worldwide right to commercialize M&R's patented dual fuel alternative energy technology.
On April 27, 2012, we entered into amendment to the patent license agreement. The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012 the monthly royalty amount due to M&R will be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. During the fiscal years ended September 30, 2013 and 2012 we incurred license fees to M&R of $0 and $120,404, respectively. M&R also agreed to waive any prior defaults under the license. In addition, we amended the amended and restated promissory note dated December 1, 2009 to extend the maturity of the note until February 15, 2015 and to defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest.
In conjunction with the July 2009 acquisition we acquired a promissory note from the previous owners of M&R, payable to American Power Group Corporation, in the principal amount of $800,000. Per our agreement, 25% of any royalties due from time to time to M&R under a technology license agreement will be applied against outstanding interest and principal due under the terms of the note rather than be paid to M&R. In conjunction with the 10% Convertible Preferred Stock financing, on April 27, 2012, we amended the note to extend the maturity of the note from July 2013 to February 2015 and defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest. During the fiscal years ended September 30, 2013 and 2012 we applied $0 and $31,923 of license fees due against accrued interest due under the note. As of September 30, 2013, accrued interest due under the note was $63,022.
Our dual fuel conversion subsidiary leases office and warehousing space in Iowa from M&R. On October 1, 2011, we executed a new two year lease agreement requiring monthly rental payments of $10,000 on a triple net basis. On May 1, 2012, we executed a new three year lease with M&R. Under the terms of the lease, monthly rental payments of $10,000 on a triple net basis are required for the first year and then increasing in years two and three by the percentage growth in the Greater Des Moines Consumer Price Index (or equivalent index) for the latest available twelve months prior to the date of the increase. We have the option to renew this lease for an additional two year term at a mutually agreed upon rate. For the fiscal years ended September 30, 2013 and 2012, total related party rental expense in connection with non-cancellable real estate leases amounted to $142,297 and $143,248, respectively.
In February and March 2011, in connection with a private placement of additional promissory notes, Mr. Boyd loaned us $20,000. We issued 0.5 shares of unregistered Common Stock for each dollar invested in the offering, or 10,000 shares of Common Stock to Mr. Boyd. We repaid this note in full in May 2012.
On October 12, 2011 Mr. Jensen loaned us $150,000 pursuant to the terms of a 10% promissory note due April 30, 2014.
On April 27, 2012, we entered into amendments to promissory notes in the aggregate principal amount of $473,500 held by Charles Coppa, our Chief Financial Officer; Lyle Jensen, a member of our Board of Directors and our President and Chief Executive Officer; and Dr. Allen Kahn, a former member of our Board of Directors. These amendments reduced the interest rates of the promissory notes to 8% per annum and extended the maturity dates of the notes to April 30, 2014. On April 30, 2014, we further amended the promissory note originally issued to Dr. Kahn, now held by the Allen Kahn Revocable Trust AKA Allen Kahn, M.D. Revocable Trust, to extended the maturity date of the original note to September 30, 2014, to modify the payment provisions of the note and to waive any prior defaults under the note; and we amended the promissory notes issued to Messrs. Jensen and Coppa to extended the maturity date of the original notes to September 30, 2014 and to waive any prior defaults under these notes.
In September and October 2010, in connection with a private placement of our 12% unsecured, six-month promissory notes to third parties, Dr. Kahn and Mr. Coppa loaned us $273,500 and $50,000, respectively. In addition, we issued 0.5 shares of unregistered Common Stock for each dollar invested in the offering, including 136,750 and 25,000 shares of Common Stock to the director and officer, respectively. In March 2011, the note holders agreed to extend the maturity date of the notes to the earlier of the completion of a financing of at least $3 million or six months after the original maturity date of the notes. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering, including 136,750 and 25,000 shares of Common Stock to the director and officer, respectively.
All transactions, including loans, between us and our officers, directors, principal stockholders, and their affiliates are approved by a majority of the independent and disinterested outside directors on the Board of Directors. Management believes these transactions were consummated on terms no less favorable to us than could be obtained from unaffiliated third parties.
Independence of the Board of Directors
The Board of Directors has adopted director independence guidelines that are consistent with the definitions of “independence” as set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 under the Securities Exchange Act of 1934. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors and has determined that, each of Messrs. Needham, Boyd, Braverman, Weston and Wong qualifies as “independent".
The Board of Directors has determined that each of Messrs. Needham, Boyd, Braverman, Weston and Wong are independent as defined under the NYSE Alternext US Rules, including, in the case of members of the Audit Committee, the independence requirements contemplated by Rule 10A-3, under the Exchange Act.

EXPERTS
Our consolidated financial statements for the years ended September 30, 2013 and 2012 included in this prospectus, and included in the registration statement, were audited by Schechter, Dokken, Kanter, Andrews & Selcer, Ltd., an independent registered public accounting firm, as stated in their report appearing with the consolidated financial statements herein and incorporated in this registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS
Morse Barnes-Brown & Pendleton, P.C. has passed upon the validity of the securities offered hereby.

DESCRIPTION OF CAPITAL STOCK

The following description of our securities, including all material provisions of our Common Stock, and provisions of our Restated Certificate of Incorporation, as amended, and our By-Laws is only a summary. You should refer to our Restated Certificate of Incorporation, as amended, and our By-Laws, copies of which have been filed as an exhibit to our Quarterly Report on Form 10-Q which we filed with the SEC on August 14, 2012, and our Annual Report on Form 10-K, which we filed with the SEC on January 13, 2012, respectively. The following discussion is qualified in its entirety by reference to such exhibits.

Authorized Capital Stock
We are authorized to issue 150,000,000 shares of Common Stock, with a par value of $0.01 per share, and 1,000,000 shares of Preferred Stock,” with a par value of $1.00 per share, and which may be issued in one or more series. On April 30, 2012, our Board of Directors designated 1,146 of such shares of preferred stock as our 10% Convertible Preferred Stock, all of which shares were issued on that date.
Capital Stock Issued and Outstanding
As of May 27, 2014, there were issued and outstanding:

•	50,328,402 shares of Common Stock;

•	941.4 shares of 10% Convertible Preferred Stock, convertible into 24,461,655 shares of Common Stock;

•	Options to purchase 3,950,000 shares of our Common Stock at exercise prices ranging from $.23 to $1.10 per share; and

•	Warrants to purchase 26,408294 shares of our Common Stock at exercise prices ranging $.40 to $.61 per share.

Common Stock
Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. The holders of Common Stock voting as a separate class are entitled to elect three members of the Board of Directors. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock. Upon our liquidation or dissolution, the holders of Common Stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future.
10% Convertible Preferred Stock
The 10% Convertible Preferred Stock has a 10% annual dividend, payable quarterly in cash or in shares of Common Stock. As of the date of issuance, each share of 10% Convertible Preferred Stock is convertible, at any time and at the option of the holder, into 25,000 shares of Common Stock. The conversion ratio of the 10% Convertible Preferred Stock is subject to adjustment in the event the Company issues shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the conversion price of the Preferred Stock. The conversion price of the 10% Convertible Preferred Stock is currently $0.40 per share.

The holders of the 10% Convertible Preferred Stock will vote with the Common Stock on all matters presented to the holders of the Common Stock, other than the election of certain directors, on an as converted into Common Stock basis. The holders of 10% Convertible Preferred Stock voting as a separate class are entitled to elect three members of the Board of Directors. The holders of the 10% Preferred Stock also have certain rights to elect additional members of the Board of Directors in the event we fail to make the dividend payments as required by the terms of the 10% Preferred Stock. In addition, the approval of the holders of at least 67% of the outstanding 10% Convertible Preferred Stock will be required before we may take certain actions.
The holders of the 10% Convertible Preferred Stock have priority in the event of a liquidation of our company over the outstanding shares of Common Stock. Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of the Common Stock, the holders of the 10% Convertible Preferred Stock are entitled to be paid out of the assets of the company an amount equal to the stated value of the 10% Convertible Preferred Stock, which is initially $10,000 per share, plus any accrued, but unpaid, dividends.
The 10% Convertible Preferred Stock may be required to convert into shares of Common Stock at our election if the trading price of the Common Stock meets certain thresholds as set forth in the Certificate of Designations. If we fail to meet certain obligations regarding the registration of the 10% Convertible Preferred Stock or certain other matters affecting the10% Convertible Preferred Stock, the holders of 10% Convertible Preferred Stock may require the company to redeem the 10% Convertible Preferred Stock.
Preferred Stock
In addition, our Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 998,854 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of our company.

Warrants
In November 2012, we issued a warrant to purchase 1,540,000 shares of Common Stock at an exercise price of $.55 per share to WheelTime Network, LLC, a truck service network with 18 member companies, as a result of entering into a National Distributor and Master Marketing Agreement with WheelTime. The warrant is immediately exercisable with respect to 100,000 shares of Common Stock with the remaining shares becoming exercisable in increments of 50,000 shares upon the execution of a certified installer agreement and a dealer agreement by each of the 18 members during the first year after the issue date of the warrant. An additional 30,000 shares per member become exercisable if a member agrees to become an exclusive dealer by December 31, 2013. As of December 31, 2013, all 18 members have become certified dealers and installers but none have become exclusive dealers and therefore warrants to purchase 540,000 shares have terminated. The warrant will expire on December 31, 2017.On April 30, 2012, we issued warrants to purchase 20,540,000 shares of Common Stock to investors in a private placement. Each warrant enables the holder to purchase shares of Common Stock at an exercise price of $0.50 per share. Between December 2012 and March 2013, we issued warrants to purchase 6,846,660 shares of Common Stock to investors pursuant to the additional investment rights granted to each investor in the April 30, 2012 private placement. Each warrant enables the holder to purchase shares of Common Stock at an exercise price of $0.50 per share. In connection with the private placement, we also issued warrants to purchase 450,000 shares to the placement agent. The placement agent’s warrants enable the holders to purchase shares of Common Stock at an exercise price of $0.40 per share. All of the warrants are subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the exercise price and upon other customary terms, and may be exercised at any time during a five-year period beginning on the six-month anniversary of the date of issuance.
Between April 2011 and February 2012, we issued warrants to purchase 1,517,200 shares of Common Stock to purchasers of certain convertible promissory notes. These warrants enable the holders to purchase shares of Common Stock at exercise prices ranging from $.42 to $.61 per share. The warrants are subject to adjustment in the event of certain subdivisions or combinations of our Common Stock, including stock splits and stock dividends, and may be exercised at any time during a five-year period beginning on the date of issuance.
The descriptions of the warrants are only a summary and are qualified in their entirety by the provisions of each warrant.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is www.sec.gov.
We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations
American Power Group Corporation
7 Kimball Lane, Building A
Lynnfield, Massachusetts 01940
(781) 224-2411
Information contained on our website is not a prospectus and does not constitute a part of this prospectus. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Securities and Exchange Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Pursuant to our Restated Certificate of Incorporation and Bylaws, we may indemnify our officers and directors to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS
AMERICAN POWER GROUP CORPORATION

American Power Group Corporation
Condensed Consolidated Balance Sheets

	March 31, 2014	September 30, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$880,429	$1,684,169
Certificates of deposit, restricted	300,000	300,000
Accounts receivable, trade, less allowance for doubtful accounts of $68,389 and $120,393 as of March 31, 2014 and September 30, 2013, respectively	1,653,107	1,612,280
Inventory	921,027	908,059
Prepaid expenses	66,241	150,816
Other current assets	42,741	48,472
Assets related to discontinued operations	—	66,922
Total current assets	3,863,545	4,770,718
Property, plant and equipment, net	875,017	929,821
Other assets:
Seller’s note, related party, non-current	797,387	797,387
Long term contracts, net	266,667	291,667
Purchased technology, net	266,667	291,667
Software development costs, net	3,198,335	3,180,804
Other	154,613	134,469
Total other assets	4,683,669	4,695,994
	$9,422,231	$10,396,533
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$723,105	$1,086,347
Accrued expenses	839,898	914,023
Billings in excess of cost	—	7,533
Notes payable, current	99,366	106,972
Notes payable, related parties, current	473,500	473,500
Obligations due under lease settlement, current	68,518	68,518
Total current liabilities	2,204,387	2,656,893
Notes payable, non-current	1,995,319	1,490,160
Obligations due under lease settlement, non-current	505,540	505,540
Total liabilities	4,705,246	4,652,593

Stockholders' equity:
Preferred stock, $1.00 par value, 998,854 shares authorized, 0 shares issued and outstanding	—	—
10% Convertible Preferred stock, $1.00 par value, 941 shares authorized, 942 shares issued and outstanding at March 31, 2014 and September 30, 2013	941	942
Common stock, $.01 par value, 150 million shares authorized, 50,279,280 shares and 48,375,316 issued and outstanding at March 31, 2014 and September 30, 2013	502,793	483,753
Additional paid-in capital	66,824,501	66,570,909
Accumulated deficit	(62,611,250)	(61,311,664)
Total stockholders’ equity	4,716,985	5,743,940
	$9,422,231	$10,396,533

 See accompanying notes to unaudited condensed interim consolidated financial statements.

American Power Group Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net sales	$1,258,489	$1,852,162	$3,101,010	$2,727,115
Cost of sales	911,518	1,135,806	1,852,427	1,710,210
Gross profit	346,971	716,356	1,248,583	1,016,905
Operating expenses:
Selling, general and administrative	932,474	1,265,744	1,924,091	2,148,626
Operating loss from continuing operations	(585,503)	(549,388)	(675,508)	(1,131,721)
Non operating income (expense)
Interest and financing costs	(44,897)	(46,778)	(91,004)	(87,369)
Interest income	11,010	11,455	22,295	23,515
Other, net	(36,136)	(25,798)	(74,883)	(54,720)
Non operating expense, net	(70,023)	(61,121)	(143,592)	(118,574)
Net loss	(655,526)	(610,509)	(819,100)	(1,250,295)
10% Convertible Preferred dividends	(235,447)	(187,391)	(480,486)	(400,096)
Net loss available to Common stockholders	$(890,973)	$(797,900)	$(1,299,586)	$(1,650,391)

Loss from continuing operations per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)
Net loss per Common share - 10% Preferred dividend	(0.01)	(0.01)	(0.01)	(0.01)
Net loss attributable to Common stockholders per share - basic and diluted	$(0.02)	$(0.02)	$(0.03)	$(0.04)

Weighted average shares outstanding - basic and diluted	49,062,385	46,353,829	48,722,918	45,972,012

See accompanying notes to unaudited condensed interim consolidated financial statements.

American Power Group Corporation
Condensed Consolidated Statement of Changes in Stockholders’ Equity
For the Six Months Ended March 31, 2014
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, October 1, 2013	942	$942	48,375,316	$483,753	$66,570,909	$(61,311,664)	$5,743,940
Compensation expense associated with stock options	—	—	—	—	46,167	—	46,167
Common stock issued upon option and warrant exercise	—	—	1,676,184	16,762	21,540	—	38,302
Common stock issued upon Preferred stock conversion	(1)	(1)	8,870	89	(88)	—	—
Additional fees related to issuance of 10% Convertible Preferred stock dividend	—	—	—	—	(8,761)	—	(8,761)
Common stock issued for 10% Convertible Preferred stock dividend	—	—	218,910	2,189	194,734	(196,923)	—
10% Convertible Preferred stock dividend paid in cash	—	—	—	—	—	(283,563)	(283,563)
Net loss for the six months ended March 31, 2014	—	—	—	—	—	(819,100)	(819,100)
Balance, March 31, 2014	941	$941	50,279,280	$502,793	$66,824,501	$(62,611,250)	$4,716,985

See accompanying notes to unaudited condensed interim consolidated financial statements.

American Power Group Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(819,100)	$(1,250,295)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services rendered	—	392,633
Loss on disposal of property and equipment	—	680
Depreciation expense	166,437	111,776
Amortization of deferred financing costs	10,244	—
Stock compensation expense	46,167	67,793
Provision for bad debts	8,639	—
Amortization of software costs	218,976	98,995
Amortization of long term contracts	25,000	24,999
Amortization of purchased technology	25,000	24,999
Decrease (increase) in assets:
Accounts receivable	(49,466)	(118,526)
Inventory	(12,968)	(565,292)
Costs in excess of billings	—	29,433
Prepaid and other current assets	90,062	(39,073)
Other assets	(20,144)	(900)
Assets related to discontinued operations	66,922	—
(Decrease) increase in liabilities:
Accounts payable	(382,514)	258,050
Billings in excess of costs	(7,533)	—
Accrued expenses	(84,125)	(18,453)
Net cash used in operating activities	(718,403)	(983,181)
Cash flows from investing activities:
Purchase of property and equipment	(110,233)	(740,742)
Software development costs	(218,635)	(786,101)
Net cash used in investing activities	(328,868)	(1,526,843)
Cash flows from financing activities:
Proceeds from notes payable	575,000	78,050
Repayment of notes payable	(77,447)	(72,734)
Proceeds from sale of 10% convertible preferred stock, net of fees	—	2,656,211
Proceeds from exercise of stock options	38,302	14,781
Payment made for fees related to 10% Convertible Preferred stock	(8,761)	—
Payment of cash dividend on 10% Convertible Preferred stock	(283,563)	(110,270)
Net cash provided by financing activities	243,531	2,566,038
Net (decrease) increase in cash and cash equivalents	(803,740)	56,014
Cash and cash equivalents at beginning of year	1,684,169	4,423,485
Cash and cash equivalents at end of period	$880,429	$4,479,499

See accompanying notes to unaudited condensed interim consolidated financial statements.

American Power Group Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

-Continued-

	Six Months Ended March 31,
	2014	2013
Supplemental disclosure of cash flow information:
Interest paid	$69,106	$91,101
Taxes paid	—	7,952

Supplemental disclosure of non-cash financing activities:
Shares issued for preferred stock dividend	196,923	289,826
Warrants issued	—	392,633
Software development costs included in accounts payable and accrued expenses	17,872	298,735
Property and equipment included in accounts payable	1,400	—
Inventory transferred to equipment and capitalized software	—	4,810

See accompanying notes to unaudited condensed interim consolidated financial statements.

American Power Group Corporation
Notes to Condensed Interim Consolidated Financial Statements
(Unaudited)
1.    Nature of Operations, Risks, and Uncertainties

Effective August 1, 2012, GreenMan Technologies, Inc. (the “Company”) changed its name to American Power Group Corporation ("APG"). In connection with the corporate name change, the Company’s stock trading symbol on the OTCQB has changed from “GMTI” to “APGI”. APG (together with its subsidiaries “we”, “us” or “our”) was originally founded in 1992 and has operated as a Delaware corporation since 1995.
Recent Developments
In December 2013, Iowa State Bank agreed to extend the maturity of our $2.25 million credit facility from December 31, 2013 to April 1, 2015, increase our borrowing limit to $2.5 million and expand our collateral base to include certain fixed assets which will provide more working capital availability under the credit facility.
Nature of Operations, Risks, and Uncertainties
Our patented dual fuel conversion system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility, depending on the circumstances, to run on:

•	Diesel fuel and compressed natural gas (CNG) or liquefied natural gas (LNG);

•	Diesel fuel and pipeline gas, well-head gas or approved bio-methane; or

•	100% diesel fuel.
Our proprietary technology seamlessly displaces up to 75% (average displacement ranges from 40% to 65%) of the normal diesel fuel consumption with various forms of natural gas. Installation requires no engine modification, unlike the more expensive fuel injected alternative fuel systems in the market.
By displacing highly polluting and expensive diesel fuel with inexpensive, abundant and cleaner burning natural gas, a user can:

•	Reduce fuel and operating costs by 15% to 35%;

•	Reduce toxic emissions such as nitrogen oxide (NOX), carbon monoxide (CO) and fine particulate emissions; and

•	Enhance the engine’s operating life, since natural gas is a cleaner burning fuel source.
Primary end market applications include both primary and back-up diesel generators as well as mid- to heavy-duty vehicular diesel engines.
As of March 31, 2014, we had $1,180,429 cash, cash equivalents and restricted certificates of deposit and working capital of $1,659,158.  Based on our fiscal 2014 operating budget, cash on hand at March 31, 2014 and anticipated availability under our bank working capital line, we believe we will be able to satisfy our cash requirements through at least the first quarter of calendar 2015 without the need to materially modify our operating plan.We understand our continued existence is dependent on our ability to generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. If we are unable to achieve and sustain profitability and we are unable to obtain additional financing to supplement our cash position, our ability to maintain our current level of operations could be materially and adversely affected. There is no guarantee we will be able to achieve profitability.
2.     Basis of Presentation

The consolidated financial statements include the accounts of APG and our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
The accompanying interim financial statements at March 31, 2014 are unaudited and should be read in conjunction with the financial statements and notes thereto for the year ended September 30, 2013 included in our Annual Report on Form 10-K. The balance sheet at September 30, 2013 has been derived from the audited financial statements as of that date; certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the Securities and Exchange Commission rules and regulations, although we believe the disclosures which have been made herein are adequate to ensure that the information presented is not misleading. The results of operations for the interim periods reported are not necessarily indicative of those that may be reported for a full year. In our opinion, all adjustments which are necessary for a fair statement of our financial position as of March 31, 2014 and the operating results for the interim periods ended March 31, 2014 and 2013 have been included.

3.     Certificates of Deposit
All certificate of deposit investments have an original maturity of more than three months but less than three years and are stated at original purchase price which approximates fair value. As of March 31, 2014 and September 30, 2013, we have pledged a $300,000 certificate of deposit as collateral for outstanding loans with Iowa State Bank.
4.     Receivables
Accounts Receivable
Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. Management determines the allowance for doubtful accounts by regularly evaluating past due individual customer receivables and considering a customer’s financial condition, credit history, and the current economic conditions. Individual accounts receivable are written off when deemed uncollectible, with any future recoveries recorded as income when received.
Seller’s Note Receivable, Related Party
In conjunction with the July 2009 acquisition of substantially all the American Power Group operating assets, including the name American Power Group (excluding its dual fuel patent), we acquired a promissory note from the previous owners of American Power Group (renamed M&R Development, Inc.), payable to us, in the principal amount of $797,387. The note bears interest at the rate of 5.5% per annum and was based on the difference between the assets acquired and the consideration given.
In conjunction with the 10% Convertible Preferred Stock financing in April 2012, we amended the note to increase the amount of royalties payable under a technology license (see Note 6) that can be applied to the outstanding principal and interest payments to 50% and defer all interest and principal payments due under the note during calendar 2012 and 2013. Thereafter, the aggregate principal amount due under the note was to be paid in eight equal quarterly payments plus interest. In addition, M&R will not be required to make any payments under the note until such time as we begin to make royalty payments and then, those payments will be limited to a maximum of 50% of any royalty payment due M&R on a quarterly basis. No payments have been made under the amended note as of March 31, 2014. We have classified 100% of the balance as long term. We consider this a related party note as one of the former owners of American Power Group is now an employee of ours.

5.     Inventory
Raw material inventory primarily consists of dual fuel conversion components. Work in progress includes materials, labor and direct overhead associated with incomplete dual fuel conversion projects. As of March 31, 2014 and September 30, 2013, we recorded an inventory valuation allowance of $44,073, respectively.
All inventory is valued at the lower of cost or market on the first-in first-out (FIFO) method. Inventory consists of the following:

	March 31,	September 30,
	2014	2013
Raw materials	$899,540	$895,905
Work in progress	17,625	11,423
Finished goods	3,862	731
Total inventory	$921,027	$908,059
6. Intangible Assets
We review intangibles for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of our intangible assets below their carrying value.
In conjunction with the American Power Group acquisition and license agreement, we recorded intangible assets of $500,000 associated with the execution of a long term technology license agreement and $500,000 associated with the purchase of the dual fuel conversion technology. Both values are being amortized on a straight line basis over an estimated useful life of 120 months. Amortization expenses associated with the long term technology license agreement and the purchased dual fuel conversion technology amounted to $25,000 and $50,000 for the three months and six months ended March 31, 2014 and 2013, respectively. Accumulated amortization was $466,667 at March 31, 2014 and $416,666 at September 30, 2013.
In conjunction with the 10% Convertible Preferred Stock financing in April 2012, we amended the M&R technology license agreement to modify the calculation and the timing of the royalty payments. Under the provisions of this amendment, effective April 27, 2012, the monthly royalty due is the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be earned and due until such time as our cumulative EBITDA commencing

April 1, 2012 is positive on a cumulative basis. During the three months and six months ended March 31, 2014 and 2013, we incurred $0 royalties to M&R.
A critical component of our dual fuel aftermarket conversion solution is the internally developed software component of our electronic control unit. The software allows us to seamlessly and constantly monitor and control the various gaseous fuels to maximize performance and emission reduction while remaining within all original OEM diesel engine performance parameters. We have developed a base software application and EPA's testing protocol for both our Outside Useful Life ("OUL") and Intermediate Useful Life ("IUL") engine applications, which will be customized for each engine family approved in order to maximize the performance of the respective engine family.
As of March 31, 2014, we have capitalized $3,734,195 of software development costs associated with our OUL ($1,801,506) and IUL ($1,932,689) applications, which will be amortized on a straight line basis over an estimated useful life of 60 months for OUL applications and 84 months for IUL applications. Amortization costs for the three months and six months ended March 31, 2014 and 2013 were $109,488 and $218,976 and $48,457 and $98,995, respectively.

Amortization expense associated with acquisition related intangibles during the next five years is anticipated to be:

Twelve months ending March 31:	Contracts	Technology	Software Development	Total
2014	$50,000	$50,000	$573,602	$673,602
2015	50,000	50,000	636,400	736,400
2016	50,000	50,000	632,969	732,969
2017	50,000	50,000	545,732	645,732
2018	50,000	50,000	333,425	433,425
2019 and thereafter	16,667	16,667	476,207	509,541
	$266,667	$266,667	$3,198,335	$3,731,669
7. Contracts in Progress
Contracts in progress consist of the following:

	March 31,	September 30,
	2013	2013
Costs incurred on uncompleted contracts	$14,572	$14,572
Estimated earnings on contracts in progress	25,387	25,387
	39,959	39,959
Less billings on contracts in progress	39,959	47,492
	$—	$(7,533)

Costs and estimated earnings in excess of billings	$—	$—
Billings in excess of costs and estimated earnings	—	7,533
	$—	$(7,533)
8.     Property, Plant and Equipment
Property, plant and equipment consist of the following:

	March 31,	September 30,	Estimated
	2014	2013	Useful Lives
Leasehold improvements	127,087	127,087	5 years
Machinery and equipment	1,543,503	1,431,871	3 - 7 years
Less accumulated depreciation	(795,573)	(629,137)
	875,017	929,821
9.     Product Warranty Costs
We provide for the estimated cost of product warranties for our dual fuel products at the time product revenue is recognized. Factors that affect our warranty reserves include the number of units sold, historical and anticipated rates of warranty repairs, and the cost per repair. We assess the adequacy of the warranty provision and we may adjust this provision if necessary. The increase in warranty reserve and the claims processed at March 31, 2014 and for the year ended September 30, 2013, are attributable to the increase in our revenue during those periods.
The following table provides the detail of the change in our product warranty accrual relating to dual fuel products as of:

	Quarter Ended	Year Ended
	March 31, 2014	September 30, 2013
Warranty accrual at the beginning of the period	$118,591	$18,306
Charged to costs and expenses relating to new sales	58,049	146,594
Costs of product warranty claims	(53,703)	(46,309)
Warranty accrual at the end of period	$122,937	$118,591
10.     Notes Payable/Credit Facilities
Credit Facilities
We have a $2,500,000 credit facility with Iowa State Bank under which we may borrow up to 50% of the value of eligible inventory, 75% of eligible accounts receivable, 100% of our certificate of deposit and 50% of eligible machinery and equipment. This note is due April 1, 2015 and bears interest of 7%. We have collateralized the obligation by: (i) granting to the lender a security interest in our $300,000 certificate of deposit and certain additional collateral and (ii) pledging to the lender, as additional collateral, 2,000,000 shares of our Common Stock. In addition, two directors and two members of management have each pledged 125,000 shares of our Common Stock owned by them as additional collateral.
As of March 31, 2014, we have $1,995,110 outstanding under the credit facility and do not have additional borrowing availability based on existing collateral under the terms of our working capital line.
Notes Payable, Related Party
In September and October 2010, an officer and former director loaned us a total of $323,500 in connection with a private placement of 12% six-month promissory notes. In October 2011, an officer loaned us $150,000 pursuant to the terms of a 10% promissory note due November 27, 2011. In conjunction with the 10% Convertible Preferred Stock financing in April 2012, these officers and former director agreed to extend the maturity of their notes until April 30, 2014 and reduce their interest rate to 8%. These notes have been classified as short term as of March 31, 2014.
On April 30, 2014, the two officers agreed to extend the maturity of their notes totaling $200,000 in aggregate until September 30, 2014 and the holder of the former director's note agreed to payments of $15,000 per month starting May 15, 2014 with the remaining balance due September 30, 2014.
11.     Stockholders’ Equity
Common Stock
During the six months ended March 31, 2014, holders exercised options and warrants to purchase an aggregate of 3,164,296 shares of Common Stock at exercise prices ranging from $0.28 to $0.65 utilizing a cashless exercise feature resulting in the net issuance of 1,608,147 shares of Common Stock. In addition, warrants were exercised to purchase 68,037 shares of Common Stock at an exercise prices ranging from $0.49 to $0.65.
During the six months ended March 31, 2014, 0.35 shares of 10% Convertible Preferred Stock were converted into
8,870 shares of Common Stock.
10% Convertible Preferred Stock
During the six months ended March 31, 2014, we recorded a dividend on our 10% Convertible Preferred Stock of $480,486, of which $283,563 was paid in cash. Certain stockholders agreed to accept 218,910 shares of Common Stock (valued at $196,923) in lieu of cash dividend payments.
During the six months ended March 31, 2013, we recorded a dividend on our 10% Convertible Preferred Stock of $400,096, of which $110,270 was paid in cash. Certain stockholders agreed to accept 436,936 shares of Common Stock (valued at $289,826) in lieu of cash dividend payments.
Stock Options
Amortization of stock compensation expense was $21,384 and $46,167 for the three months and six months ended March 31, 2014 and $29,603 and $67,763 for the three months and six months ended March 31, 2013. The unamortized compensation expense at March 31, 2014 was $91,660 and will be amortized over a weighted average remaining life of approximately 2.37 years.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
American Power Group Corporation
Lynnfield, Massachusetts

We have audited the accompanying consolidated balance sheets of American Power Group Corporation and subsidiaries (the “Company”) as of September 30, 2013 and 2012 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Power Group Corporation and subsidiaries as of September 30, 2013 and 2012 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Schechter Dokken Kanter Andrews & Selcer, Ltd.
Minneapolis, Minnesota
December 23, 2013

American Power Group Corporation
Consolidated Balance Sheets

	September 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,684,169	$4,423,485
Certificates of deposit, restricted	300,000	300,000
Accounts receivable, trade, less allowance for doubtful accounts of $120,393 and $162,887 as of September 30, 2013 and September 30, 2012	1,612,280	432,078
Inventory	908,059	463,553
Costs in excess of billings	—	62,667
Seller’s note, related party, current portion	—	164,038
Prepaid expenses	150,816	120,405
Other current assets	48,472	87,702
Assets related to discontinued operations	66,922	—
Total current assets	4,770,718	6,053,928
Property, plant and equipment, net	929,821	338,922
Other assets:
Seller’s note, related party, non-current	797,387	633,349
Long term contracts, net	291,667	341,666
Purchased technology, net	291,667	341,666
Software development costs, net	3,180,804	1,309,601
Other	134,469	70,567
Total other assets	4,695,994	2,696,849
	$10,396,533	$9,089,699
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,086,347	$763,515
Accrued expenses	914,023	604,406
Billings in excess of cost	7,533	1,808
Notes payable, current	106,972	90,484
Notes payable, related parties, current	473,500	—
Obligations due under lease settlement, current	68,518	68,518
Total current liabilities	2,656,893	1,528,731
Notes payable, net of current portion	1,490,160	1,605,037
Notes payable, related parties, net of current portion	—	473,500
Obligations due under lease settlement, net of current portion	505,540	505,540
Total liabilities	4,652,593	4,112,808

Stockholders' equity:
Preferred stock, $1.00 par value, 998,854 shares authorized, 0 shares issued and outstanding	—	—
10% Convertible Preferred stock, $1.00 par value, 1,146 shares authorized, 942 shares and 759 shares issued and outstanding at September 30, 2013 and 2012	942	759
Common stock, $.01 par value, 150 million shares authorized, 48,375,316 shares and 44,920,180 issued and outstanding at September 30, 2013 and 2012	483,753	449,201
Additional paid-in capital	66,570,909	62,912,306
Accumulated deficit	(61,311,664)	(58,385,375)
Total stockholders’ equity	5,743,940	4,976,891
	$10,396,533	$9,089,699

See accompanying notes to consolidated financial statements.

American Power Group Corporation
Consolidated Statements of Operations

	Years Ended September 30,
	2013	2012
Net sales	$7,017,122	$2,633,880
Cost of sales	4,290,995	1,935,767
Gross profit	2,726,127	698,113
Operating expenses
Selling, general and administrative	4,597,311	2,927,282
Operating loss from continuing operations	(1,871,184)	(2,229,169)
Non operating (expense) income
Interest and financing costs	(158,839)	(1,612,052)
Loss on induced conversion incentive	—	(582,143)
Interest income	46,688	53,977
Other, net	(126,506)	(127,778)
Non operating expense, net	(238,657)	(2,267,996)
Loss from continuing operations	(2,109,841)	(4,497,165)
Discontinued operations
Income (loss) from discontinued operations, net of taxes	66,922	(63,085)
	66,922	(63,085)
Net loss	(2,042,919)	(4,560,250)
10% Convertible Preferred stock dividends	(883,370)	(358,460)
10% Convertible Preferred stock beneficial conversion feature	—	(9,748,127)
Net loss available to common stockholders	$(2,926,289)	$(14,666,837)

Loss from continuing operations per share – basic and diluted	$(0.04)	$(0.11)
Income from discontinued operations per share – basic and diluted	—	—
Net loss per Common share - 10% Preferred Stock dividend	(0.02)	(0.01)
Net loss per Common share - Preferred Stock beneficial conversion feature	—	(0.25)
Net loss attributable to Common stockholders - basic and diluted	$(0.06)	$(0.37)

Weighted average Common shares outstanding - basic and diluted	46,480,848	39,352,340

See accompanying notes to consolidated financial statements.

American Power Group Corporation
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended September 30, 2013 and 2012

	10% Convertible Preferred Stock		Common Stock		Additional Paid In	Accumulated	Common Shares Held As
	Shares	Amount	Shares	Amount	Capital	Deficit	Collateral	Total
Balance, October 1, 2011	—	—	36,173,033	$361,730	$40,297,853	$(43,718,538)	$(20,000)	$(3,078,955)
Compensation expense associated with stock options	—	—	—	—	169,418	—	—	169,418
Common stock issued upon option exercise	—	—	115,856	1,158	29,697	—	—	30,855
Common stock issued with promissory notes	—	—	421,750	4,218	206,658	—	—	210,876
Common stock issued for services rendered	—	—	288,757	2,888	141,011	—	—	143,899
Common stock issued upon convertible debt exercise	—	—	7,510,151	75,101	3,338,655	—	—	3,413,756
Common stock issued for convertible debt interest	—	—	454,734	4,547	294,723	—	—	299,270
Beneficial conversion discount on convertible notes payable	—	—	—	—	325,949	—	—	325,949
Induced conversion incentive on convertible notes payable	—	—	—	—	582,143	—	—	582,143
Value of warrants issued for financing	—	—	—	—	122,834	—	—	122,834
Sale of 10% Convertible Preferred stock unit:
Sale of 10% Convertible Preferred stock, net of fees	822	$822	—	—	3,823,397	—	—	3,824,219
Value of warrants issued with 10% Convertible Preferred stock	—	—			2,219,758			2,219,758
Value of additional investment right issued with 10% Convertible Preferred stock	—	—	—	—	1,366,369	—	—	1,366,369
10% Convertible Preferred stock beneficial conversion feature	—	—	—	—	9,748,127	(9,748,127)	—	—
Common Stock issued upon Preferred Stock conversion	(63)	(63)	1,557,705	15,577	(15,514)	—	—	—
Common stock issued for 10% Convertible Preferred stock dividend	—	—	398,194	3,982	261,228	(265,210)	—	—
10% Convertible Preferred stock dividend paid in cash	—	—	—	—	—	(93,250)	—	(93,250)
Return of collateral shares	—	—	(2,000,000)	(20,000)	—	—	20,000	—
Net loss for fiscal year ended September 30, 2012	—	—	—	—	—	(4,560,250)	—	(4,560,250)
Balance, September 30, 2012	759	$759	44,920,180	$449,201	$62,912,306	$(58,385,375)	$—	$4,976,891
Compensation expense associated with stock options	—	—	—	—	127,000	—	—	127,000
Common stock issued upon option exercise			507,275	5,073	24,405			29,478
Common stock issued for services rendered					441,422			441,422
Sale of 10% Convertible Preferred stock, net of fees	274	274			2,646,005			2,646,279
Common Stock issued upon Preferred Stock conversion	(91)	(91)	2,283,960	22,840	(22,749)			—
Common stock issued for 10% Convertible Preferred stock dividend			663,901	6,639	442,520	(449,159)		—
10% Convertible Preferred stock dividend paid in cash						(434,211)		(434,211)
Net loss for fiscal year ended September 30, 2013						(2,042,919)		(2,042,919)
Balance, September 30, 2013	942	$942	48,375,316	$483,753	$66,570,909	$(61,311,664)	$—	$5,743,940

See accompanying notes to consolidated financial statements.

American Power Group Corporation
Consolidated Statements of Cash Flows

	Years Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(2,042,919)	$(4,560,250)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory valuation allowance	44,073	—
Loss on disposal of property, plant, and equipment	680	7,622
(Gain) loss on discontinued operations	(66,922)	63,085
Warrants and shares issued for services rendered	441,422	143,899
Amortization of stock issued with debt	—	210,876
Amortization of beneficial conversion feature and warrants	—	934,327
Amortization of debt incentive conversion	—	582,143
Depreciation expense	268,418	135,710
Amortization of deferred financing costs	25,685	105,941
Stock compensation expense	127,000	169,418
Provision for bad debts	120,393	162,887
Amortization of software development costs	273,700	43,182
Amortization of long term contracts	49,999	50,006
Amortization of purchased technology	49,999	50,006
(Increase) decrease in assets:
Accounts receivable	(1,300,595)	(223,390)
Inventory	(488,579)	(115,374)
Costs in excess of billings	62,667	81,103
Prepaid and other current assets	118,779	169,945
Other assets	(63,902)	30,138
(Decrease) increase in liabilities:
Accounts payable	322,832	(205,909)
Billings in excess of costs	5,725	(40,899)
Accrued expenses	253,617	(10,552)
Net cash used in operating activities	(1,797,928)	(2,216,086)
Cash flows from investing activities:
Proceeds from disposal of property, plant and equipment	400	—
Purchase of property and equipment	(860,397)	(98,714)
Software development costs	(2,088,903)	(1,352,783)
Net cash used in investing activities	(2,948,900)	(1,451,497)
Cash flows from financing activities:
Proceeds from convertible notes payable	—	1,185,000
Proceeds from notes payable	467,250	280,000
Proceeds from notes payable, related party	—	156,000
Repayment of notes payable, related party	—	(52,638)
Repayment of notes payable	(667,534)	(936,678)
Proceeds from exercise of stock options	29,478	30,855
Deferred financing costs	(33,750)	(44,834)
Proceeds from Seller's note	—	2,613
Payment of cash dividend on 10% convertible preferred stock	(434,211)	(93,250)
Net proceeds on issuance of 10% convertible preferred stock	2,646,279	7,410,343
Net cash provided by financing activities	2,007,512	7,937,411
Net (decrease) increase in cash and cash equivalents	(2,739,316)	4,269,828
Cash and cash equivalents at beginning of year	4,423,485	153,657
Cash and cash equivalents at end of year	$1,684,169	$4,423,485

See accompanying notes to consolidated financial statements.

American Power Group Corporation
Consolidated Statements of Cash Flows

	Years Ended September 30,
	2013	2012

Supplemental disclosure of cash flow information:
Interest paid	$151,030	$237,500

Supplemental disclosure of non-cash financing activities:
Shares issued and returned as additional collateral	$—	$(20,000)
Shares issued with debt extensions	—	210,875
Shares issued for converted debt	—	3,713,026
Beneficial conversion feature attributable to convertible debt	—	325,949
Software development costs included in accounts payable and accrued expenses	56,000	—
Insurance premiums financed with short-term debt	101,895	100,219
Warrants issued	—	122,834
Dividends paid on preferred stock through issuance of common stock	449,159	265,210
Beneficial conversion feature attributable to 10% convertible preferred stock	—	9,748,127

See accompanying notes to consolidated financial statements.

American Power Group Corporation
Notes to Consolidated Financial Statements
1.    Summary of Significant Accounting Policies
Effective August 1, 2012, GreenMan Technologies, Inc. (the “Company”) changed its name to American Power Group Corporation ("APG"). In connection with the corporate name change, the Company’s stock trading symbol on the OTCQB has changed from “GMTI” to “APGI”.
APG (together with its subsidiaries “we”, “us” or “our”) was originally founded in 1992 and has operated as a Delaware corporation since 1995.
Recent Developments
In November 2012, we signed a National Distributor and Master Marketing Agreement with WheelTime Network LLC, a truck service network with 18 member companies providing installation and warranty support through nearly 200 service centers, 2,800 service bays, 3,500 factory-trained technicians and 30 training facilities located across the United States and Canada. Under the agreement, WheelTime endorsed American Power Group's dual fuel conversion technology to its 18 member companies and encouraged each member to become a certified installer and authorized dealer of American Power Group's Vehicular Turbocharged Natural Gas Systems. As of September 30, 2013, all of WheelTime's 18 member companies have agreed to become non-exclusive dealers and installers of our dual fuel technology. We believe that this relationship provides us the opportunity to accelerate the national rollout of our vehicular dual fuel through access to a large national network of qualified diesel engine personnel as well as testing/installation equipment.
In addition, we issued WheelTime warrants to purchase 1,540,000 shares of our Common Stock at an exercise price of $.55 per share. The warrant is immediately exercisable with respect to 100,000 shares of Common Stock with the remaining shares becoming exercisable in increments of 50,000 shares upon the execution of a certified installer agreement and a dealer agreement by each of the 18 members during the first year after the original issue date of the Warrant. An additional 30,000 warrants become exercisable for each member that agrees to become an exclusive dealer by December 31, 2013. As of December 18, 2013, no member has chosen to become exclusive. The warrant will expire on December 31, 2017.
During fiscal 2013, we were notified by the Environmental Protection Agency ("EPA") of an additional 360 approvals for various Outside Useful Life ("OUL") vehicular engine families. As of September 30, 2013, we had an industry leading 449 OUL vehicular engine family approvals.
In March 2013, we introduced the nation’s first natural gas dual fuel glider kit. The term glider kit refers to a truck that is built from the “ground up” with a new frame, cab, electrical system and front axle but utilizing two of the following three rebuilt components: (1) engine, (2) transmission, or (3) rear axle. As a result, the initial purchase price is typically 25% lower than a new diesel truck and maintenance costs are typically 70% less compared to new truck.
In December 2013, Iowa State Bank agreed to extend the maturity of our $2,250,000 credit facility from December 31, 2013 to April 1, 2015, increase our borrowing limit to $2.5 million and expand our collateral base to include certain fixed assets which will provide more working capital availability under the credit facility.
Nature of Operations, Risks, and Uncertainties
Our patented dual fuel conversion system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility, depending on the circumstances, to run on:

•	Diesel fuel and compressed natural gas (CNG) or liquefied natural gas (LNG);

•	Diesel fuel and pipeline gas, well-head gas or approved bio-methane; or

•	100% diesel.
Our proprietary technology seamlessly displaces up to 75% (average displacement ranges from 40% to 65%) of the normal diesel fuel consumption with various forms of natural gas. Installation requires no engine modification, unlike the more expensive fuel injected alternative fuel systems in the market.
By displacing highly polluting and expensive diesel fuel with inexpensive, abundant and cleaner burning natural gas, a user can:

•	Reduce fuel and operating costs by 15% to 35%;

•	Reduce toxic emissions such as nitrogen oxide (NOX), carbon monoxide (CO) and fine particulate emissions; and

•	Enhance the engine’s operating life, since natural gas is a cleaner burning fuel source.

Primary end market applications include both primary and back-up diesel generators as well as mid- to heavy-duty vehicular diesel engines.
As of September 30, 2013, we had $1,984,169 in cash, cash equivalents and restricted certificates of deposit and working capital of $2,113,825. Based on our fiscal 2014 operating budget, cash on hand at September 30, 2013 and anticipated availability under our bank working capital line, we believe we will be able to satisfy our cash requirements through at least the end of calendar 2014 without the need to materially modify our operating plan. We understand our continued existence is dependent on our ability to generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. If we are unable to achieve and sustain profitability and we are unable to obtain additional financing to supplement our cash position, our ability to maintain our current level of operations could be materially and adversely affected. There is no guarantee we will be able to achieve profitability.
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of APG and our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Management Estimates
The preparation of financial statements in conformity with the United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recorded during the reporting period. Actual results could differ from those estimates. Such estimates relate primarily to the estimated lives of property and equipment, other intangible assets, the valuation reserve on deferred taxes, the value of our lease settlement obligation, the value of equity instruments issued and percentage of completion on contracts. The amount that may be ultimately realized from assets and liabilities could differ materially from the values recorded in the accompanying financial statements as of September 30, 2013.
Cash Equivalents
Cash equivalents include short-term investments with original maturities of three months or less.
Certificates of Deposit
All certificate of deposit investments have an original maturity of more than three months but less than three years and are stated at original purchase price which approximates fair value. As of September 30, 2013 and 2012, we have pledged a $300,000 certificate of deposit as collateral for two loans currently outstanding with Iowa State Bank.
Concentration of Credit Risk
Financial instruments which potentially subject us to a concentration of credit risk are cash and cash equivalents. We maintain our bank accounts at multiple banks which at times such balances may exceed FDIC insured limits. We have not experienced any losses as a result of this practice.
Accounts Receivable
Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. Management determines the allowance for doubtful accounts by regularly evaluating past due individual customer receivables and considering a customer's financial condition, credit history, and the current economic conditions. Individual accounts receivable are written off when deemed uncollectible, with any future recoveries recorded as income when received.
Inventory
Raw material inventory primarily consists of dual fuel conversion components. Work in progress includes materials, labor and direct overhead associated with incomplete dual fuel conversion projects. All inventory is valued at the lower of cost or market on the first-in first-out (FIFO) method. As of September 30, 2013, we recorded an inventory valuation allowance of $44,073. There was no allowance as of September 30, 2012.

Inventory consists of the following:

	September 30, 2013	September 30, 2012
Raw materials, net of valuation allowance	$895,905	$448,212
Work in progress	11,423	—
Finished goods	731	15,341
Total inventory	$908,059	$463,553

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation and amortization expense is provided on the straight-line method. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Significant improvements and major renewals that extend the useful life of equipment are capitalized.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising costs were $171,362 and $40,142 for the fiscal years ended September 30, 2013 and 2012, respectively.
Revenue Recognition
Our dual fuel conversion operations derive revenue from (1) product revenue which is earned from the sale and installation of dual fuel conversion equipment and (2) maintenance and service agreements. All components are purchased from external sources including several proprietary patented components which are configured by our internal engineering staff to a customer's specific diesel engine family. The components are assembled into installation kits by us and then delivered on site for installation. All installations are managed by an American Power Group led team or certified third party installer.
Overall, our services and dual fuel conversion equipment for both vehicular and stationary are generally sold based upon purchase orders or contracts with our customers that include fixed or determinable prices but do not include right of return provisions or other significant post-delivery obligations. We recognize revenue from product sales when title passes to the customer, the customer assumes risks and rewards of ownership, collectability is reasonably assured, and delivery occurs as directed by our customer. Service revenue, including engineering services, is recognized when the services are rendered and collectability is reasonably assured.
Percentage of Completion. Revenue from certain long-term, integrated project management contracts to provide and install our dual fuel conversion equipment for stationary power generation is reported on the percentage-of-completion method of accounting. Progress is generally based upon costs incurred to date in relation to the total estimated costs for each contract. Revisions in costs and earnings during the course of the contract are reflected in the accounting period in which facts requiring revisions become known. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued.
Multiple-Element Arrangements. We also enter into Multiple-Element Arrangements to sell our dual fuel conversion equipment with engineering and installation services in both the stationary and vehicular applications. We recognize the revenue associated with the dual fuel conversion equipment when title and risk passes to our customer and recognize the service revenue when the service is complete using parameters specified in the first paragraph of this Revenue Recognition Policy.
Shipping and Handling Fees and Costs.
Shipping and handling fees and costs billed to customers and incurred by the Company are reported on a net basis in cost of sales in the consolidated statements of operations.
Income Taxes
Deferred tax assets and liabilities are recorded for temporary differences between the financial statement and tax basis of assets and liabilities using the currently enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss and tax credit carryforwards to the extent their realization is more likely than not. The deferred tax benefit for the period represents the change in the net deferred tax asset or liability from the beginning to the end of the period. As of September 30, 2013, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements and has approximately $24,000 of accrued interest and penalties relating to state income taxes associated with an inactive subsidiary. The Company with few exceptions, is no longer subject to U.S. Federal, state or local income tax examinations by authorities for years before fiscal 2010.
Stock-Based Compensation

The Company measures and recognizes compensation cost for all share-based awards based on the grant-date fair value estimated using the Black-Scholes option pricing model. We have estimated for forfeitures in determining expected terms on stock options for calculating expense. Amortization of stock compensation expense was $127,000 and $169,418 for the fiscal years ended September 30, 2013 and 2012, respectively. The unamortized compensation expense at September 30, 2013 was $137,289 and will be amortized over a weighted average remaining amortizable life of approximately 2.4 years.
The fair value of each option grant during the year ended September 30, 2013 under the 2005 Stock Option Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest rate of approximately 1%; expected volatility based on historical trading information of approximately 66% and expected terms of 4 years.
The fair value of each option grant during the year ended September 30, 2012 under the 2005 Stock Option Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest rate of approximately 1%; expected volatility based on historical trading information of approximately 67% and expected terms of 5 years.
Intangible Assets
We review intangibles for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of our intangible assets below their carrying value.
In conjunction with the American Power Group acquisition and license agreement, we recognized $500,000 associated with the execution of a long term technology license agreement and $500,000 associated with the purchase of the dual fuel conversion technology. Both values are being amortized on a straight line basis over an estimated useful life of 120 months. Amortization expenses associated with the long term technology license agreement and the purchased dual fuel conversion technology amounted to $99,999 for the fiscal years ended September 30, 2013 and 2012. Accumulated amortization was $416,666 and $316,667 at September 30, 2013 and 2012, respectively.
A critical component of our dual fuel aftermarket conversion solution is the internally developed software component of our electronic control unit. The software allows us to seamlessly and constantly monitor and control the various gaseous fuels to maximize performance and emission reduction while remaining within all original OEM diesel engine performance parameters. We have developed a base software application and EPA testing protocol for both our OUL and IUL engine applications, which will be customized for each engine family approved in order to maximize the performance of the respective engine family.

During fiscal year 2011, we incurred costs to develop these software applications that were recorded as research and development costs and expensed as incurred until we were able to establish technological feasibility, which we did in September 2011 with our first EPA engine family approval. As a result, we began capitalizing costs associated with our software application development. We will cease capitalization of additional costs when each engine family is available for general release to customers. As of September 30, 2013, we have capitalized $3,497,686 of development costs associated with our Outside Useful Life ("OUL") ($1,801,506) and Inside Useful Life ("IUL") ($1,696,180) applications, which will be amortized on a straight line basis over an estimated useful life of 60 months for OUL applications and 84 months for IUL applications. Amortization costs for the fiscal years ended September 30, 2013 and 2012, respectively, were $273,700 and $43,182.

Amortization expense associated with related intangibles during the next five years is anticipated to be:

Years ending September 30:	Contracts	Technology	Software Development	Total
2014	$50,000	$50,000	$561,448	$661,448
2015	50,000	50,000	602,613	702,613
2016	50,000	50,000	602,613	702,613
2017	50,000	50,000	581,909	681,909
2018	50,000	50,000	400,976	500,976
2019 and thereafter	41,667	41,667	431,245	514,579
	$291,667	$291,667	$3,180,804	$3,764,138

On June 30, 2011, we amended the Exclusive Patent License Agreement dated as of June 17, 2009 between our company and M&R. Pursuant to the amendment:

•
The royalties payable to M&R will be reduced from 10% to 6% for sales as defined in the license from and after the date (the “Royalty Modification Date”) that the sum of all royalties paid to M&R under the license equals $15 million on a cumulative basis, and will be eliminated altogether from and after the date that the sum of all royalties paid to M&R equals $36 million on a cumulative basis (the “Technology Transfer Date”);

•
Prior to the Royalty Modification Date, neither M&R nor any of its stockholders, directors, officers or other representatives may (i) sell, license or otherwise transfer any of the patent rights licensed by us or any other proprietary technology or information owned by M&R which relate to the licensed patent rights (together, the “Technology Rights”), (ii) sell or otherwise transfer a majority of M&R’s outstanding capital stock or (iii) enter into any agreement or commitment contemplating either of the foregoing;

•
M&R has assigned all of its right, title and interest in and to the Technology Rights to us, such assignment to be effective on the Technology Transfer Date, and subject only to the prior receipt by M&R of $36 million in cumulative royalty payments on or before such date;

•
At any time during the period beginning on the Royalty Modification Date and ending on the first anniversary of the Royalty Modification Date, the Company may purchase the Technology Rights from M&R for an additional payment of $17.5 million; and

•
If we do not exercise the foregoing purchase right prior to the first anniversary of the Royalty Modification Date, and if M&R subsequently receives a bona fide offer from a third party to purchase some or all of the Technology Rights, we will have the right, exercisable at any time within 30 days after the receipt of such an offer, to purchase the Technology Rights from M&R for a purchase price equal to 110% of the price offered by such third party less the sum of all royalties paid to M&R on or before the date we give notice of our election to purchase the Technology Rights.

In conjunction with the 10% Convertible Preferred Stock financing, on April 27, 2012, we again amended the Exclusive Patent License Agreement to modify the calculation of the royalty payments and the timing of the royalty payments. Under the provisions of this amendment, effective April 27, 2012 the monthly royalty due shall be the lesser of 10% of net sales (or 6% of net sales when we have paid $15 million in cumulative royalties) or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. During the fiscal years ended September 30, 2013 and 2012, we incurred license fees to M&R of $0 and $120,404, respectively.
Product Warranty Costs
We provide for the estimated cost of product warranties for our dual fuel products at the time product revenue is recognized. Factors that affect our warranty reserves include the number of units sold, historical and anticipated rates of warranty repairs, and the cost per repair. We assess the adequacy of the warranty provision on a quarterly basis and we may adjust this provision if necessary. The increase in warranty reserve at September 30, 2013 is attributable to the increase in revenue during fiscal 2013.
The following table provides the detail of the change in our product warranty accrual relating to dual fuel products as of:

	September 30, 2013	September 30, 2012
Warranty accrual at the beginning of the period	$18,306	$27,620
Charged to costs and expenses relating to new sales	146,594	23,814
Costs of product warranty claims	(46,309)	(33,128)
Warranty accrual at the end of period	$118,591	$18,306
Long-Lived Assets
Long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We evaluate at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, we use future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are fully recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell.
Recent Accounting Pronouncements

ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities
This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet, and instruments and transactions subject to an agreement similar to a master netting arrangement. The requirements are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company is currently evaluating the prospective effects, if any, of adopting this guidance.

ASU 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment
This ASU gives an entity the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test for indefinite-lived intangible assets other than goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity's financial statements for the most recent annual or interim period have not yet been issued. The Company is currently evaluating the prospective effects, if any, of adopting this guidance.

ASU 2012-04, Technical Corrections and Improvements
This ASU makes certain incremental improvements to U.S. generally accepted accounting principles (GAAP) including, among other revisions, conforming amendments that identify when the use of fair value should be linked to the definition of fair value in ASC 820. The majority of the amendments in ASU 2012-04 were effective upon issuance on October 1, 2012, for both public entities and nonpublic entities. For public entities, the more substantive amendments that are subject to transition guidance are effective for fiscal periods beginning after December 15, 2012. The Company is currently evaluating the prospective effects, if any, of adopting this guidance.

ASU 2013-02 Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income
This ASU requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. Public companies are required to comply with the requirements of ASU 2013-02 for all reporting periods (interim and annual) beginning after December 15, 2012. The Company is currently evaluating the prospective effects, if any, of adopting this guidance.

ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation is Fixed at the Reporting Date (a consensus of the FASB Emerging Issues Task Force)

This ASU requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of the guidance is fixed at the reporting date, as the sum of the following:
    The amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors
        Any additional amount the reporting entity expects to pay on behalf of its co-obligors

The amendments in ASU 2013-04 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company is currently evaluating the prospective effects, if any, of adopting this guidance.

ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)

Per this ASU, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company is currently evaluating the prospective effects, if any, of adopting this guidance.

Reclassification
Certain amounts in the 2012 financial statements have been reclassified to conform to the 2013 presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.
Net Loss Per Share
Basic net loss per share is calculated by dividing the net loss less the sum of 10% Convertible Preferred Stock dividends declared and the deemed-dividend from the beneficial conversion feature recorded by the weighted average number of common shares outstanding during the period. The beneficial conversion feature recorded resulted from the issuance of 10% Convertible Preferred Stock, warrants and an additional investment right with conversion prices less than the fair value of the as-converted common shares. The beneficial conversion feature is the difference between the conversion prices of the 10% Convertible Preferred Stock, warrants and additional investment right and the fair value of the common stock into which they are convertible (as calculated under the Black-Scholes pricing model), multiplied by the number of common shares they are convertible into. The result has no impact on our cash, net loss or total stockholders' equity. However, it does increase the net loss per common share for purposes of presenting net loss per share. Diluted earnings per share reflects additional common shares that would have been outstanding if potentially dilutive common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by us relate to outstanding 10% Convertible Preferred Stock, stock options and warrants. Basic and diluted net loss per share is ($.06) and ($0.37) for the years ended September 30, 2013 and 2012, respectively, do not include the effect of the inclusion of 10% Convertible Preferred Stock, outstanding options and warrants since their inclusion would be anti-dilutive. The calculation of diluted net loss per share above excludes 34,201,803 and 26,831,223 options and warrants that are outstanding at September 30, 2013 and 2012, respectively, and 23,544,990 and 18,982,500 shares issuable upon conversion of Preferred Stock at September 30, 2013 and 2012, respectively. Due to our operating at a loss, these options and warrants are deemed to be anti-dilutive as their exercise price exceeds the average closing price used in the calculation of fully diluted shares.
2.     Discontinued Operations
On August 1, 2011, we completed the sale of substantially all of the assets of our former recycled products subsidiary, Green Tech Products to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Products’ senior managers. The consideration for the purchase of the assets was (i) the assumption of substantially all of Green Tech Products’ liabilities, which were approximately $1.2 million; (ii) a $50,000 stock inventory credit toward the purchase of products and services from the buyer, which credit may be applied during the first nine months after completion of the sale; and (iii) a promissory note in the principal amount of $100,000, which is payable in increasing monthly installments over a period of 60 months.
In March 2012, Irish Knight Holdings agreed, in consideration of a $25,000 reduction in the stock inventory credit and a $38,000 reduction in the then outstanding balance of the promissory note, to pay us a total of $80,000 by December 31, 2012 in full satisfaction of the inventory credit and note, which they did. As a result, we recorded an additional loss on disposal of discontinued assets of $63,000 during the twelve months ended September 30, 2012.
During September 2013, we were notified we were to receive a refund of previously paid insurance premiums associated with former discontinued operations and as a result recorded income from discontinued operations of $66,922 for the twelve months ended September 30, 2013.
Net gain or loss from our discontinued operations for the twelve months ended September 30 were as follows:

	September 30, 2013	September 30, 2012
Income (loss) from discontinued operations, net of taxes	$66,922	$(63,085)
3.     Property, Plant and Equipment
Property, plant and equipment consist of the following:

	September 30, 2013	September 30, 2012	Estimated Useful Lives
Leasehold improvements	$127,087	$—	5 years
Machinery and equipment	1,431,871	719,474	3 – 7 years
Less accumulated depreciation	(629,137)	(380,552)
Machinery and equipment, net	$929,821	$338,922

4. Contracts in Progress
Contracts in progress consist of the following:

	September 30, 2013	September 30, 2012
Costs incurred on uncompleted contracts	$14,572	$419,396
Estimated earnings on contracts in progress	25,387	126,564
	39,959	545,960
Less billings on contracts in progress	47,492	485,101
	$(7,533)	$60,859
Costs and estimated earnings in excess of billings	$—	$62,667
Billings in excess of costs and estimated earnings	7,533	1,808
	$(7,533)	$60,859
5. Seller’s Note Receivable, Related Party
In conjunction with the July 2009 acquisition of substantially all the American Power Group operating assets, including the name American Power Group (excluding its dual fuel patent), we acquired a promissory note from the previous owners of American Power Group (renamed M&R Development, Inc.), payable to the Company, in the principal amount of $800,000. The note bears interest at the rate of 5.5% per annum and was based on the difference between the assets acquired and the consideration given. Per our agreement, 25% of any royalties due periodically to M&R under a technology license agreement will be applied against outstanding interest and principal due under the terms of the note rather than be paid to M&R. In conjunction with the 10% Convertible Preferred Stock financing, on April 27, 2012, we amended the note to extend the maturity of the note from July 2013 to February 2015 and defer all interest and principal payments due under the note during calendar years 2012 and 2013. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest. Based on the fiscal year 2014 plan, we have classified 100% of the balance as long term. We consider this a related party note as one of the former owners of M & R Development is now an employee of ours.
6.     Notes Payable/Credit Facilities
Credit Facilities
American Power Group has a $2,250,000 credit facility with Iowa State Bank of which $1,200,000 is considered our working capital line under which we may borrow up to 50% of the value of eligible inventory and 75% of eligible accounts receivable. We have collateralized the obligations by: (i) granting to the lender a security interest in a $300,000 certificate of deposit and certain additional collateral and (ii) issuing to the lender, as additional collateral, 2,000,000 shares of our Common Stock. The shares, which could not be sold unless we are in default, were valued at $20,000 at November 9, 2010, representing their par value and are treated as a contra equity amount on the balance sheet at September 30, 2011. In December 2011, the lender agreed to return the 2,000,000 shares in return for our pledge to issue in the future up to 2,000,000 shares in the event of a default. This pledge agreement will be terminated at such time as all obligations under the credit facility have been satisfied and the lender has no further obligations to make advances under the credit facility. During June 2011, Iowa State Bank agreed to advance an additional $250,000 under the credit facility under the condition it was repaid by December 31, 2013 (subsequently extended to April 1, 2015). In addition, two directors and two members of management have each pledged 125,000 shares of our Common Stock as additional collateral for this $250,000 advance. At September 30, 2013 and 2012, we had $1,420,110 and $1,560,110 outstanding under the credit facility, respectively.
In December 2013, Iowa State Bank agreed to extend the maturity of our $2,250,000 credit facility from December 31, 2013 to April 1, 2015, increase our borrowing limit to $2.5 million and expand our collateral base to include fixed assets which will provide more working capital availability under the credit facility.

Notes payable consists of the following at:	September 30, 2013	September 30, 2012
Term notes payable, Iowa State Bank, secured by a $300,000 certificate of deposit and 2 million shares of common stock, with a rate of 7% and principal due April 1, 2015	$1,420,110	$1,560,110
Term notes payable, Iowa State Bank, secured by various American Power Group equipment with interest rates ranging from 6.4% to 7.7% and requiring monthly payments from $305 to $1,162 and with due dates ranging from August 2014 to February 2018	131,203	84,705
Other unsecured term note payable with interest rate at 5.7%, requiring monthly payments of principal and interest with a due date of February 27, 2013	45,819	50,706
	1,597,132	1,695,521
Less current portion	(106,972)	(90,484)
Notes payable, non-current portion	$1,490,160	$1,605,037

The following is a summary of maturities of carrying values of all notes payable at September 30, 2013:

Years Ending September 30:
2014	$106,972
2015	1,452,607
2016	20,217
2017	12,110
2018	5,226
$1,597,132

Note Payable-Related Party- Other
The following is a summary of unsecured notes payable-related party at:

	September 30, 2013	September 30, 2012
Officer and former director 8% promissory notes, due April 30, 2014	$323,500	$323,500
Officer 8% promissory note, due April 30, 2014	150,000	150,000
	$473,500	$473,500

Convertible Notes Payable
Prior to the April 30, 2012 private placement of 10% Convertible Preferred Stock, the Company had entered into three types of private offerings:

1)
October 2010 Offering of 10% convertible notes payable, whereby all notes were due 24 months after issuance and convertible, after six months, into shares of Common Stock at a conversion price equal to 85% of the closing price of our Common stock on the day the notes are issued. All notes and accrued interest due were converted into 1,229,228 shares of Common Stock during the fiscal year ended September 30, 2012.

2)
April 2011 Offering of 10% convertible notes payable, whereby all notes were due 24 months after issuance and convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price equal to the lower of 110% of the volume-weighted average price of our Common Stock on April 22, 2011 or $0.59. In addition, each investor received a warrant to purchase a number of shares of Common Stock which was equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor was convertible, multiplied by 0.3. Each warrant is exercisable for a period of five years after the date the investor subscribed for his or her note, at a price equal to 120% of the volume-weighted average price of our Common Stock on April 22, 2011. All notes and accrued interest due were converted into 4,083,604 shares of Common Stock during the fiscal year ended September 30, 2012.

3) November 2011 Offering of 10% convertible notes payable, whereby all notes were due 24 months after issuance and convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price equal to 85% of the closing price of our Common Stock on the date the note was issued. In addition, each investor received a warrant to purchase a number of shares of Common Stock which was equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor was convertible, multiplied by 0.3. Each warrant is exercisable for a period of five years after the date the investor subscribed for his or her note, at a price equal to 95% of the volume-weighted average price of our Common Stock on the date the note was issued. All notes and accrued interest due were converted into 2,650,322 shares of Common Stock during the fiscal year ended September 30, 2012.
The following table provides detail of convertible debt, including beneficial conversion features, warrants and deferred financing costs recorded through April 30, 2012 as all debt including outstanding interest was converted to Common Stock as of September 30, 2012.

	Gross Proceeds	Interest incurred through 9/30/2012	Shares issued in conversion of debt and interest	Beneficial conversion feature (BCF)	Warrants issued to convert to Common Shares		Warrant value		Loss on induced conversion agreement		Deferred Financing Cost
10% convertible notes (1)	$500,000	$34,066	1,229,228	$85,343	—		$—		$—		$29,555
10% convertible notes (2)	$1,725,000	$157,521	4,083,604	$318,368	877,119		187,011		582,143		51,750
10% convertible notes (3)	$1,185,000	$30,940	2,650,322	$325,949	775,105		122,834		—		34,450
	$3,410,000	$222,527	7,963,154	$729,660	1,652,224	*	$309,845	**	$582,143	***	$115,755	****

*The beneficial conversion discount was recorded as paid-in-capital and was amortized to interest expense over the two-year term of the notes or ratably upon any conversion. Amortization was $658,527 during the fiscal year ended September 2012, reflecting the amortization of all remaining amount during fiscal year 2012.
**Warrants allow the investor to purchase Common Stock at exercise prices ranging from $0.42 to $0.65 per share. We recorded as a debt discount and paid-in-capital for the issuance of warrants and was amortized to interest expense over the two year term of the notes or ratably upon any conversion. Amortization was $275,800 during the fiscal year ended September 30, 2012, reflecting the amortization of all remaining amounts during fiscal year 2012.
***An agreement was reached with certain investors to convert early after the Company agreed to reduce the conversion price of $1.6 million of notes from $0.59 to $0.45. We recorded a non-cash loss on conversion incentive of $582,143 during the fiscal year ended September 30, 2012 associated with this pricing.
****Deferred financing costs included $2,905 associated with the issuance of placement agent warrants to purchase an aggregate of 15,000 shares of Common Stock at exercise prices ranging from $.45 to $.61 per share. The warrants are immediately exercisable and have a term of two years from the date of grant. Amortization was $95,518 during the fiscal year ended September 30, 2012, reflecting the amortization of all remaining amounts during fiscal year 2012.
7.    Commitments and Contingencies
Employment Agreements
We have employment agreements with three of our corporate officers, which provide for base salaries, participation in employee benefit programs including our stock option plans and severance payments for termination without cause.
Related Party Consulting Agreement
We had a month-to-month consulting agreement at a rate of $7,500 per month with a company owned by one of our directors who also serves as the Chairman of our Compensation committee. The consulting firm was providing assistance in the areas of due diligence, support as well as market opportunity identification and evaluation, Board of Director candidate identification and evaluation and other services as our Board may determine. The agreement was terminated in December 2012.
Rental Agreements
We rent approximately 1,100 square feet of office space in Lynnfield, Massachusetts, on a rolling six-month basis at $1,250 per month. For the years ended September 30, 2013 and 2012, total rental expense in connection with this office space lease amounted to $15,000 per year.

Our dual fuel conversion subsidiary leases office and warehousing space in Iowa from M&R Development (“M&R”), a company co-owned by an American Power Group employee. On October 1, 2011, we executed a 2 year lease agreement requiring monthly rental payments of $10,000 on a triple net basis. In conjunction with the 10% Convertible Preferred Stock financing, on May 1, 2012, we executed a new 3 year lease with M&R. Under the terms of the lease, monthly rental payments of $10,000 on a triple net basis are required for the first year and then increasing in years two and three by the percentage growth in the Greater Des Moines Consumer Price Index (or equivalent index) for the latest available twelve months prior to the date of the increase. We have the option to renew this lease for an additional two year term at a mutually agreed upon rate.
For the fiscal years ended September 30, 2013 and 2012, total related party rental expense in connection with non-cancellable real estate leases amounted to $142,297 and $143,248, respectively.
The total future minimum rental commitment at September 30, 2013 under the above related party office and warehousing space operating lease is as follows:

Years Ending September 30,
2014	$120,000
2015	70,000
$190,000

Lease Settlement Obligations
We are currently renting property located in Georgia relating to a former discontinued business. We have the right to terminate the Georgia lease with 6 months’ notice but are obligated to continue to pay rent until the earlier to occur of (1) the sale by the landlord of the premises; (2) the date on which a new long term tenant takes over; or (3) three years from the date on which we vacate the property. As a result, we have recorded a lease settlement obligation of $574,058 representing the net present value of the 36 month maximum obligation due under the new amended agreement. We currently sublease a portion of the property to an entity which is paying $7,500 per month on a tenant-at-will basis. During fiscal years 2013 and 2012, we had rental income of $122,600 and $141,000, respectively, associated with the Georgia property and rental expense of $242,017 and $260,375, respectively. We are currently working with the tenant towards a goal of leasing the entire facility from the landlord.
The total future minimum rental obligations at September 30, 2013 under the above real estate operating lease is as follows:

Years Ending September 30,
2014	$211,704
2015	211,704
2016	211,704
2017	—
$635,112
8.     Stockholders’ Equity
Authorized Shares
On July 23, 2012, our shareholders approved an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 150 million shares.
Common Stock
In October 2011, holders of $843,500 in notes payable (including $343,500 due to related parties) agreed to extend the maturity of $250,000 of the notes to February 8, 2012 and the remaining balance to March 31, 2012. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering or 421,750 additional shares of Common Stock to the holders in aggregate.
In November 2011, certain convertible note holders agreed to accept 153,241 shares of unregistered Common Stock (valued at $90,411) in lieu of cash for interest payments due the note holders.
In December 2011, we issued 100,000 shares of unregistered Common Stock (valued at $48,000) to Ardour Capital for services to be rendered pursuant to the Strategic Financial Advisor Agreement as of that date.
In January 2012, an employee exercised options to purchase an aggregate of 40,000 shares of Common Stock utilizing a cashless exercise feature resulting in the net issuance of 22,222 shares of Common Stock.

During the twelve months ended September 30, 2012, two directors and an officer agreed to accept 80,000 shares of unregistered Common Stock (valued at $39,000) in lieu of cash for certain director’s fees and wages due the individuals.
During the twelve months ended September 30, 2012, several third parties agreed to accept 83,757 shares of unregistered Common Stock (valued at $41,899) in lieu of cash for consulting fees due.
On May 1, 2012 we issued 25,000 shares of our unregistered Common Stock as a restricted stock award to a new director as a future incentive. We recorded a $15,000 expense (the assigned fair value based on the closing bid price) associated with the issuance of these shares during the three months ended June 30, 2012.
During May and June 2012, two former directors exercised options to purchase an aggregate of 79,000 shares of Common Stock at exercise prices ranging from $0.23 to $0.51 per share.
On June 30, 2012 and September 30, 2012, certain 10% Convertible Preferred Stock holders agreed to accept 158,448 and 239,746 shares of Common Stock (valued at $111,500 and $153,710), respectively, in lieu of cash for dividend payments due the holders.
During the twelve months ended September 30, 2013, holders exercised warrants and options to purchase an aggregate of 1,175,000 shares of Common Stock at exercise prices ranging from $0.28 to $0.40 utilizing a cashless exercise feature resulting in the net issuance of 440,833 shares of Common Stock. In addition, a former director exercised warrants to purchase 30,000 shares of Common Stock at an exercise price of $0.32 per share.
10% Convertible Preferred Stock
On April 30, 2012, we completed a private placement in which we entered into a securities purchase agreement with certain accredited investors and sold 821.6 units for gross proceeds to us of $8,216,000. We incurred cash fees associated with the placement of approximately $676,000 and issued 100,000 shares of Common Stock valued at $48,000. In conjunction with the private placement we issued the placement agent a five-year warrant to purchase 450,000 shares of our Common Stock at an exercise price of $0.40 per share (valued at $173,000). We used approximately $495,000 of the net proceeds to retire short term debt and intend to use the balance to advance our dual fuel technologies business.
Each unit had a purchase price of $10,000 and consisted of one share of 10% Convertible Preferred Stock and one warrant to purchase 25,000 shares of Common Stock. The 10% Convertible Preferred Stock has a 10% annual dividend, payable quarterly in cash or in shares of Common Stock. As of the date of issuance, each share of 10% Convertible Preferred Stock is convertible, at any time at the option of the holder, into 25,000 shares of Common Stock at a conversion price of $0.40 per share. The conversion price of the 10% Convertible Preferred Stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. The conversion price will also be adjusted if we sell or grant any shares of common stock or securities convertible into, or rights to acquire, common stock at an effective price per share that is lower than the then conversion price, except in the event of certain exempt issuances. In addition to the conversion right described above, we may require the holders of the 10% Convertible Preferred Stock to convert their shares into shares of Common Stock in the event the volume weighted average price of our Common Stock exceeds certain threshold amounts.
The holders of the 10% Convertible Preferred Stock vote with the Common Stock on all matters presented to the holders of the Common Stock, other than the election of certain directors, on an as-converted basis. The holders of 10% Convertible Preferred Stock voting as a separate class are entitled to elect three members of the Board of Directors. In connection with the exercise of that right, Dr. Allen Kahn and Thomas Galvin resigned from the Board of Directors following the completion of the private placement and the Board of Directors appointed Neil Braverman, Dr. Aviel Faliks and Jamie Weston as directors. Dr. Faliks left the Board of Directors in October 2013 and was replaced by Raymond Wong. The holders of the 10% Convertible Preferred Stock also have certain rights to elect additional members of the Board of Directors in the event we fail to make the dividend payments as required by the terms of the 10% Convertible Preferred Stock. In addition, the approval of the holders of at least 67% of the outstanding 10% Convertible Preferred Stock will be required before we may take certain actions.
The holders of the 10% Convertible Preferred Stock have priority in the event of a liquidation of our company over the outstanding shares of Common Stock. Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of the Common Stock, the holders of the 10% Convertible Preferred Stock are entitled to be paid out of the assets of the company an amount equal to the stated value of the 10% Convertible Preferred Stock, which is initially $10,000 per share, plus any accrued, but unpaid, dividends.
Each investor also received a warrant to purchase a number of shares of Common Stock equal to the number of shares into which the 10% Convertible Preferred Stock purchased by such investor is convertible as of the date of issuance of the warrant. The warrants have an exercise price of $0.50 per share and may be exercised at any time during a five-year period beginning October 30, 2012. The warrants are subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the exercise price of the warrants and upon other customary terms.
During the twelve months ended September 30, 2013, approximately 91 shares of 10% Convertible Preferred Stock were converted into 2,283,960 shares of Common Stock. As of September 30, 2013, there were approximately 942 shares of 10% Convertible Preferred Stock outstanding which are convertible into approximately 23,544,990 shares of Common Stock which had a fair value of approximately $16,010,600 based on the closing price of our Common Stock on September 30, 2013.
During the fiscal year ended September 30, 2012, 62.3 shares of 10% Convertible Preferred Stock were converted into 1,557,705 shares of Common Stock.
During the fiscal years ended September 30, 2013 and 2012, we recorded dividends associated with the 10% Convertible Preferred Stock of $883,370 and $358,460. During the fiscal years ended September 30, 2013 and 2012, we paid cash dividends of $434,211 and $93,250 and issued 663,901 (valued at $449,159) and 398,194 shares of Common Stock (valued at $265,210) in lieu of cash for dividend payments.
In connection with the private placement, we granted the investors an additional investment right, exercisable at any time before March 31, 2013, to invest up to approximately $2.7 million to buy additional units under the same terms described above. During the nine months ended June 30, 2013, all investors exercised their additional right to purchase approximately 274 units for net proceeds of $2,646,005 after fees.
We determined the initial value of the 10% Convertible Preferred Stock to be $4,629,873, the investor warrants to be $2,219,758 and the additional investment right to be $1,366,369 using models we consider to be appropriate. In addition, we determined a beneficial conversion feature of $9,748,127 based on the intrinsic value of the shares of Common Stock to be issued pursuant to these three rights. The value of the beneficial conversion feature is considered a “deemed dividend” and has been recorded as a charge to retained earnings at September 30, 2012.
In connection with the private placement, we entered into a registration rights agreement with the holders of the 10% Convertible Preferred Stock. Pursuant to the registration rights agreement, we filed a registration statement with the Securities and Exchange Commission on May 30, 2012, to register for resale certain shares of Common Stock issuable upon the payment of dividends on the 10% Convertible Preferred Stock, the conversion of the 10% Convertible Preferred Stock and upon the exercise of the warrants. On July 25, 2012, our registration statement relating to the potential resale of up to 11,553,282 shares of Common Stock was declared effective.
In connection with the private placement, we entered into a voting agreement with the holders of the 10% Convertible Preferred Stock. Pursuant to the voting agreement, the investors have agreed to vote their shares of 10% Convertible Preferred Stock to elect: (a) two individuals to the Board of Directors designated by Spring Mountain Capital, for as long as Spring Mountain Capital or its affiliates owns shares of 10% Convertible Preferred Stock; and (b) one individual to the Board of Directors designated by Associated Private Equity LLC, for as long as Associated Private Equity LLC or its affiliates owns shares of 10% Convertible Preferred Stock.
1993 Stock Option Plan
The 1993 Stock Option Plan was established to provide stock options to our employees, officers, directors and consultants. This plan expired in June 2004 as it relates to new grants.
Stock options and activity under the plan is summarized as follows:

	Year Ended		Year Ended
	September 30, 2013		September 30, 2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	—	$—	22,500	$1.80
Granted	—	—	—	—
Forfeited or expired	—	—	(22,500)	1.80
Exercised	—	—	—	—
Outstanding at end of period	—	—	—	—
Exercisable at end of period	—	—	—	—
Reserved for future grants at end of period	—		—
Aggregate intrinsic value of exercisable options	$—		$—
Weighted average fair value of options granted during the period		$—		$—
2005 Stock Option Plans
The 2005 Stock Option Plan (the “2005 Plan”) was approved by our stockholders on June 16, 2005. The options granted under the 2005 Stock Option Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended; or non-qualified stock options. In March 2010, our stockholders approved an increase to the number of shares authorized under the 2005 Plan from 3.5 million to 6 million shares.

During fiscal year 2012, we granted options to a director and several employees to purchase an aggregate of 500,000 shares of our Common Stock at exercise prices ranging from $.48 to $.60 per share, which represented the closing price of our stock on the date of each respective grant. The options granted have a ten-year term with 285,000 options vesting equally over a five-year period from the date of grant and 215,000 options vesting immediately on date of grant. The fair value of the options at the date of grant in aggregate was $117,226 which was determined on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest rate of approximately 1%; expected volatility based on historical trading information of approximately 67% and expected terms ranging from 2 to 5 years.

During fiscal year 2013, we granted an option to an employee to purchase 200,000 shares of our common stock at an exercise price of $0.54 per share, which represented the closing price of our stock on the date of the grant. The option granted has a ten-year term and vest 40,000 shares on date of grant and the balance equally over a four-year period from the date of grant. The fair value of the option at the date of grant in aggregate was $53,580 which was determined on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest rate of approximately 1%; expected volatility based on historical trading information of approximately 66% and an expected term of 4 years.

	Year Ended		Year Ended
	September 30, 2013		September 30, 2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	4,062,000	$.36	3,861,000	$.34
Granted	200,000.54		500,000.49
Forfeited or expired	(20,000)	.32	(182,000)	.36
Exercised	(70,000)	.30	(117,000)	.29
Outstanding at end of period	4,172,000.37		4,062,000.36
Exercisable at end of period	3,406,000.36		3,020,000.36
Reserved for future grants	1,495,000		1,675,000
Aggregate intrinsic value of exercisable options	$1,219,990		$871,090
Aggregate intrinsic value of all options	$1,525,070		$1,115,810
Weighted average fair value of options granted during the period		$.27		$.23

Information pertaining to options outstanding under the plan at September 30, 2013 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ .23 - .80	4,172,000	5.5 years	$.37	3,406,000	5.2 years	$.36

The following table summarizes activity related to non-vested options:

	Year Ended
	September 30, 2013
	Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of period	1,042,000	$.21
Granted	200,000.27
Vested	(476,000)	.19
Non-vested at end of period	766,000.24
Non-Employee Director Stock Option Plan
Under the terms of our 1996 Non-Employee Director Stock Option Plan, on a non-employee director's initial election to the Board of Directors, they are automatically granted an option to purchase 2,000 shares of our common stock. The exercise price per share of options granted under the Non-Employee Director Stock Option Plan is 100% of the fair-market value of our common stock on the business day immediately prior to the date of the grant and is immediately exercisable for a period of ten years from the date of the grant. During fiscal year 2006, the Compensation Committee agreed to discontinue future option grants pursuant to the Non-Employee Director Stock Option Plan.
As of September 30, 2013, options to purchase 8,000 shares of our Common Stock are outstanding and exercisable at prices ranging from $0.51 to $1.10 and had a weighted average exercise price of $.81 per share and a weighted average contractual life of 1.2 years. During the fiscal year ended September 30, 2013, options to purchase 4,000 shares of Common Stock at $1.95 per share expired unexercised.

During the fiscal year ended September 30, 2012, options to purchase 2,000 shares of Common Stock at $.51 per share were exercised and options to purchase 8,000 shares of Common Stock at prices ranging from $1.10 to $1.95 expired unexercised.
Warrants and Other Stock Options
Information pertaining to all warrants and other stock options granted and outstanding is as follows:

	Year Ended		Year Ended
	September 30, 2013		September 30, 2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	22,742,589	$.50	1,017,118	$.65
Granted	8,456,656.51		21,765,105.50
Forfeited, expired, repurchased	(6,000)	.61	(25,000)	.25
Exercised	(1,171,442)	.49	(14,634)	.45
Outstanding at end of period	30,021,803.51		22,742,589.50
Exercisable at end of period	29,316,803.51		22,692,589.50
Aggregate intrinsic value of exercisable options /warrants	$5,136,121		$3,094,224
Aggregate intrinsic value of all options/warrants	$5,215,021		$3,105,724
Weighted average fair value of options granted during the period		$.49		$.34

	Warrants/Options Outstanding			Warrants/Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.40 - $0.65	30,021,803	4 years	$.51	29,316,803	5 years	$.51

Common Stock Reserved
We have reserved common stock at September 30, 2013 as follows:

Stock options reserved for the 2005 Stock Option Plan	4,180,000
Other stock options	100,000
Warrants	29,921,803
Shares issuable upon conversion of preferred stock	23,544,990
57,746,793
Approximately 26.4 million of shares reserved for the warrants relate to the April 2012 Convertible Preferred Stock offering, approximately 1.7 million shares relate to the issuance of prior convertible debentures described in Note 6 and approximately 1.5 million shares relate to warrants issued to the Wheel Time Network.
9.     Employee Benefit Plan
We have implemented a Section 401(k) plan for all eligible employees. Employees are permitted to make elective deferrals of up to 75% of employee compensation up to the maximum contribution allowed by law and employee contributions to the 401(k) plan are fully vested at all times. We may make discretionary contributions to the 401(k) plan which become vested over a period of five years. There were no corporate contributions to the 401(k) plan during the years ended September 30, 2013 and 2012.

10.    Concentrations

Long-lived Assets, Revenues and Revenue by Geographic Areas:
The Company has one location in the United States, where 100% of the long-lived assets are held.
During the fiscal years ended September 30, 2013 and 2012, approximately 80% of our sales were derived from our dual fuel stationary solution for oil and gas applications and 20% from our dual fuel vehicular applications.

	September 30, 2013	September 30, 2012
Stationary Dual Fuel Systems	$5,613,989	$2,196,943
Vehicular Dual Fuel Systems	1,403,133	436,937
	$7,017,122	$2,633,880

The following table sets forth sales by geographic area:

	September 30, 2013	September 30, 2012
United States	$6,415,145	$2,288,034
Canada	293,318	43,700
Australia	131,112	131,804
Nigeria	126,600	43,700
Other foreign countries	50,947	126,642
	$7,017,122	$2,633,880

Customers:
During the fiscal year ended September 30, 2013, three oil and gas stationary customers accounted for 34%, 21% and 12% of consolidated net sales. One oil and gas stationary customer accounted for 54% of consolidated net sales in 2012. The customer who accounted for 34% and 54% of consolidated net sales in 2013 and 2012, respectively, is one of our stationary Dealer/Certified Installers who focuses specifically on the oil and gas industry opportunities. While we believe the loss of this Dealer/Certified Installer would have a short term negative impact on our business, we believe that end customer interest remains strong and there are alternatives available to us to continue meeting end customer demand, including the ability to market and install through in-house resources. Therefore, we do not believe that the loss of this individual customer would have a material adverse effect on our business. In addition, we believe the impact of the loss of this individual customer would be mitigated with the signing of additional Dealer/Installer agreements and the anticipated increasing vehicular revenue and vehicular engine family approvals over the coming months.
The other two customers representing 21% and 12% of consolidated net sales in 2013 related to specific one-time conversions of multiple oil and gas high pressure fracturing engines as the result of new engine family approvals received during fiscal 2013. These approvals provide us the ability to now sell into approximately 75% of the most popular engine families in the oil and gas industry therefore providing us the opportunity to expand our customer base beyond these two customers in a market where interest remains strong and there are hundreds of drilling companies located in the U.S. Therefore, we do not believe that the loss of these two customers would have a material adverse effect on our business.
North American vehicular revenues for the fiscal year ended September 30, 2013 increased approximately $816,000 or approximately 300% to approximately $1.1 million as a result of our ability to actively solicit customer orders due to the increased number of vehicular EPA approvals received to date as well as our new WheelTime dealer/installer relationship. All 18 WheelTime members companies entered APG dealer and installer agreements during January through April of 2013 which was followed by APG sales training in May-July. As a result we anticipate increasing revenues going forward as the members are now actively soliciting orders. In the first six months of calendar year 2013, American Power Group's vehicular revenue from WheelTime members was approximately $91,000 compared to WheelTime related revenue in the second half of 2013 through mid-December which is over $900,000. With over 3.5 million Class 8 vehicles on the road in the U.S., our industry leading EPA approvals of 449 and our Wheel Time network of dealers/installers, we believe have the resources necessary to continue to grow our vehicular revenue to mitigate the potential loss of any one individual oil and gas stationary customer.

We are dependent on a third-party firm for providing engineering services relating to our EPA testing and approval activities. At September 30, 2013 and 2012, the supplier accounted for approximately 32% and 48% of the American Power Group, Inc.'s accounts payable. As of September 30, 2013, we have completed a majority of our EPA testing and approval activities therefore mitigating the potential adverse effect that losing this vendor would have on our EPA approval efforts. We believe that our relationship with this supplier is satisfactory.
11.     Fair Value of Financial Instruments
At September 30, 2013 and 2012, our financial instruments consisted of accounts receivable, accounts payable, notes payable and convertible notes payable. These instruments approximate their fair values as these instruments are either due currently or were negotiated currently and bear interest at market rates. As of September 30, 2013, the fair value of the underlying Common Stock to be issued upon conversion of the 942 shares of the 10% Convertible Preferred Stock is approximately $16,010,000 based upon the intrinsic value of the conversion feature on that date (see Note 8).
12.     Income Taxes
Historically we have provided a valuation reserve equal to 100% of our potential deferred tax benefit due to the uncertainty of our ability to realize the anticipated benefit given our historical losses. The difference between the statutory federal income tax rate of 34% and the effective rate is primarily due to net operating losses incurred by us and the provision of a valuation reserve against the related deferred tax assets.
The following differences give rise to deferred income taxes:

	September 30,	September 30,
	2013	2012
Net operating loss carry forwards	$11,048,202	$9,862,779
General business credits	282,244	—
Differences in fixed asset basis	(38,181)	(51,483)
Alternative Minimum Tax amounts	14,923	14,923
State NOL amounts	941,227	922,599
Capitalized development costs	(1,135,547)	(472,766)
Other, net	201,643	273,449
	11,314,511	10,549,501
Valuation reserve	(11,314,511)	(10,549,501)
Net deferred tax asset	$—	$—
The following differences between the U.S. Federal statutory income tax rate and our effective tax rate are:

	September 30,	September 30,
	2013	2012
Statutory U.S. tax rate	34.0%	34.0%
State taxes, net of federal benefit	1.8	2.1
Amortization	(0.9)	(0.4)
All others, net	(4.3)	(0.8)
U.S. business credits	6.9	1.2
Convertible debt discount	—	(12.0)
Valuation allowance	(37.5)	(24.1)
Effective Tax Rate	—%	—%

As of September 30, 2013, we had net operating loss carryforwards of approximately $32.5 million. The net operating loss carryforwards expire beginning in 2021 through 2032. In addition, we have Federal tax credit carryforwards of approximately $282,244 available to reduce future tax liabilities. The Federal tax credit carryforwards expire beginning in 2030 through 2032. These carryforwards maybe subject to limitations under Sections 382 and 383 of the Internal Revenue Code if significant ownership changes have been determined to have occurred.

AMERICAN POWER GROUP CORPORATION

11,553,282 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Prospectus is __________, 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

SEC Registration Fee	$3,682.55	*
Printing and Engraving Expenses	$15,000.00
Legal Fees and Expenses	$55,000.00
Accountants’ Fees and Expenses	$35,000.00
Miscellaneous Costs	$5,000.00
Total	$103,682.55
*Previously paid.
Item 14. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.
The Registrant’s Restated Certificate of Incorporation, as amended, and By-Laws, as amended, provide for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.
The above discussion of the Registrant’s Restated Certificate of Incorporation, as amended, By-Laws, as amended, and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation, By-Laws and statute.
Item 15: Recent Sales of Unregistered Securities

During the six months ended March 31, 2014, the Registrant issued 107,041 shares of unregistered Common Stock to certain third parties as a result of warrants that were exercised.

During the six months ended March 31, 2014, the Registrant issued 144,601 shares of Common Stock to certain holders of 10% Convertible Preferred Stock in lieu of payment of cash dividends.

During the twelve months ended September 30, 2013, holders exercised warrants and options to purchase an aggregate of 1,175,000 shares of Common Stock at exercise prices ranging from $0.28 to $0.40 utilizing a cashless exercise feature resulting in the net issuance of 440,833 shares of Common Stock. In addition, a former director exercised warrants to purchase 30,000 shares of Common Stock at an exercise price of $0.32 per share.
During the fiscal years ended September 30, 2013 and 2012, the Registrant issued 663,901 and 398,194 shares of Common Stock, respectively, in lieu of cash for dividend payments to the holders of 10% Convertible Preferred Stock.
During the twelve months ended September 30, 2013, approximately 91 shares of 10% Convertible Preferred Stock were converted into 2,283,960 shares of Common Stock.
During the fiscal year ended September 30, 2012, 62.3 shares of 10% Convertible Preferred Stock were converted into 1,557,705 shares of Common Stock.
During the period beginning December 2012 and ending March 31, 2013 the Company issued a total of 273.9 shares of 10% Convertible Preferred Stock and warrants to purchase 6,846,660 shares of Common Stock to investors for an aggregate investment of $2.7 million pursuant to the exercise of additional investment rights granted in connection with the Company’s April 2012 financing.
During the twelve months ended September 30, 2012, two directors and an officer agreed to accept 80,000 shares of unregistered Common Stock (valued at $39,000) in lieu of cash for certain director’s fees and wages due the individuals.
During the twelve months ended September 30, 2012, several third parties agreed to accept 83,757 shares of unregistered Common Stock (valued at $41,899) in lieu of cash for consulting fees due.

I

In April 2012 the Registrant issued 821.6 shares of 10% Convertible Preferred Stock to several institutional investors for gross proceeds of approximately $8.2 million. The preferred stock is convertible into Common Stock at an initial conversion price of $0.40 per share and the investors also received five-year warrants to purchase a number of shares of Common Stock equal to the number of shares into which the preferred stock is convertible, exercisable at $0.50 per share. The investors have the right, exercisable at any time before March 31, 2013, to invest up to $2.7 million to buy additional shares of preferred stock and warrants under the same terms.
During the three months ended June 30, 2012, the Registrant issued 5,469 shares of our unregistered Common Stock to a consultant for services rendered.
During the three months ended June 30, 2012, the Registrant issued 6,840,953 shares of unregistered Common Stock to holders of certain convertible debentures upon the conversion of principal and accrued interest under the debentures.
During May and June 2012, the Registrant issued 79,000 shares of our unregistered Common Stock to two former directors upon exercise of stock options.
On May 1, 2012, the Registrant issued 25,000 shares of unregistered Common Stock as restricted stock awards to a new director.
During the three months ended March 31, 2012, the Registrant issued 21,321 shares of unregistered Common Stock valued at $15,000 to consultants and an employee for services rendered.
During the three months ended March 31, 2012, the Registrant issued 10% promissory notes for gross proceeds of $678,000. The principal amount of such notes is convertible into 1,445,666 shares of Common Stock. In connection with the issuance of such notes, the Registrant also issued warrants to purchase additional shares of Common Stock.
In January 2012, the Registrant issued 22,222 shares of unregistered Common Stock valued at $6,222 to an employee upon exercise of stock options.
In January 2012, the Registrant issued 20,000 shares of its Common Stock, valued at $9,000, to an officer in consideration of services rendered.
During the three months ended December 31, 2011, the Registrant issued 166,967 shares of unregistered Common Stock valued at $80,399 to consultants and a strategic financial advisor for services rendered.
During the three months ended December 30, 2011, the Registrant issued 10% promissory notes for gross proceeds of $507,000. The principal amount of such notes is convertible into 1,138,016 shares of Common Stock. In connection with the issuance of such notes, the Registrant also issued warrants to purchase additional shares of Common Stock.
On November 3, 2011, the Registrant issued 153,241 shares unregistered Common Stock valued at $90,411 to holders of certain convertible notes payable in lieu of cash for interest payments due the note holders.
In October 2011, the Registrant issued 421,750 shares of unregistered Common Stock valued at $210,857 to holders of $843,500 in notes payable (including $343,500 due related parties) in consideration for their agreement to extend the maturity of those notes.
In October 2011, the Registrant issued 60,000 shares of its Common Stock, valued at $30,000, to two directors in consideration of services rendered.
During the three months ended June 30, 2011, the Registrant issued 140,888 shares of unregistered Common Stock valued at $32,500 to a consultant and employee upon exercise of stock options and warrants.
During the three months ended June 30, 2011, the Registrant issued 10% promissory notes for gross proceeds of $1,350,000. The principal amount of such notes is convertible into 2,288,136 shares of our Common Stock. In connection with the issuance of such notes, the Registrant also issued warrants to purchase additional shares of Common Stock.
The Registrant grants options to purchase shares of its Common Stock from time to time to its directors, officers and employees under its 1996 Non-Employee Director Stock Option Plan and its 2005 Stock Option Plan.
All of the above-described issuances were exempt from registration pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering.

II

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

2.1 (1)	Asset Purchase Agreement dated as of June 13, 2011, between Green Tech Products, Inc. and Irish Knight Holdings, L.L.C.
2.2 (2)	Promissory Note dated August 1, 2011, issued by Irish Knight Holdings, L.L.C.
2.3 (2)	Indemnification Agreement dated August 1, 2011, between GreenMan Technologies, Inc. and Timothy Mahoney
2.4 (3)	Exclusive Patent License Agreement dated as of June 17, 2009, by and between GreenMan Technologies, Inc. and M & R Development, Inc. (formerly known as American Power Group, Inc.)
2.5 (4)
Amendment No. 2 dated June 30, 2011, to Exclusive Patent License dated as of June 17, 2009, by and between GreenMan Technologies, Inc. and M & R Development, Inc. (formerly known as American Power Group, Inc.)

2.6 (5)
Amendment No. 3 dated April 27, 2012, to Exclusive Patent License dated as of June 17, 2009, by and between GreenMan Technologies, Inc. and M & R Development, Inc. (formerly known as American Power Group, Inc.)

2.7 (6)
Amended and Restated Promissory Note dated as of December 1, 2009, in the principal amount of $800,000, issued by M & R Development, Inc. (formerly known as American Power Group, Inc.) to American Power Group (formerly known as GreenMan Alternative Energy, Inc.)

2.8 (5)
Amendment No. 1 dated April 27, 2012, to Amended and Restated Promissory Note dated as of December 1, 2009, issued by M & R Development, Inc. (formerly known as American Power Group, Inc.) to American Power Group, Inc. (formerly known as GreenMan Alternative Energy, Inc.)

3.1 (7)	Restated Certificate of Incorporation of GreenMan Technologies, Inc., as amended
3.2 (6)	By-laws of GreenMan Technologies, Inc.
4.1 (8)	Specimen certificate for Common Stock of GreenMan Technologies, Inc.
5.1 (23)	Opinion of Morse, Barnes-Brown & Pendleton, P.C.
10.1 (9)	Employment Agreement dated April 1, 2003, between GreenMan Technologies, Inc. and Maurice E. Needham ***
10.2 (10)	Employment Agreement dated April 12, 2006, between GreenMan Technologies, Inc. and Lyle E. Jensen ***
10.3 (11)	Addendum dated January 30, 2008, to the Employment Agreement dated April 12, 2006, between GreenMan Technologies, Inc. and Lyle E. Jensen ***
10.4 (12)	Employment Agreement dated June 1, 1999, between GreenMan Technologies, Inc. and Charles E. Coppa ***
10.5 (11)	Addendum dated January 30, 2008, to the Employment Agreement dated June 1, 1999, between GreenMan Technologies, Inc. and Charles E. Coppa ***
10.6 (13)	Consulting Agreement dated November 18, 2008, between Coastal International, Inc. and GreenMan Technologies, Inc.
10.7 (8)	1993 Stock Option Plan***
10.8 (14)	2005 Stock Option Plan, as amended***
10.9 (8)	Form of confidentiality and non-disclosure agreement for executive employees
10.10 (15)	Lease Agreement dated April 2, 2001, between WTN Realty Trust and GreenMan Technologies of Georgia, Inc.
10.11 (27)	Amendment No. 1, dated February 28, 2006, to Lease Agreement dated April 2, 2001, between GreenMan Technologies of Georgia, Inc. and Mart Management, Inc.
10.12 (16)	Commercial Loan Agreement dated as of November 9, 2010, between American Power Group, Inc. and Iowa State Bank
10.13 (16)	Asset Based Financing Agreement dated as of November 9, 2010, between American Power Group, Inc. and Iowa State Bank
10.14 (16)	Promissory Note dated as of November 9, 2010, issued by American Power Group, Inc. in favor of Iowa State Bank
10.15 (16)	Commercial Security Agreement dated as of November 9, 2010, between American Power Group, Inc. and Iowa State Bank
10.16 (16)	Guaranty dated as of November 9, 2010, issued by GreenMan Technologies, Inc., in favor of Iowa State Bank

III

10.17 (16)	Assignment of Deposit or Share Account dated as of November 9, 2010, issued by GreenMan Technologies, Inc., in favor of Iowa State Bank
10.18 (17)	Change in Terms Agreement, dated as of December 19, 2011, between American Power Group, Inc. and Iowa State Bank with regard to a $2,000,000 line of credit
10.19 (17)	Change in Terms Agreement, dated as of December 19, 2011, between American Power Group, Inc. and Iowa State Bank with regard to a $250,000 promissory note
10.20 (18)	Stock Transfer Agreement, dated as of December 19, 2011, between GreenMan Technologies, Inc. and Iowa State Bank
10.21 (19)	Change in Terms Agreement, dated April 3, 2012, between American Power Group, Inc. and Iowa State Bank with regard to a $2,000,000 line of credit
10. 22 (19)	Change in Terms Agreement, dated April 3, 2012, between American Power Group, Inc. and Iowa State Bank with regard to a $250,000 promissory note
10.23 (5)	Business Loan Agreement, dated as of April 25, 2012, between American Power Group, Inc. and Iowa State Bank with regard to a $2,250,000 line of credit
10.24 (5)	Promissory Note dated as of April 25, 2012, issued by American Power Group, Inc. in favor of Iowa State Bank
10.25 (26)	Change in Terms Agreement, dated December 12, 2012, between American Power Group, Inc. and Iowa State Bank with regard to a $2,250,000 line of credit
10.26 (28)	Business Loan Agreement, dated December 19, 2013, between American Power Group, Inc. and Iowa State Bank with regard to a $2,500,000 line of credit
10.27 (28)	Promissory Note dated as of December 19, 2013, issued by American Power Group, Inc. in favor of Iowa State Bank
10.28 (20)	Subscription Agreement dated September 17, 2010, between Dr. Allen Kahn and GreenMan Technologies, Inc.
10.29 (20)	Unsecured Promissory Note dated as of September 17, 2010, issued by GreenMan Technologies, Inc. in favor of Dr. Allen Kahn
10.30 (21)	Extension Agreement dated March 11, 2011, between GreenMan Technologies, Inc. and Dr. Allen Kahn, with respect to an unsecured promissory note
10.31 (18)	Extension Agreement dated October 27, 2011, between GreenMan Technologies, Inc. and Dr. Allen Kahn, with respect to an unsecured promissory note
10.32 (5)	Amendment No. 1 dated April 27, 2012, to Unsecured Promissory Note dated as of September 17, 2010, issued by GreenMan Technologies, Inc. in favor of Dr. Allen Kahn
10.33 (29)
Amended and Restated Unsecured Promissory Note dated as of April 30, 2014, issued by American Power Group Corporation (formerly, GreenMan Technologies, Inc.) in favor of the Allen Kahn Revocable Trust AKA Allen Kahn, M.C. Revocable Trust.

10.43 (20)	Subscription Agreement dated September 17, 2010, between Charles E. Coppa and GreenMan Technologies, Inc.
10.35 (20)	Unsecured Promissory Note dated as of September 17, 2010, issued by GreenMan Technologies, Inc. in favor of Charles E. Coppa
10.36 (21)	Extension Agreement dated March 11, 2011, between GreenMan Technologies, Inc. and Charles Coppa, with respect to an unsecured promissory note
10.37 (18)	Extension Agreement dated October 27, 2011, between GreenMan Technologies, Inc. and Charles Coppa, with respect to an unsecured promissory note
10.38 (5)	Amendment No. 1 dated April 27, 2012, to Unsecured Promissory Note dated as of September 17, 2010, issued by GreenMan Technologies, Inc. in favor of Charles E. Coppa
10.39 (29)
Amendment No. 2 dated April 30, 2014, to Unsecured Promissory Note dated as of September 17, 2010, issued by American Power Group Corporation (formerly, GreenMan Technologies, Inc.) in favor of Charles E. Coppa

10.40 (21)	Subscription Agreement dated February 11, 2011, between Lew Boyd and GreenMan Technologies, Inc.
10.41 (21)	Unsecured Promissory Note dated as of February 11, 2011, issued by GreenMan Technologies, Inc. in favor of Lew Boyd
10.42 (18)	Extension Agreement dated October 27, 2011, between GreenMan Technologies, Inc. and Lew Boyd, with respect to an unsecured promissory note
10.43 (18)	Promissory Note dated October 12, 2011 between American Power Group, Inc. and Lyle Jensen
10.44 (18)	Extension Agreement dated November 27, 2011 between American Power Group, Inc. and Lyle Jensen

IV

10.45 (5)	Amendment No. 1 dated April 27, 2012, to Promissory Note dated as of October 12, 2011, issued by GreenMan Technologies, Inc. in favor of Lyle Jensen
10.46 (29)	Amendment No. 2 dated April 30, 2014, to Promissory Note dated as of October 12, 2011, issued by American Power Group, Inc. in favor of Lyle Jensen
10.47 (22)	Form of Subscription Agreement between GreenMan Technologies, Inc. and certain investors, with respect to convertible promissory notes and warrants issued in April 2011
10.48 (22)	Form of Convertible Promissory Note issued by GreenMan Technologies, Inc. in April 2011
10.49 (22)	Form of Common Stock Purchase Warrant issued by GreenMan Technologies, Inc. in April 2011
10.50 (22)	Form of Registration Rights Agreement between GreenMan Technologies, Inc. and the purchasers of certain convertible promissory note and warrants
10.51 (18)	Form of Convertible Promissory Note issued by GreenMan Technologies, Inc. in November 2011
10.52 (18)	Form of Common Stock Purchase Warrant issued by GreenMan Technologies, Inc. in November 2011
10.53 (18)	Form of Registration Rights Agreement between GreenMan Technologies, Inc. and the purchasers of certain convertible promissory note and warrants
10.54 (23)	Securities Purchase Agreement between GreenMan Technologies, Inc. and the investors named therein, dated April 30, 2012
10.55 (5)	Form of Warrant issued to investors named in the Securities Purchase Agreement, dated April 30, 2012
10.56 (5)	Form of Additional Investment Right, dated April 30, 2012
10.57 (23)	Registration Rights Agreement between GreenMan Technologies, Inc. and the investors named therein, dated April 30, 2012
10.58 (23)	Voting Agreement between GreenMan Technologies, Inc. and the investors named therein, dated April 30, 2012
10.59 (23)	Form of Warrant issued to the placement agent in connection with the private placement of April 30, 2012
10.60 (24)	National Distributor and Master Marketing Agreement between American Power Group, Inc. and WheelTime Network LLC, dated as of November 27, 2012
10.61 (24)	Common Stock Purchase Warrant issued to WheelTime Network LLC, dated November 27, 2012
10.62 (25)	Lease - Business Property dated May 1, 2012, between M & R Development, Inc. and American Power Group, Inc.
21.1 (6)	List of All Subsidiaries
23.1*	Consent of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd.
23.2(23)	Consent of Morse, Barnes-Brown & Pendleton, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (Included in the signature page of the initial filing)
101**
The following financial information from the Annual Financial Report on Form 10-K of American Power Group Corporation for the fiscal year ended September 30, 2013, formatted in XBRL (eXtensible Business Reporting Language): (1) Consolidated Balance Sheets as of September 30, 2013 and September 30, 2012; (2) Consolidated Statements of Operations for fiscal years ended September 30, 2013 and September 30, 2012; (3) Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the fiscal years ended September 30, 2013 and 2012; (4) Consolidated Statements of Cash Flows for the twelve months ended September 30, 2013 and September 30, 2012; and (5) Notes to Consolidated Financial Statements

The following financial information from the Quarterly Financial Report on Form 10-Q of American Power Group Corporation for the fiscal quarter ended March 31, 2014, formatted in XBRL (eXtensible Business Reporting Language): (1) Consolidated Balance Sheets as of March 31, 2014 and September 30, 2013; (2) Consolidated Statements of Operations for the three months and six months ended March 31, 2014 and March 31, 2013; (3) Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the three months ended December 31, 2013; (4) Consolidated Statements of Cash Flows for the six months ended March 31, 2014 and March 31, 2013; and (5) Notes to Consolidated Financial Statements

________________________

(1)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated June 13, 2011 and filed June 15, 2011, and incorporated herein by reference.

(2)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated July 29, 2011 and filed August 4, 2011, and incorporated herein by reference.

V

(3)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated June 17, 2009 and filed June 23, 2009, and incorporated herein by reference.

(4)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated June 30, 2011 and filed June July 7, 2011, and incorporated herein by reference.

(5)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated April 25, 2011 and filed May 2, 2012, and incorporated herein by reference.

(6)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-K for the Fiscal Year Ended September 30, 2011 and incorporated herein by reference.

(7)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-Q for the Quarter Ended March 31, 2012 and incorporated herein by reference.

(8)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Registration Statement on Form SB-2 No. 33-86138 and incorporated herein by reference.

(9)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-KSB for the Fiscal Year Ended September 30, 2003 and incorporated herein by reference.

(10)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated April 12, 2006 and filed April 17, 2006, and incorporated herein by reference.

(11)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated January 28, 2008 and filed January 31, 2008, and incorporated herein by reference.

(12)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-QSB for the Quarter Ended December 31, 2000 and incorporated herein by reference.

(13)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-Q for the Quarter Ended December 31, 2008 and incorporated herein by reference.

(14)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-Q for the Quarter Ended March 31, 2010 and incorporated herein by reference.

(15)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-QSB for the Quarter Ended June 30, 2001 and incorporated herein by reference.

(16)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated November 9, 2010 and filed November 15, 2010, and incorporated herein by reference.
(17) Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated December 19, 2011 and filed December 23, 2011, and incorporated herein by reference.

(18)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-Q for the Quarter Ended December 31, 2011 and incorporated herein by reference.

(19)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 8-K dated April 3, 2012 and filed April 5, 2012, and incorporated herein by reference.

(20)	Filed as an Exhibit to GreenMan Technology’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and incorporated herein by reference.

(21)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Registration Statement on Form S-1, No. 333-173264, and incorporated herein by reference.

(22)	Filed as an Exhibit to GreenMan Technologies, Inc.’s Form 10-Q for the Quarter ended March 31, 2011.
(23) Filed as an Exhibit to Amendment No. 1 to GreenMan Technologies, Inc.'s Registration Statement on Form S-1/A, No. 333-181773, and incorporated herein by reference.
(24) Filed as an Exhibit to American Power Group Corporation's Form 8-K dated November 27, 2012 and filed November 29, 2012, and incorporated herein by reference.

(25)	Filed as an Exhibit to American Power Group Corporation's Form 10-K for the Year ended September 30, 2012.
(26) Filed as an Exhibit to American Power Group Corporation’s Form 8-K dated December 12, 2012 and filed December 17, 2012, and incorporated herein by reference.

VI

(27) Filed as an Exhibit to American Power Group Corporation’s Form 8-K dated February 17, 2006 and filed March 6, 2006, and incorporated herein by reference.
(28) Filed as an Exhibit to American Power Group Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and incorporated herein by reference.
(29) Filed as an Exhibit to American Power Group Corporation's Amendmnet No. 1 on Form 8-KA dated April 30, 2014 and filed May 28, 2014, and incorporated herein by reference.

*	Filed herewith
**In accordance with Rule 406T of Regulation S-T, the XBRL-related information in Exhibit 101 to this registration statement is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 and 12 of the Securities Act, is deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise is not subject to liability under these sections, is not part of any registration statement or prospectus to which it relates and is not incorporated by reference into any registration statement, prospectus or other document.
*** Indicates a management contract or compensatory plan or arrangement.
Item 17. Undertakings
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

VII

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lynnfield, Commonwealth of Massachusetts, on this 22nd day of April, 2014.

AMERICAN POWER GROUP CORPORATION

Date: May 28, 2014	By:	/s/ Charles E. Coppa
Charles E. Coppa
Chief Financial Officer

VIII

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 28, 2014	By:	*
Maurice Needham
Chairman of Board of Directors

Date: May 28, 2014	By:	*
Lyle Jensen
Director, Chief Executive Officer, President
(Principal Executive Officer)

Date: May 28, 2014	By:	/s/ Charles E. Coppa
Charles E. Coppa
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: May 28, 2014	By:	*
Lew F. Boyd
Director

Date: May 28, 2014	By:	*
Neil Braverman
Director

Date: May 28, 2014	By:
Raymond L.M. Wong
Director
Date: May 28, 2014	By:	*
Jamie Weston
Director

* By: /s/ Charles E. Coppa
Charles E. Coppa
Attorney-in-Fact

IX